     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998

                                                      REGISTRATION NO. 333-50221
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           EDUCATIONAL MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 8222                                65-0038445
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)           Classification Code Number)                Identification No.)

                      1327 NORTHMEADOW PARKWAY, SUITE 132
                             ROSWELL, GEORGIA 30076
                                 (770) 475-9930
   (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 GARY D. KERBER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      1327 NORTHMEADOW PARKWAY, SUITE 132
                             ROSWELL, GEORGIA 30076
                                 (770) 475-9930
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

                MORRIS C. BROWN, ESQ.                                FREDERICK W. KANNER, ESQ.
             GREENBERG, TRAURIG, HOFFMAN                               DEWEY BALLANTINE LLP
            LIPOFF, ROSEN & QUENTEL, P.A.                           1301 AVENUE OF THE AMERICAS
               777 SOUTH FLAGLER DRIVE                               NEW YORK, NEW YORK 10019
                SUITE 300-EAST TOWER                                      (212) 259-8000
           WEST PALM BEACH, FLORIDA 33401
                   (561) 650-7900

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]


                        CALCULATION OF REGISTRATION FEE



=============================================================================================================================
                                                       AMOUNT      PROPOSED MAXIMUM    PROPOSED MAXIMUM        AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES               TO BE     OFFERING PRICE PER       AGGREGATE         REGISTRATION
                 TO BE REGISTERED                    REGISTERED         UNIT(1)        OFFERING PRICE(1)        FEE(1)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01......................  3,018,750(2)        $10.125         $30,564,843.75       $10,818.89(1)
=============================================================================================================================



(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. A filing fee of $10,389.53 was submitted prior to initial filing of this registration statement. An additional filing fee of $429.09 was submitted on June 26, 1998.


(2) Includes 1,998,999 shares offered by the Selling Stockholders, 626,001 shares offered by the Registrant and 393,750 shares subject to the over-allotment option granted to the Underwriters by the Registrant.


                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 30, 1998


PROSPECTUS


                                2,625,000 SHARES


                           EDUCATIONAL MEDICAL, INC.
(LOGO)
                                  COMMON STOCK
                               ------------------

     Of the 2,625,000 shares of common stock (the "Common Stock") offered hereby (the "Offering"), 626,001 shares are being sold by Educational Medical, Inc. (the "Company") and 1,998,999 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."



     The Common Stock is listed on the Nasdaq National Market (the "Nasdaq") under the trading symbol "EDMD." The last sales price of the Common Stock as reported on the Nasdaq on June 26, 1998 was $9.875 per share. See "Price Range of Common Stock."



     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.


                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================================
                                                               UNDERWRITING                               PROCEEDS TO
                                            PRICE TO           DISCOUNTS AND         PROCEEDS TO            SELLING
                                             PUBLIC           COMMISSIONS(1)         COMPANY(2)          STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------------------
Per Share                                       $                    $                    $                    $
-------------------------------------------------------------------------------------------------------------------------
Total(3)                                        $                    $                    $                    $
=========================================================================================================================

   (1) For information regarding indemnification of the Underwriters, see "Underwriting."


   (2) Before deducting expenses of the Offering, estimated at $425,000, which are payable by the Company.



   (3) The Company has granted the Underwriters a 30-day option to purchase up to 393,750 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
       Commissions and Proceeds to Company will be $        , $        and
       $        , respectively. Proceeds to Selling Stockholders will not be affected.


                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1998 at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                               ------------------

SALOMON SMITH BARNEY  LEGG MASON WOOD WALKER
                                                    INCORPORATED

June   , 1998

                      [ARTWORK CONCERNING FIELDS OF STUDY]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."
                             ---------------------

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include general economic and business conditions, the Company's ability to identify, acquire and integrate additional schools, its ability to open additional schools, its continued compliance with Title IV funding requirements and other matters discussed in "Risk Factors."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information set forth under the heading "Risk Factors." As used in this Prospectus, the term "school" means a single location at which the Company offers programs of study and the term "institution" means a main campus and its additional locations (if any) as defined in the applicable regulations of the United States Department of Education ("Department of Education").

                                  THE COMPANY


     The Company provides diversified career oriented postsecondary education to over 10,000 students at 24 schools located in ten states. The Company offers a variety of bachelor degree, associate degree and diploma programs designed to provide students with the knowledge and skills necessary to qualify them for entry level employment principally in the fields of healthcare, business, information technology, and fashion and design. The Company's curricula include programs leading to employment in ten of the 15 fastest growing occupations (measured by percentage growth from 1994 through 2005) as projected by the U.S. Department of Labor. At March 31, 1998, approximately 49% of the Company's students were enrolled in bachelor and associate degree programs.


     In 1996, there were 14.6 million students participating in postsecondary education programs, 44% of whom were over the age of 24 (Source: National Center for Educational Statistics, Digest of Education Statistics, 1996). The Company believes the demand for postsecondary career oriented education will increase over the next several years as a result of recognized trends, including (i) a projected 24% growth in the number of new high school graduates from approximately 2.5 million in 1994 to approximately 3.1 million in 2004, (ii) the increasing enrollment of high school graduates attending postsecondary educational institutions (65% in 1996 versus 53% in 1983) as they seek to enhance their skills or retrain for new technologies, and (iii) the increasing recognition of the income premium attributable to higher education degrees, with individuals holding associate degrees earning on average approximately 30% more income during their lifetimes than individuals holding only high school diplomas (Source: Department of Education).

     According to the Department of Education, there were 1,995 accredited, proprietary postsecondary institutions participating in the student financial aid programs ("Title IV Programs") administered by the Department of Education pursuant to Title IV of the Higher Education Act of 1965, as amended ("HEA") as of March 16, 1998. The ownership of these institutions is highly fragmented. Although the industry appears to be moving into a consolidation phase, management believes that no organization either holds a significant national market share or owns or operates more than 75 schools.

                                COMPANY STRATEGY

     The Company's goal is to increase its market share in the expanding market for postsecondary education and improve profitability by (i) promoting internal growth at the Company's new and existing schools, (ii) acquiring additional schools, (iii) opening new schools as additional locations or branches of existing schools, and (iv) enhancing operating efficiencies. The Company has implemented the following strategies to achieve these goals:

     Internal Growth Strategy. The Company intends to increase student enrollment at its schools by continuing to enhance local marketing efforts and increasing the number and variety of program offerings at its schools. The Company intends to continue to increase the number and variety of programs offered at its schools by (i) developing new diploma and degree programs, including a centrally developed information technology diploma and degree program, (ii) replicating existing programs at selected schools where such programs were not previously offered, and (iii) introducing associate degree programs at all of its schools currently offering only diploma programs.

     Acquisition Strategy. The Company intends to continue to make selective acquisitions of additional schools and integrate them into its existing system. The Company believes that the fragmentation of the postsecondary education market provides significant opportunities to consolidate existing independently owned schools. The Company expects to utilize cash on hand, its bank credit facility, the Company's Common Stock, and seller financing in connection with such acquisitions. In general, the Company's principal acquisition criteria are: historical profitability; acceptable default rates with respect to federally guaranteed or funded student loans; established and marketable curricula; and demographic profiles in the area which indicate a potential for growth. The Company concentrates its acquisition efforts on schools which satisfy its general acquisition criteria and which offer curricula in the fields of study currently offered at the Company's schools and selected other fields of study.

     Additional Location Strategy. The Company intends to capitalize on its schools' existing infrastructure and curricula by opening additional locations by branching from its existing institutions in areas that exhibit strong enrollment potential and job placement opportunities. The Company's principal criteria for determining whether to open new schools are the demographic profile of the location and the economic and management cost of opening the new location.

     Operating Strategy. The Company provides each of its schools with certain services which the Company believes can be performed most efficiently and cost effectively by a centralized office. Such services include marketing analysis, accounting, information systems, financial aid and regulatory compliance. The Company intends to continue its strategy of operating with a decentralized management structure in which local schools' management is empowered to make most of the day-to-day operating decisions at each school and is primarily responsible for the profitability and growth of that school. The Company believes the combination of certain centralized services and decentralized management significantly increases its operating efficiency.

                            FISCAL 1998 ACQUISITIONS

     The CHI Institute Acquisition. On February 14, 1998, the Company acquired the CHI Institute, which operates two schools (the "CHI Institute Schools") located in the Philadelphia, Pennsylvania area, by purchasing all of the stock of Computer Hardware Service Company, Inc. (the "CHI Institute Acquisition"). The purchase price of the CHI Institute Acquisition was $11,750,000, consisting of $1,500,000 in cash, promissory notes aggregating $8,750,000, and 151,900 shares of the Company's Common Stock, valued at an aggregate of $1,500,000. As part of the CHI Institute Acquisition, the Company also agreed to make adjusting payments to the sellers based on the ratio of certain assets to certain liabilities of the CHI Institute Schools at the time of the acquisition. These adjusting payments aggregated $1,084,230, all of which has been paid in fiscal 1999. The Company has accounted for the CHI Institute Acquisition as a purchase; therefore, the results of its operations are included in the Company's consolidated results of operations effective February 1, 1998.

     The CHI Institute Schools are located in Broomall and Southampton, Pennsylvania. As of March 31, 1998, approximately 1,019 students attended the CHI Institute Schools, which offer associate degree and diploma programs in business, healthcare, electronic engineering, and information technology.

  The Hesser Acquisition. On March 13, 1998, the Company acquired Hesser College, which operates four schools (the "Hesser Schools") located in New Hampshire, by purchasing all of the stock of Hesser, Inc. and the property in Manchester, New Hampshire at which its main campus is located (the "Hesser Acquisition"). The purchase price of the Hesser Acquisition was $15,000,000, consisting of $2,000,000 in cash, promissory notes aggregating $11,000,000, and 202,532 shares of the Company's Common Stock, valued at an aggregate $2,000,000. As part of the Hesser Acquisition, the Company also agreed to make adjusting payments to the sellers based on the ratio of certain assets to certain liabilities of the Hesser Schools at the time of the acquisition. These adjusting payments aggregated $2,683,372, of which $2,433,372 has been paid in fiscal 1999 and $250,000 of which is due April 1, 1999. The Company has accounted for the Hesser Acquisition as a purchase; therefore, the results of its operations are included in the Company's consolidated results of operations effective March 1, 1998.

     The Hesser Schools are located in Manchester, Nashua, Portsmouth and Salem, New Hampshire. As of March 31, 1998, approximately 2,512 students attended the Hesser Schools, which primarily offer bachelor degree and associate degree programs in business, healthcare, information technology, criminal justice and early childhood education.

                                COMPANY HISTORY

     The Company began business by acquiring seven schools in fiscal 1989 and 1990, all of which offered programs in the healthcare field. In fiscal 1992, the Company continued to grow by acquisition and implemented a new strategy to diversify outside of the healthcare field by acquiring a fashion and design school. In fiscal 1993 and 1994, the Company acquired seven additional schools, which included schools offering programs in the fields of healthcare, business, fashion and design, and image technology. In fiscal 1997, the Company acquired two schools (the "Nebraska Schools") in Nebraska (the "Nebraska Acquisition"), three schools in Texas (the "Texas Acquisition") and one school in Maryland (the "Maryland Acquisition") (collectively, the Nebraska Acquisition, the Maryland Acquisition and the Texas Acquisition are called the "Fiscal 1997 Acquisitions"). The Fiscal 1997 Acquisitions included schools offering programs in the fields of healthcare, business and information technology. The Nebraska Acquisition was accounted for as a pooling of interests. In fiscal 1998, the Company acquired six schools through the CHI Institute Acquisition and the Hesser Acquisition (collectively, the "Fiscal 1998 Acquisitions"). The Fiscal 1998 Acquisitions included schools offering programs primarily in the fields of business, healthcare, information technology, electronic engineering, criminal justice and early childhood education. The number of students attending the Company's schools rose from 2,840 at March 31, 1993 to 10,008 at March 31, 1998. The Company's net revenues increased 138% from $25,100,000 for the year ended March 31, 1993 to $59,676,000 for the year ended March 31, 1998.

     The Company is a Delaware corporation incorporated in 1988. The Company operates the majority of its business through 14 subsidiaries. The Company's principal executive offices are located at 1327 Northmeadow Parkway, Suite 132, Roswell, Georgia 30076. Its telephone number is 770-475-9930 and its website address is http://www.edmd.com. Subject to shareholder approval at its next annual meeting of shareholders in September 1998, the Company has determined to change its name to "Quest Education Corporation."

                                  THE OFFERING

Common Stock offered by the Company.....      626,001 shares


Common Stock offered by the Selling
Stockholders............................     1,998,999 shares



     Total..............................     2,625,000 shares


Common Stock to be outstanding after the
Offering................................     8,369,195 shares(1)

Use of proceeds by the Company..........     To repay certain outstanding
                                             indebtedness of the Company. The
                                             Company will not receive any of the
                                             proceeds from the sale of Common
                                             Stock by the Selling Stockholders.
                                             See "Use of Proceeds."

Nasdaq National Market symbol...........     "EDMD"
---------------


(1) Excludes at May 31, 1998 up to (i) 913,339 shares reserved for issuance under the Company's 1996 Stock Incentive Plan of which options to purchase 900,339 shares have been granted, (ii) 200,000 shares reserved for issuance under the Company's Non-Employee Director Stock Option Plan, of which options to purchase 112,000 shares have been granted, and (iii) 43,334 shares which may be purchased upon the exercise of outstanding warrants to purchase Common Stock. Includes 19,050 shares held in escrow under the terms of the Nebraska Acquisition and subject to possible return to the Company.

            SUMMARY CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

     The following table sets forth certain consolidated financial and other operating data for the Company. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. These historical and pro forma as adjusted results are not necessarily indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma As Adjusted Condensed Consolidated Statement of Income."

                                                                   YEAR ENDED MARCH 31,
                                                       --------------------------------------------
                                                                                       PRO FORMA
                                                               HISTORICAL            AS ADJUSTED(1)
                                                       ---------------------------   --------------
                                                        1996      1997      1998          1998
                                                       -------   -------   -------   --------------
                                                            (DOLLARS AND SHARES IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................................  $43,347   $49,450   $59,676      $80,965
School operating costs:
  Cost of education and facilities...................   19,651    23,151    27,087       35,769
  Selling and promotion expenses.....................    6,534     7,531     8,644       12,852
  General and administrative expenses................   12,369    14,042    16,576       21,919
Amortization of goodwill and intangibles.............      883       886     1,285        1,757
Other expenses(2):
  Merger costs.......................................       --       391        --           --
  Legal defense and settlement costs.................    1,115        --        --          232
  Loss on closure or relocation of schools...........       50       144        --           --
  Impairment of goodwill and intangibles.............      764        --        --           --
                                                       -------   -------   -------      -------
Income from operations...............................    1,981     3,305     6,084        8,436
Interest (income) expense, net.......................      822       284      (253)         822
                                                       -------   -------   -------      -------
Income before income taxes and extraordinary item....    1,159     3,021     6,337        7,614
Provision (benefit) for income taxes.................      632      (845)    2,485        3,046
                                                       -------   -------   -------      -------
Income before extraordinary item.....................      527     3,866     3,852        4,568
Extraordinary item, net of income taxes..............       --       309        --           --
                                                       -------   -------   -------      -------
  Net income.........................................  $   527   $ 3,557   $ 3,852      $ 4,568
                                                       =======   =======   =======      =======
PRO FORMA DATA(3):
Pro forma income tax data:
  Income before income taxes.........................  $ 1,159   $ 3,021
  Provision for income taxes.........................      487       409
                                                       -------   -------
  Income before extraordinary item...................      672     2,612
  Extraordinary item, net of income taxes............       --       309
                                                       -------   -------
  Pro forma net income...............................  $   672   $ 2,303
                                                       =======   =======
PER SHARE DATA(4):
Basic:
  Net income before extraordinary item...............  $  0.28   $  0.58   $  0.52      $  0.55
  Net income.........................................  $  0.28   $  0.51   $  0.52      $  0.55
Diluted:
  Net income before extraordinary item...............  $  0.13   $  0.41   $  0.51      $  0.53
  Net income.........................................  $  0.13   $  0.36   $  0.51      $  0.53
Weighted average number of shares outstanding:
  Basic..............................................    2,371     4,484     7,382        8,335
  Diluted............................................    5,182     6,447     7,612        8,565

                                                                   YEAR ENDED MARCH 31,
                                                       --------------------------------------------
                                                                                       PRO FORMA
                                                               HISTORICAL            AS ADJUSTED(1)
                                                       ---------------------------   --------------
                                                        1996      1997      1998          1998
                                                       -------   -------   -------   --------------
OTHER OPERATING DATA:
Number of schools at end of year(5)..................       16        19        24           24
Number of students at end of year....................    4,954     5,993    10,008       10,008
Number of new student starts during year.............    6,706     7,358     8,410
Monthly withdrawal rate during year(6)...............     4.1%      4.2%      3.6%


                                                                    MARCH 31, 1998
                                                              ---------------------------
                                                                             PRO FORMA
                                                              HISTORICAL   AS ADJUSTED(1)
                                                              ----------   --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $21,446        $21,446
Total assets................................................    81,298         81,298
Notes payable and long term debt, including current
  portion...................................................    31,947         26,414
Total stockholders' equity..................................    35,672         41,205


---------------

(1) Pro forma to give effect to the Fiscal 1998 Acquisitions and as adjusted to give effect to the sale of 626,001 shares of Common Stock of the Company pursuant to the Offering and application of the net proceeds therefrom as if such transactions had occurred at the beginning of the year in the case of the statement of income data, and as of March 31, 1998 in the case of the balance sheet data. See "Use of Proceeds" and "Unaudited Pro Forma As Adjusted Condensed Consolidated Statement of Income."

(2) Other expenses consist of (i) charges in fiscal 1996 of $1,115 for the settlement of a class action lawsuit, $50 for the cost of relocating a school, and $764 for the impairment of goodwill and other intangible assets;
    (ii) charges in fiscal 1997 of $144 for the consolidation of two schools in Virginia and two schools in California and $391 in merger expenses related to the Nebraska Acquisition; and (iii) charges of $232 in fiscal 1998 pro forma as adjusted for the accrual of a legal judgment against the CHI Institute Schools prior to the date of acquisition by the Company.

(3) The corporation which owned the two Nebraska Schools acquired by the Company in the fourth quarter of fiscal 1996 and its predecessor were treated as a Subchapter S-Corporation and a partnership, respectively, under relevant provisions of the Internal Revenue Code. Accordingly, income taxes were the responsibility of the S-Corporation's stockholders and the partnership's partners. For informational purposes, the selected consolidated financial data for the two years ended March 31, 1997 include a pro forma presentation that includes a provision for income taxes as if the merging entity had operated as a C-Corporation and was combined with the Company for those periods. Such pro forma calculations were based on the income tax laws and rates in effect during those periods and Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. See Notes 2 and 10 to the Company's Consolidated Financial Statements.

(4) All earnings per share data have been calculated using Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share, and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Amounts for periods prior to April 1, 1997 are based on the pro forma results described in (3) above.

(5) Two schools located in Virginia were combined in fiscal 1997; two schools located in Vista, CA were combined in fiscal 1998.

(6) Represents the percentage calculated by dividing (i) the number of students who withdrew from the Company's schools in the period by (ii) the sum of the number of students at each month-end in the period and the number of students who withdrew in the period.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby.

DEPENDENCE ON TITLE IV FUNDING; REGULATORY COMPLIANCE AS A CONDITION FOR CONTINUED ELIGIBILITY FOR TITLE IV FUNDING

     The Company derives a substantial majority of its revenues from federal financial aid received by the students at its schools under Title IV Programs administered by the United States Department of Education under the HEA. Each of the Company's schools participates in Title IV Programs either as an individual institution or as an additional location of another institution which is the main campus of the institution. In order to participate in Title IV Programs, an institution must obtain certification by the Department of Education as an "eligible institution." To obtain such certification, the institution must satisfy certain eligibility, program, and general requirements imposed by the HEA and by regulations (the "Regulations") promulgated and enforced by the Department of Education. An institution also must be authorized to offer its programs by the relevant state agency where it is located and it must be accredited by an accrediting agency recognized by the Department of Education to obtain and maintain such certification. Each of the Company's institutions and locations is licensed and approved in the state where it operates and is accredited by at least one such accrediting agency.

     The provisions of the HEA and the Regulations govern many aspects of the operation of the Company and its schools, including, but not limited to (i) the maximum acceptable rate of default by an institution's students with respect to federally guaranteed or funded student loans, (ii) the maximum acceptable proportion of an institution's revenues derived from Title IV Programs, (iii) an institution's satisfaction of certain financial responsibility standards, (iv) an institution's satisfaction of certain administrative capability standards,
(v) the ability of an institution to add locations and educational programs, and
(vi) the ability of the Company to engage in transactions involving a change in ownership resulting in a change of control of the institution or the Company. Generally, each institution is considered separately for purposes of determining compliance with the regulatory requirements, although certain financial reporting is done on a consolidated basis.

     During fiscal 1998, approximately 73% of the Company's cash receipts were derived from Title IV Programs. Cash receipts represented approximately 96% of the Company's net revenues in fiscal 1998. The failure of any of the Company's institutions to comply with the requirements of the HEA or the Regulations, or the requirements of applicable state law or accrediting agencies, could result in the restriction or loss by such school of its ability to participate in Title IV Programs, which could have a material adverse effect on the financial condition and operations of the Company. The HEA and the Regulations require, as a condition of Title IV eligibility, that no more than 85% of an institution's revenues be derived from the Title IV Programs.

     Financial Responsibility Requirements. The HEA and the Regulations prescribe specific standards of financial responsibility which the Department of Education must consider with respect to qualification for participation in the Title IV Programs ("Financial Responsibility Standards"). These standards are generally applied on an individual institutional basis. However, there can be no assurance that the Department of Education will not attempt to apply such standards on a consolidated basis. If the Department of Education determines that any of the Company's institutions fails to satisfy the Financial Responsibility Standards, it may require that such institution post an irrevocable letter of credit (a "Financial Responsibility Bond") in favor of the Secretary of Education in an amount equal to not less than one-half of Title IV Program funds received by the school during the last complete award year or, in the Department of Education's discretion, require some other less onerous demonstration of financial responsibility (a "Demonstration of Financial Responsibility"). One-half of Title IV funds received by the Company's individual institutions in its most recent fiscal year ranged from $359,000 to $4,964,000, and one-half of the total Title IV funds received by all the Company's institutions in its most recent fiscal year was $39,173,000.

     Among the principal Financial Responsibility Standards which an institution must satisfy are: (i) an "acid test" ratio (defined as the ratio of the total of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1-to-1 at the end of the most recent fiscal year (the "Acid Test Ratio"), (ii) a positive tangible net worth, as defined by the applicable Regulations, at the end of the most recent fiscal year (the "Tangible Net Worth Standard") and (iii) net operating results for the two most recent fiscal years, excluding extraordinary losses or losses from discontinued operations, which do not show an aggregate net loss in excess of 10 percent of tangible net worth at the beginning of the two year period (the "Net Operating Results Test"). Except for the Company's schools located in Roanoke, Virginia (the "Roanoke School") and Harrisonburg, Virginia (the "Harrisonburg School") which did not meet the Net Operating Results Test for fiscal 1998 on an individual basis, the Company, on a consolidated basis, and each of the Company's other institutions on an individual basis, were in compliance with all of the Financial Responsibility Standards for fiscal 1998.

     The Roanoke and Harrisonburg Schools accounted for 2.1% and 1.5%, respectively, of the Company's net revenues in fiscal 1998. The failure of either of the schools to comply with the Net Operating Results Test may result in the Department of Education requiring the posting of a Financial Responsibility Bond, although no such bond was required as a result of non-compliance in fiscal 1996 or fiscal 1997, or otherwise requesting a Demonstration of Financial Responsibility. Based on fiscal 1998 Title IV funding for the Roanoke and Harrisonburg Schools, the maximum amount of such bond would be $500,000 and $359,000, respectively, which would be funded from the Company's bank credit facility.

     The Company had a positive tangible net worth on a consolidated basis of $3,177,701 at March 31, 1998, and $16,666,964 at March 31, 1997. The decline in positive tangible net worth from fiscal 1997 to fiscal 1998 is attributable to the increase in goodwill resulting from the Fiscal 1998 Acquisitions. The positive tangible net worth at March 31, 1997 was primarily the result of the receipt of the net proceeds of the Company's initial public offering of its Common Stock (the "IPO"). The Company had a negative tangible net worth on a consolidated basis for each of the Company's three fiscal years ending March 31, 1996, 1995 and 1994, primarily because a large portion of the Company's assets consists of goodwill and other intangibles related to school acquisitions. None of the Company's institutions had a negative tangible net worth on an individual basis as of March 31, 1997 or March 31, 1998. The Company has filed audited consolidated financial statements with the Department of Education for each of the last three fiscal years in the period ended March 31, 1997 along with unaudited consolidating statements. There also can be no assurance that the Company's acquisition program will not again result in the Company having a negative tangible net worth and no assurance can be given that the Department of Education may not make a request for the Company to post a Financial Responsibility Bond in such circumstances or otherwise make a request for a Demonstration of Financial Responsibility based on a consolidated negative tangible net worth. If such a request were to be made, there is no assurance that the Company (i) would be successful in persuading the Department of Education or a court that such a request is contrary to law, (ii) could secure the funds to post the Financial Responsibility Bond which the Department of Education may request, or (iii) that the Company would be successful in negotiating a more favorable Demonstration of Financial Responsibility. If the Company were unable to post a Financial Responsibility Bond or make a satisfactory Demonstration of Financial Responsibility, it could become ineligible to receive Title IV funding in some or all of its schools. Ineligibility for Title IV funding would have an immediate material adverse effect on the Company's operations.

     In November 1997, the Department of Education published new regulations regarding financial responsibility which are effective on July 1, 1998. The new regulations will apply to the Company's fiscal years commencing April 1, 1999 and thereafter. The regulations provide a transition year alternative which will permit the Company to have its institutions' financial responsibility for the fiscal year ended March 31, 1999 measured on the basis of either the new regulations or the current regulations, whichever are more favorable. The new standards replace the Acid Test Ratio, the Tangible Net Worth Standard and the Net Operating Results Test with three different ratios: an Equity Ratio, a Primary Reserve Ratio and a Net Income Ratio. The Equity Ratio measures an institution's capital resources, ability to borrow and financial viability. The Primary Reserve Ratio measures an institution's ability to support current operations from expendable resources. The Net Income Ratio measures the ability to operate at a profit. The results of each ratio are assigned a strength factor on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and 3.0 reflecting financial strength. An institution's strength factors are then weighted based on an assigned weighting percentage for each ratio. The weighted scores for the three ratios are then added together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible by the Department of Education without the need for further financial monitoring. If the institution's composite score is less than 1.5, but equal to or greater than 1.0, the institution may continue in the Title IV Program for a maximum period of three (3) years, subject to more rigorous financial aid disbursement and financial monitoring requirements of the Department of Education. Based on the Company's interpretation of the application of these new standards to the Company's financial statements for the fiscal year ended March 31, 1998, the Company's calculations result in a composite score of 1.4 on a consolidated basis, with each individual institution included in the consolidating statements having a composite score greater than
1.5. After giving effect to the receipt of the net proceeds of this Offering, the composite score of the Company on a pro forma consolidated basis would be
2.2 as of March 31, 1998.


     Student Loan Defaults. The HEA provides that an institution may lose its eligibility to participate in substantially all Title IV student loan programs if student defaults on the repayment of federally guaranteed student loans or direct loans are 25% or greater for each of the three most recent federal fiscal years for which data is available ("Cohort Default Rates"). Cohort Default Rates are calculated by the Department of Education for each institution for each federal fiscal year by determining the rate at which the institution's students entering repayment in that federal fiscal year default on repayment of their loan by the end of the following federal fiscal year. Cohort Default Rates are subject to revision by the Department of Education if new data becomes available and are subject to appeal by schools contesting the accuracy of the data or the adequacy of the servicing of the loans by the loan servicer. An institution that is determined to have had Cohort Default Rates of 25% or greater for the three most recent federal fiscal years for which data is available is subject to immediate loss of eligibility to participate in substantially all Title IV student loan programs, subject to a limited appeal of the determination, which appeal only can be based on the Department of Education's having relied on erroneous data in calculating the Cohort Default Rate, the inadequacy of the servicing of the loans by the lender or loan servicer, or the existence of certain exceptional mitigating circumstances. The loss of eligibility lasts for the duration of the federal fiscal year in which the determination of ineligibility is made, plus the two succeeding federal fiscal years. However, an institution remains eligible for Title IV student loan funding while an appeal of such determination is pending. The loss of Title IV student loan programs eligibility at one or more of the Company's schools could have a material adverse effect on the Company's operations.

     None of the Company's institutions had a Cohort Default Rate of 25% or more for the three consecutive federal fiscal years ended September 30, 1995. Additionally, based upon preliminary data released by the Department of Education in May 1998, none of the Company's institutions had a Cohort Default Rate of 25% or more for the three consecutive federal fiscal years ended September 30, 1996. Accordingly, the Company believes that none of its institutions is currently vulnerable to termination from Title IV eligibility based on three consecutive years of excess default rates. However, the Company's institution located in Omaha, Nebraska had a Cohort Default Rate of 25% or greater for federal fiscal 1995 and, based upon preliminary data, for federal fiscal 1996 (32.1% and 26.0%, respectively). The Omaha, Nebraska institution had a Cohort Default Rate of 17.3% in federal fiscal 1994, and is not vulnerable to termination of Title IV student loan program eligibility unless its rate for the federal fiscal year ended September 30, 1997 is 25% or greater. Preliminary data for such federal fiscal year is not expected to be available until 1999. The Company plans to challenge the Omaha, Nebraska preliminary Cohort Default Rate with the Department of Education based upon what it believes to be erroneous data. The Company's other institutions would have to have Cohort Default Rates of 25% or greater for consecutive three year periods ending September 30, 1999 and thereafter in order to become vulnerable to termination of Title IV Program eligibility.

     An institution whose Cohort Default Rate exceeds 40% for any single federal fiscal year may have its eligibility to participate in all Title IV Programs limited, suspended or terminated. If the Department of Education elects to take such action due to a single-year Cohort Default Rate in excess of the regulatory level, it must afford the institution a hearing before an independent Department of Education hearing officer and an opportunity to appeal any decision to the Secretary of Education before the limitation, suspension, or termination may take effect. None of the Company's institutions has, or has had, a Cohort Default Rate in excess of 40% in the most recent three fiscal years.

     Regulatory Compliance Generally. The HEA and the Regulations impose numerous general and program specific requirements with which institutions participating in the Title IV Programs must comply, including but not limited to requirements in the areas of institutional eligibility to participate in Title IV Programs; student eligibility to receive Title IV Program funds; administrative capability; financial responsibility; and the packaging, disbursement, and management of Title IV funds. The Department of Education monitors institutional compliance with the Regulations through annual financial statements and audits of institutional compliance with Title IV requirements, both of which must be prepared by an independent auditor and timely submitted to the Department of Education. The Department of Education also periodically monitors compliance through on-site program reviews and on-site audits conducted by the Office of Inspector General, U.S. Department of Education.

     An institution's failure to comply with any of the Title IV requirements in the HEA and the Regulations could result in adverse action by the Department of Education against the institution, including the limitation, suspension or termination of an institution's Title IV eligibility; the imposition of fines; and/or the imposition of liabilities by the Department of Education upon the institution. The HEA and the Regulations provide the institution with the right to appeal any such action to an administrative hearing official and to the Secretary of Education. The Department of Education could also transfer the institution from the advance system of payment to the reimbursement method of payment whereby institutions must demonstrate to the Department that each student to receive Title IV funds meets all applicable Title IV requirements and that the amount to be received is correctly calculated as a precondition to the Department paying an institution for the disbursement of Title IV funds to its students.

CHANGE IN OWNERSHIP RESULTING IN CHANGE OF CONTROL

     Upon a change in ownership resulting in a change of control of the Company, as defined in the HEA and the Regulations, each of the Company's schools would lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies to regain eligibility. A change of control also could have significant regulatory consequences for the Company at the state level and could affect the accreditation of the Company's schools.

     The Regulations provide that for a publicly traded company, a change in ownership resulting in a change of control occurs when a report on Form 8-K is required to be filed with the Securities and Exchange Commission disclosing a change of control. The Company will not be required to file such a report as a consequence of the Offering.

     Most states and accrediting agencies require notification and approval of a change in ownership resulting in a change of control, but they do not provide a uniform definition of change of control. Although the Offering may require notice and approval by some state agencies, the Company does not expect interruption of Title IV funding to result from the necessity of any such approvals.

     If the Company were to lose its eligibility to participate in Title IV Programs for a significant period of time pending an application to regain eligibility, or if it were determined not to be eligible, its operations would be materially adversely affected. The possible loss of Title IV eligibility resulting from a change of control may also discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company.

PARTICIPATION IN FEDERAL DIRECT LENDING PROGRAM; RISK OF LEGISLATIVE ACTION

     Since fiscal 1995, the Company has elected to administer its Title IV loan funding pursuant to the Federal Direct Student Loan Program ("FDSLP") and has been approved for such participation by the Department of Education. Excluding the Hesser Schools, the Company derived all of its Title IV loan funding pursuant to the FDSLP program in fiscal 1998. Funding for the FDSLP, as well as for the Federal Family

Educational Loan ("FFEL") program, must be appropriated by Congress annually. FDSLP and FFEL loans represent a substantial majority of the Company's revenues. There can be no assurance that funding will continue at current levels, or that the FDSLP program itself will be continued. If the FDSLP program were discontinued, or funding reduced so as to reduce the amount of direct lending funds available to the Company's schools, the Company would have to rely on loans provided pursuant to FFEL. Loans pursuant to FFEL are administered through outside lenders, such as banking institutions and are federally guaranteed. Although the Company believes that it would have no difficulty finding lenders for federally guaranteed student loans to its students under FFEL, there can be no assurance that such loans would be available in amounts sufficient to provide for the Company's schools to operate at current and anticipated levels, or at all.

     Furthermore, there can be no assurance that federal funding for the FFEL Program will be continued at current levels, or at all. Because the Company derives a substantial majority of its cash receipts from Title IV funding, discontinuance or significant reductions in the FDSLP and, if the FDSLP program is discontinued or reduced, the FFEL program, would have a material adverse effect on the Company's operations.

RELIANCE ON ACQUISITIONS

     The Company has acquired all of its schools. Several of the schools acquired by the Company have experienced losses following their acquisition either in connection with their integration into the Company's operations or because of their failure to perform as anticipated by the Company. The Company expects that a significant part of its future growth will be based on its ability to identify, acquire and profitably operate and integrate additional schools. While the Company is continually searching for acquisition opportunities, there can be no assurance that the Company will be successful in identifying, acquiring, integrating and operating additional schools. When the Company acquires an existing school and accounts for the acquisition as a "purchase" rather than a "pooling of interests," a significant portion of the purchase price for such school is often allocated to goodwill and intangibles because most of these acquisitions do not involve the purchase of significant amounts of tangible property. Such goodwill and intangibles are generally amortized over periods ranging from 15 to 40 years, which reduces the Company's reported earnings. If any potential acquisition opportunities are identified, there can be no assurance that the Company will be able to consummate the acquisition on terms favorable to the Company and successfully integrate any such acquisition into its existing operations and there can be no assurance as to the timing or effect on the business of the Company of any such acquisitions.

     The Company's acquisition of a school constitutes a change in ownership resulting in a change of control with respect to such school for purposes of Title IV eligibility. Pursuant to the Regulations, a school that is acquired loses its eligibility to participate in Title IV Programs and must apply to the Department of Education for recertification of eligibility under the new ownership. The school's eligibility to participate in the Title IV Programs is temporarily suspended while the Department of Education considers the application for recertification. The Company's experience has been that the approval process, including obtaining prerequisite approvals from state regulatory and appropriate accrediting agencies, typically takes from four to seven months. Since this is less than the minimum enrollment period for each of the Company's schools, there generally should be no significant interruption of Title IV funding caused by the need to apply for a recertification of eligibility as a result of an acquisition. There can be no assurance, however, that recertification applications will be acted upon on a timely basis by the Department of Education so as to avoid any significant interruption of Title IV funding to students at the acquired school. Prior to recertification by the Department of Education, the Company must also obtain approval of the change of control from applicable states and accrediting agencies. In the past, this process has taken from four to seven months for the Company to complete. The Company has been timely recertified for eligibility by the Department of Education with respect to each of its acquisitions. Recertification is currently pending with the Department of Education for the CHI Institute Schools and the Hesser Schools. Although the Company has had no difficulty in obtaining such recertification and approval in the past, there can be no assurance that such state, accrediting agency and Department of Education approvals may not be subject to unexpected delays or difficulties which may materially and adversely affect the Company's operations.

     In acquiring a school, the Company must assume any liabilities of the institution to the Department of Education resulting from the institution's failure to comply with the HEA or the Regulations prior to the date of acquisition. The Company attempts to minimize the impact of any such liabilities by including representations as to regulatory compliance and indemnification provisions in the relevant acquisition agreements. No material amount of unindemnified Title IV regulatory liabilities have been asserted against the Company with respect to any of its prior acquisitions; however, no assurance can be given that any assertions will not be made in the future. In addition, if available offsets are insufficient, there can be no assurance that the parties responsible for indemnification of the Company from such liabilities will have the financial resources necessary to indemnify the Company for all or any portion of such possible liabilities.

ABILITY TO OPEN ADDITIONAL SCHOOLS

     The Company's growth strategy assumes that it can open and profitably operate new schools as additional locations or branches of existing institutions. Upon opening an additional location, the Company must notify the Department of Education and obtain its approval of the additional location before its students may participate in the Title IV Programs, and must obtain approvals from the relevant state authorities and accrediting agencies. Some states limit the distance between the main campus and branch or additional locations of existing institutions or otherwise restrict branching. Some accrediting agencies limit the number of new branches or additional locations that an institution may open in a specified period of time. There can be no assurance that these restrictions will not impede the Company's ability to implement its strategy. Furthermore, no assurance can be given that the Company will be able to identify successfully sites for such schools which meet demographic requirements.

VARIABILITY IN QUARTERLY OPERATING RESULTS

     The Company's quarterly net revenues have varied in the past and may vary significantly in the future as a result of a number of factors, including fluctuations in the number of new students enrolling in the Company's programs. Traditionally, new enrollments in the Company's schools tend to be higher in the third and fourth fiscal quarters because the third and fourth quarters cover periods traditionally associated with the beginning of school semesters. The Company believes its Fiscal 1998 Acquisitions will further increase this seasonality because many of the longer programs offered at these schools do not provide for monthly start dates. Furthermore, enrollment patterns in the Hesser Schools have historically caused them to operate at a loss during the first and second fiscal quarters based on low student populations during these periods and relatively fixed operating expenses.

COMPETITION

     The postsecondary education market is highly fragmented and competitive with no private or public institution having a significant market share. The Company's schools compete for students with not-for-profit public and private colleges and with proprietary institutions which offer degree and/or non-degree granting programs. Such proprietary institutions include vocational and technical training schools, continuing education programs and commercial training programs. Public and private colleges may offer programs similar to those offered by the Company's schools at lower tuition costs due in part to government subsidies, foundation grants, tax deductible contributions, or other financial resources not available to proprietary institutions. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends upon the availability and performance of its senior management, particularly Gary D. Kerber, the Company's Chairman and President. Mr. Kerber has entered into an employment contract with the Company, however, it may be terminated by him at any time. Although the Company maintains key man life insurance on Mr. Kerber in the amount of $1,000,000, the loss of Mr. Kerber's services could have a material adverse affect on the Company.

ABSENCE OF DIVIDENDS

     The Company has not paid any dividends to date. The Company does not currently intend to declare or pay dividends on its Common Stock in the foreseeable future, but plans to retain any earnings for use in its business operations. In addition, the Bank Credit Facility (See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources") contains restrictions which prohibit the Company from paying dividends while such credit line is in effect.

SHARES ELIGIBLE FOR FUTURE SALE


     As of May 31, 1998, the Company had outstanding 7,743,194 shares of Common Stock. The Company has reserved an additional (i) 913,339 shares of Common Stock for issuance pursuant to the Stock Option Plan, (ii) 200,000 shares of Common Stock for issuance pursuant to the Directors' Plan, and (iii) 43,334 shares of Common Stock which may be purchased upon exercise of outstanding warrants to purchase Common Stock. Any shares issued pursuant to the Stock Option Plan or the Director's Plan will be freely transferable upon issuance without registration under the Securities Act, pursuant to registration statements previously filed and declared effective, subject to volume limitations contained in Rule 144 under the Securities Act applicable to affiliates, as that term is defined in the Securities Act. Of the outstanding shares, 4,177,963 are freely transferable without restriction under the Securities Act by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 3,565,231 shares of Common Stock (the "Restricted Shares") were acquired in transactions exempt from registration under the Securities Act and, accordingly, are "restricted securities" as that term is defined in Rule 144 and may be sold thereafter in compliance with Rule 144. Restricted Shares may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from such registration, such as is contained in Rule 144. Of the shares being offered pursuant to this Offering, 1,873,999 are Restricted Shares. No prediction can be made as to the effect that resale of shares of Common Stock, or the availability of shares of Common Stock for resale, will have on the market price of the Common Stock prevailing from time to time. The resale of substantial amounts of Common Stock, or the perception that such resales may occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities. The Company has agreed not to issue, and certain current shareholders of the Company holding 2,043,581 shares of Common Stock have agreed not to sell, any shares of Common Stock or other equity securities of the Company for 90 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. See "Underwriting."


ANTI-TAKEOVER PROVISIONS AND TITLE IV CHANGE OF CONTROL REGULATIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "Blank Check" preferred stock and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, which transactions might be viewed favorably by minority stockholders. Provisions in the applicable Regulations pursuant to which the Company would lose its Title IV eligibility in the event of a change in ownership resulting in a change of control could have a similar discouraging effect.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering, after deduction of estimated underwriting discounts and commissions and Offering expenses, are estimated to be approximately $5,533,000 assuming the Offering price of $10.125 per share ($9,280,000 if the over-allotment option is exercised in full). The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. The Company expects to use up to $9,000,000 of the net proceeds to repay bank indebtedness bearing interest at approximately 7.8% per annum and maturing in March 2001. Any net proceeds in excess of the amount needed to repay such indebtedness will be used for general corporate purposes. Pending use for the purposes described above, the Company will invest the net proceeds from the Offering in short-term, interest bearing investment-grade securities.


                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on the Nasdaq under the symbol "EDMD." The following table sets forth, for the periods indicated, the high and low closing prices for the Common Stock, as reported on the Nasdaq. The Company's Common Stock began trading on the Nasdaq on October 28, 1996, following the IPO at $10.00 per share.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL 1997
  Third Quarter(from October 28, 1996)......................  $11.13   $10.00
  Fourth Quarter............................................   14.25    10.38
FISCAL 1998
  First Quarter.............................................  $11.25   $ 7.75
  Second Quarter............................................    9.13     6.00
  Third Quarter.............................................    9.25     6.50
  Fourth Quarter............................................   11.63     8.00
FISCAL 1999
  First Quarter (through June 8, 1998)......................  $12.50   $ 9.88


     As of May 31, 1998, there were approximately 94 shareholders of record. The last sales price of the Common Stock as reported on the Nasdaq on June 26, 1998 was $9.875 per share.


                                DIVIDEND POLICY

     The Company anticipates that it will not pay dividends on the Common Stock for the foreseeable future and that it will retain its earnings to finance future growth. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors and applicable corporation law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on the Company's financial condition and other factors the Company's Board of Directors may in the future consider to be relevant. No dividends have been declared or paid on the Common Stock since the Company's inception.

                                 CAPITALIZATION


     The following table sets forth the Company's capitalization as of March 31, 1998 and as adjusted to give effect to the sale of 626,001 shares of Common Stock of the Company pursuant to the Offering (at an assumed Offering price of $10.125 per share), after deduction of the estimated underwriting discounts and commissions and Offering expenses, and the application of the net proceeds therefrom as described in "Use of Proceeds."



                                                                   MARCH 31, 1998
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................   $21,446       $21,446
                                                               =======       =======
Notes payable and long term debt, including current
  portion...................................................   $31,947       $26,414
Stockholders' equity
  Preferred Stock, authorized 5,000,000 shares (historical
     and as adjusted); none issued and outstanding..........        --            --
  Common Stock, $.01 par value, authorized 15,000,000 shares
     (historical and as adjusted); 7,729,529 shares issued
     and outstanding (historical); 8,355,530 shares issued
     and outstanding (as adjusted)..........................        77            83
  Additional paid-in capital on Common Stock................    33,739        39,266
  Retained earnings.........................................     1,856         1,856
                                                               -------       -------
          Total stockholders' equity........................    35,672        41,205
                                                               -------       -------
          Total capitalization..............................   $67,619       $67,619
                                                               =======       =======

             UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED
                              STATEMENT OF INCOME

     On February 14, 1998, the Company completed the CHI Institute Acquisition and on March 13, 1998 completed the Hesser Acquisition. Both acquisitions were accounted for as purchases as of the first day of the month of the respective acquisition.

     In connection with the CHI Institute Acquisition, the Company agreed to pay the sellers $12,834,230 in cash, notes and stock, including adjustments of $1,084,230 based on the ratio of certain assets to certain liabilities of the CHI Institute at the time of the acquisition. The consideration consisted of $1,500,000 paid to the sellers on the date of the acquisition and $1,084,230 paid on May 5, 1998. The Company also issued to the sellers (i) a $3,000,000 promissory note due within 30 days following the Department of Education's recertification of the CHI Institute Schools; (ii) a note for $5,750,000 bearing interest at 8% per annum with an initial payment of $1,100,000 plus accrued interest due February 15, 1999, $250,000 plus accrued interest payable on March 15, 1999, and the remainder due in quarterly installments of principal and interest commencing the last business day in May 1999 through February 13, 2003, and (iii) 151,900 shares of the Company's Common Stock valued at an aggregate of $1,500,000.

     In connection with the Hesser Acquisition, the Company agreed to pay the sellers a total of $17,683,372 in cash, notes and stock, including adjustments of $2,683,372 based on the ratio of certain assets to certain liabilities of Hesser College at the time of the acquisition. The consideration consisted of $2,000,000 paid to the sellers on the date of the acquisition, $1,250,000 paid on May 12, 1998, and $1,183,372 paid on June 2, 1998. The Company also issued to the sellers (i) an $11,000,000 promissory note bearing interest at 2% per annum due within 30 days following the Department of Education's recertification of the Hesser Schools; (ii) a $250,000 promissory note due with accrued interest on April 1, 1999, and (iii) 202,532 shares of the Company's Common Stock valued at an aggregate of $2,000,000. The $11,000,000 promissory note was modified on June 2, 1998 to provide that repayment of $1,500,000 of its principal would be deferred until April 1, 1999 with interest at 7.5% per annum beginning 30 days following the Department of Education's recertification of the Hesser Schools.

     The Unaudited Pro Forma As Adjusted Condensed Consolidated Statement of Income set forth below for the year ended March 31, 1998 has been derived from the Company's consolidated historical statement of income for the year ended March 31, 1998 and from the CHI Institute and the Hesser, Inc. historical statements of income for the ten months ended January 31, 1998 in the case of the CHI Institute and the eleven months ended February 28, 1998 in the case of Hesser, Inc., and gives effect to the CHI Institute Acquisition, the Hesser Acquisition and the Offering as if they had occurred on April 1, 1997.

     THE UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF INCOME IS PROVIDED FOR COMPARATIVE PURPOSES AND DOES NOT PURPORT TO BE INDICATIVE OF THE RESULTS WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE ABOVE-MENTIONED TRANSACTIONS HAD BEEN EFFECTED ON THE DATES INDICATED OR OF THE RESULTS WHICH MAY BE OBTAINED IN THE FUTURE. THE UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF INCOME IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND RELATED NOTES THERETO, AND THE FINANCIAL STATEMENTS AND NOTES THERETO OF CHI INSTITUTE AND HESSER, INC. INCLUDED ELSEWHERE HEREIN.

             UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED
                              STATEMENT OF INCOME
           (DOLLARS AND SHARES IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                           YEAR ENDED MARCH 31, 1998

                                                 FISCAL YEAR
                                                    1998            PRO FORMA         PRO FORMA         OFFERING
                              HISTORICAL(A)    ACQUISITIONS(B)   ADJUSTMENTS(C)         TOTAL        ADJUSTMENTS(D)
                             ---------------   ---------------   ---------------   ---------------   ---------------
Net revenues...............      $59,676           $21,289           $    --           $80,965           $    --
School operating costs:
  Cost of education and
    facilities.............       27,087             8,682                --            35,769                --
  Selling and promotional
    expenses...............        8,644             4,208                --            12,852                --
  General and
    administrative
    expenses...............       16,576             8,179            (2,836)(1)        21,919                --
Amortization of goodwill
  and intangibles..........        1,285                99               373(2)          1,757                --
Other expenses.............           --               232                --               232                --
                                 -------           -------           -------           -------           -------
Income (loss) from
  operations...............        6,084              (111)            2,463             8,436                --
Realized gains on
  investments..............           --              (491)              491(3)             --
Interest and dividends,
  net......................         (253)              316             1,042(4)          1,288               283(6)
                                 -------           -------           -------           -------           -------
Income before income
  taxes....................        6,337                64               930             7,331               283
Provision for income
  taxes....................        2,485                26               407(5)          2,918               128(7)
                                 -------           -------           -------           -------           -------
Net income.................      $ 3,852           $    38           $   523           $ 4,413           $   155
                                 =======           =======           =======           =======           =======
Earnings per share:
Basic:
  Net income...............      $  0.52
  Weighted average number
    of shares
    outstanding(8).........        7,382
Diluted:
  Net income...............      $  0.51
  Weighted average number
    of shares
    outstanding(8).........        7,612


                                PRO FORMA
                               AS ADJUSTED
                             ---------------
Net revenues...............      $80,965
School operating costs:
  Cost of education and
    facilities.............       35,769
  Selling and promotional
    expenses...............       12,852
  General and
    administrative
    expenses...............       21,919
Amortization of goodwill
  and intangibles..........        1,757
Other expenses.............          232
                                 -------
Income (loss) from
  operations...............        8,436
Realized gains on
  investments..............           --
Interest and dividends,
  net......................          822
                                 -------
Income before income
  taxes....................        7,614
Provision for income
  taxes....................        3,046
                                 -------
Net income.................      $ 4,568
                                 =======
Earnings per share:
Basic:
  Net income...............      $  0.55
  Weighted average number
    of shares
    outstanding(8).........        8,335
Diluted:
  Net income...............      $  0.53
  Weighted average number
    of shares
    outstanding(8).........        8,565

---------------

 (a) Includes two months of operations for CHI Institute and one month of operations for Hesser, Inc.
 (b) Includes ten months of operations for CHI Institute and eleven months of operations for Hesser, Inc.
 (c) Pro forma adjustments give effect to the acquisition of CHI Institute and Hesser, Inc. as if such acquisitions had occurred at the beginning of the fiscal year.
 (d) Offering adjustments give effect to the Offering as if it and the use of proceeds therefrom had occurred as of the beginning of the fiscal year.

Pro Forma Adjustments:

 (1) Elimination of excess prior owners' compensation.
 (2) Includes (i) addition of $472 in amortization of goodwill and covenants not to compete recorded in connection with the purchase price allocation of the Hesser, Inc. and CHI Institute acquisitions (goodwill is being amortized over a 40 year period) and (ii) elimination of $99 of goodwill amortization for Hesser, Inc. for eleven months and CHI Institute for ten months, during the periods prior to acquisition.
 (3) Elimination of realized gains on investments due to use of investments for the acquisition.
 (4) Includes (i) interest expense of $1,140 in acquisition debt, (ii) elimination of $428 of interest income on cash paid at the date of acquisition, other payments due to sellers, and investments, (iii) elimination of $396 of interest expense on mortgage financing not assumed with the Hesser Acquisition, and (iv) elimination of $130 of interest income on cash and cash equivalents used for the acquisitions.
 (5) Provision for income taxes as a result of the pro forma adjustments.
 (6) Elimination of interest expense to reflect the repayment of long-term debt with the net proceeds from the Offering, up to the amount of historical interest expense incurred.
 (7) Provision for income taxes as a result of the Offering adjustments.
 (8) Pro forma as adjusted weighted average number of shares outstanding gives effect to 151,900, 202,532 and 626,001 shares for the CHI Institute Acquisition, the Hesser Acquisition and the Offering, respectively, as if outstanding for the entire fiscal year.

            SELECTED CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

     The following table sets forth certain consolidated financial and other operating data for the Company. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. All periods have been restated to reflect the pooling of interests of the Nebraska Acquisition. The financial information for the Company's fiscal years ended March 31, 1994 and 1995 includes the results of the Nebraska Schools' fiscal years ended December 31, 1993 and 1994, respectively. The results of the Company's fiscal years ended March 31, 1996 and 1997 reflect a conformed year-end for the Nebraska Schools. The financial data set forth below for each of the three years in the period ended March 31, 1998 and as of March 31, 1998 and 1997, have been derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The financial data for each of the two years in the period ended March 31, 1995 and as of March 31, 1996, 1995 and 1994 have been derived from audited Consolidated Financial Statements of the Company not included in this Prospectus. These historical results are not necessarily indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                YEAR ENDED MARCH 31,
                                                   -----------------------------------------------
                                                    1994      1995      1996      1997      1998
                                                   -------   -------   -------   -------   -------
                                                          (DOLLARS AND SHARES IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................................  $32,231   $37,080   $43,347   $49,450   $59,676
School operating costs:
  Cost of education and facilities...............   14,944    17,488    19,651    23,151    27,087
  Selling and promotion expenses.................    4,985     6,216     6,534     7,531     8,644
  General and administrative expenses............   10,022    10,826    12,369    14,042    16,576
Amortization of goodwill and intangibles.........    1,235     1,255       883       886     1,285
Other expenses(1):
  Merger costs...................................       --        --        --       391        --
  Legal defense and settlement costs.............       --        --     1,115        --        --
  Loss on closure or relocation of schools.......    1,126       600        50       144        --
  Impairment of goodwill and intangibles.........       --       176       764        --        --
                                                   -------   -------   -------   -------   -------
Income (loss) from operations....................      (81)      519     1,981     3,305     6,084
Interest expense (income), net...................      809       935       822       284      (253)
                                                   -------   -------   -------   -------   -------
Income (loss) before income taxes and
  extraordinary item.............................     (890)     (416)    1,159     3,021     6,337
Provision (benefit) for income taxes.............     (170)       28       632      (845)    2,485
                                                   -------   -------   -------   -------   -------
Income (loss) before extraordinary item..........     (720)     (444)      527     3,866     3,852
Extraordinary item, net of income taxes..........       --        --        --       309        --
                                                   -------   -------   -------   -------   -------
  Net income (loss)..............................  $  (720)  $  (444)  $   527   $ 3,557   $ 3,852
                                                   =======   =======   =======   =======   =======
PRO FORMA DATA(2):
Pro forma income tax data:
  Income (loss) before income taxes..............  $  (890)  $  (416)  $ 1,159   $ 3,021
  Provision for income taxes.....................      173        97       487       409
                                                   -------   -------   -------   -------
  Income (loss) before extraordinary item........   (1,063)     (513)      672     2,612
  Extraordinary item, net of income taxes........       --        --        --       309
                                                   -------   -------   -------   -------
  Pro forma net income (loss)....................  $(1,063)  $  (513)  $   672   $ 2,303
                                                   =======   =======   =======   =======
PER SHARE DATA(3):
Basic:
  Net income (loss) before extraordinary item....  $ (0.45)  $ (0.22)  $  0.28   $  0.58   $  0.52
  Net income (loss)..............................  $ (0.45)  $ (0.22)  $  0.28   $  0.51   $  0.52
Diluted:
  Net income (loss) before extraordinary item....  $ (0.45)  $ (0.22)  $  0.13   $  0.41   $  0.51
  Net income (loss)..............................  $ (0.45)  $ (0.22)  $  0.13   $  0.36   $  0.51
Weighted average number of shares:
  Basic..........................................    2,371     2,371     2,371     4,484     7,382
  Diluted........................................    2,371     2,371     5,182     6,447     7,612

                                                                YEAR ENDED MARCH 31,
                                                   -----------------------------------------------
                                                    1994      1995      1996      1997      1998
                                                   -------   -------   -------   -------   -------
OTHER OPERATING DATA:
Number of schools at end of period(4)............       16        16        16        19        24
Number of students at end of period..............    4,026     4,695     4,954     5,993    10,008
Number of new student starts during period.......    5,504     6,297     6,706     7,358     8,410
Monthly withdrawal rate during period(5).........     4.8%      4.3%      4.1%      4.2%      3.6%

                                                                      MARCH 31,
                                                   -----------------------------------------------
                                                    1994      1995      1996      1997      1998
                                                   -------   -------   -------   -------   -------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $ 2,737   $ 2,733   $ 3,209   $14,048   $21,446
Total current assets.............................    7,364     8,125     8,375    21,800    32,468
Total assets.....................................   21,047    21,867    20,986    42,073    81,298
Notes payable and long term debt, including
  current portion................................    7,688     8,974     7,755     6,129    31,947
Total liabilities................................   13,251    15,271    14,717    13,873    45,626
Total stockholders' equity.......................    7,796     6,596     6,269    28,200    35,672

---------------

(1) Other expenses consist of (i) charges in fiscal 1996 of $1,115 for the settlement of the class action lawsuit, $50 for the cost of relocating a school, and $764 for the impairment of goodwill and other intangible assets; and (ii) charges in fiscal 1997 of $144 for the consolidation of two schools in Virginia and two schools in California and $391 in merger expenses related to the Nebraska Acquisition.
(2) The corporation which owned the two Nebraska Schools acquired by the Company in the fourth quarter of fiscal 1996 and its predecessor were treated as a Subchapter S-Corporation and a partnership, respectively, under relevant provisions of the Internal Revenue Code. Accordingly, income taxes were the responsibility of the S-Corporation's stockholders and the partnership's partners. For informational purposes, the selected consolidated financial data for the four years ended March 31, 1997 include a pro forma presentation that includes a provision for income taxes as if the merging entity had operated as a C-Corporation and was combined with the Company for those periods. Such pro forma calculations were based on the income tax laws and rates in effect during those periods and Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. See Notes 2 and 10 to the Company's Consolidated Financial Statements.
(3) All earnings per share data have been calculated using SFAS 128 and SAB 98. Amounts for periods prior to April 1, 1997 are based on the pro forma results described in (2) above.
(4) Two schools in Virginia were combined in fiscal 1997; two schools located in Vista, CA were combined in fiscal 1998.
(5) Represents the percentage calculated by dividing (i) the number of students who withdrew from the Company's schools in the period by (ii) the sum of the number of students at each month-end in the period and the number of students who withdrew in the period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the Company's results of operations and financial condition should be read in conjunction with "Selected Consolidated Financial and Other Operating Data" and the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. All dollar amounts are in thousands.

GENERAL

     The Company owns and operates 24 schools in ten states which together provided diversified career oriented postsecondary education to over 10,000 students. The Company derives its revenue almost entirely from tuition, fees and charges paid by, or on behalf of, its students. Most students at the Company's schools rely on funds received under various government-sponsored student financial aid programs, especially Title IV Programs, to pay a substantial portion of their tuition and other education-related expenses. During fiscal 1998, approximately 73% of the Company's cash receipts were indirectly derived from Title IV Programs. Cash receipts represented approximately 96% of the Company's net revenues in fiscal 1998.

     The Company's revenue varies based on the aggregate student population, which is influenced by the number of students attending the Company's schools at the beginning of a fiscal period; by the number of new students entering the Company's schools during such period; and by student retention rates. New students enter the Company's schools' degree granting programs four times a year and diploma courses every four-to-six weeks. The Company believes that the size of its student population is affected to some extent by general economic conditions, and that, in the absence of countervailing factors, student enrollments and retention rates would tend to increase as opportunities for immediate employment for high school graduates decline and decrease as such opportunities increase. The purchase of new Company schools and the introduction of additional program offerings at existing Company schools have been significant factors in increasing the aggregate student population in recent years.

     In the fiscal year ended March 31, 1998, the Company derived approximately 89% of its net revenues from tuition. The Company recognizes tuition revenue on each student contract as earned on a pro rata monthly basis over the term of the contract. Refunds are due if a student withdraws from school prior to completion of the program and are computed using methods required by accrediting agencies or state and federal regulations. As of the time of withdrawal, the total earnings on the contract mandated by the applicable formula are compared to the revenue previously recognized by the Company. This comparison can result in either an increase or decrease in final revenue recognition, which is recorded for accounting purposes at the time of the applicable student's withdrawal. Historically, these net adjustments have not been material. Other educational revenue is comprised of fees and textbook sales.

     The Company incurs expenses throughout a fiscal period in connection with the operation of its schools. The cost of education and facilities includes faculty salaries and benefits, cost of books sold, occupancy costs, depreciation and amortization of equipment costs and leasehold improvements, and certain other educational and facility costs incurred by the Company's schools.

     Selling and promotional expenses include admission representatives' salaries and benefits, direct and indirect marketing expenses and advertising expenses.

     General and administrative expenses include schools', regional offices' and home office's salaries and benefits, other direct and indirect costs of the schools, regional offices, and home office, and the provision for losses on accounts receivable.

     Since its inception, the Company has pursued a strategy of growth through acquisition. All of the Company's schools have been acquired. Except in the case of a pooling of interests, the Company records as goodwill and other intangible assets the difference between the purchase price of a school and the fair value of its tangible net assets. Since inception, the Company has allocated approximately $43,000 of the purchase prices of acquired schools to goodwill and other intangible assets. Goodwill is amortized over 15 to 40 years. Other intangible assets are amortized over two to 15 years. The Company also frequently enters into non-competition agreements with the owners or employees of the schools it acquires and generally records the cost of such non-competition agreements as intangible assets which are amortized over their respective lives which range from two to ten years. Effective July 1993, such amortization is tax deductible; however, amortization related to acquisitions consummated prior to that date is only partially tax deductible on a current basis.

VARIATIONS IN QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly financial data for each of the eight fiscal quarters in the two years ended March 31, 1998 and such data expressed as a percentage of the Company's totals with respect to such information for the applicable fiscal year. The Company believes that this information includes all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such quarterly information when read in conjunction with the consolidated financial statements included elsewhere herein. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                           FISCAL YEAR ENDED MARCH 31, 1997        FISCAL YEAR ENDED MARCH 31, 1998
                                         -------------------------------------   -------------------------------------
                                         1ST QTR   2ND QTR   3RD QTR   4TH QTR   1ST QTR   2ND QTR   3RD QTR   4TH QTR
                                         -------   -------   -------   -------   -------   -------   -------   -------
                                                                    (DOLLARS IN THOUSANDS)
NET REVENUES..........................   $10,401   $12,039   $13,324   $13,686   $12,909   $13,740   $14,820   $18,207
Percentage of fiscal year total.......     21.0%     24.3%     26.9%     27.8%     21.6%     23.0%     24.9%     30.5%
INCOME FROM OPERATIONS BEFORE OTHER
  EXPENSES............................   $   327   $ 1,122   $ 1,404   $   987   $   265   $   896   $ 2,092   $ 2,831
Percentage of fiscal year total.......      8.5%     29.2%     36.6%     25.7%      4.4%     14.7%     34.4%     46.5%

     The Company's quarterly net revenues have fluctuated in the past and may fluctuate significantly in the future as a result of a number of factors, principally due to the number and timing of new students enrolling in the Company's programs. New enrollments in the Company's schools tend to be higher in the third and fourth fiscal quarters because the third and fourth quarters cover periods traditionally associated with the beginning of school semesters. The Company believes it has been less affected by this seasonal pattern than many other educational institutions because it permits students to enroll in and begin programs in any month of the year at most of its schools. In addition, the impact of seasonality in new enrollments on results of operations has been moderated to some extent by growth in the number of students attending programs and the varying lengths of those programs. However, the Company believes its Fiscal 1998 Acquisitions will further increase this seasonality because many of the longer programs offered at these schools do not allow for monthly start dates. Furthermore, enrollment patterns in the Hesser Schools have historically caused them to operate at a loss during the first and second fiscal quarters based on low student populations during these periods and relatively fixed operating expenses. In addition, other factors affecting quarterly net revenues include student withdrawals, the termination of programs, the introduction of new programs, the upgrading or lengthening of programs, changes in tuition rates (including changes in response to pricing actions by competitors), changes in government-supported financial aid programs, modification of applicable government regulations or interpretations, regulatory audits or other actions by regulatory authorities. The Company has not experienced any material resistance to raising its tuition rates in the past and, based on such prior experience, anticipates that tuition increases will keep pace with inflation for the foreseeable future. Because certain of the Company's expenses do not vary with student enrollment, quarterly variations in net revenues are amplified at the income from operations level.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain statement of operations data to net revenues for the periods indicated.


                                                                 YEAR ENDED MARCH 31,
                                                                -----------------------
                                                                1996     1997     1998
                                                                -----    -----    -----
Net revenues................................................    100.0%   100.0%   100.0%
School operating costs:
  Cost of education and facilities..........................     45.4     46.8     45.4
  Selling and promotional...................................     15.1     15.2     14.4
  General and administrative expenses.......................     28.5     28.4     27.8
Amortization of goodwill and intangibles....................      2.0      1.8      2.2
                                                                -----    -----    -----
Income before other expenses................................      9.0      7.8     10.2
Other expenses..............................................      4.4      1.1       --
                                                                -----    -----    -----
  Income from operations....................................      4.6      6.7     10.2
Interest (income) expense, net..............................      1.9      0.6    (0.4)
                                                                -----    -----    -----
  Income before income taxes................................      2.7      6.1     10.6
Provision (benefit) for income taxes........................      1.5     (1.7)     4.2
                                                                -----    -----    -----
  Income before extraordinary item..........................      1.2      7.8      6.4
Extraordinary item..........................................       --      0.6     --
                                                                -----    -----    -----
  Net income................................................      1.2%     7.2%    6.4%
                                                                =====    =====    =====
Pro forma income tax data:
  Income before income taxes and extraordinary item.........      2.7%     6.1%
  Provision for income taxes................................      1.1      0.8
                                                                -----    -----
  Income before extraordinary item..........................      1.6      5.3
  Extraordinary item........................................       --      0.6
                                                                -----    -----
  Pro forma net income......................................      1.6%     4.7%
                                                                =====    =====


YEAR ENDED MARCH 31, 1998 COMPARED WITH YEAR ENDED MARCH 31, 1997

     Net Revenues. Net revenue increased by $10,226, or 20.7%, to $59,676 for the year ended March 31, 1998 from $49,450 for the year ended March 31, 1997. Revenue growth was primarily attributable to (i) an increase in students at the Texas, Maryland and Nebraska schools which were acquired in September 1996, December 1996, and March 1997, respectively and (ii) the purchase of the CHI Institute Schools in February 1998 and the Hesser College Schools in March 1998 which contributed a combined $3,128 in net revenues. The number of new student starts at the Company's schools (including those acquired in the Fiscal 1998 Acquisitions) during the year ended March 31, 1998 increased to 8,410 from 7,358 for the corresponding twelve months of the prior year, a 14.3% increase. Although the San Diego area schools experienced a decline in new student starts of 11.0% from 1,944 for the prior year compared to 1,730 for the current year, this is principally the result of the Company's decision to consolidate the number of schools in the San Diego area from three to two. All other schools recorded a combined increase of 23.4% in new student starts, with overall student population largely offsetting the decline discussed above. As of March 31, 1998, the number of students in attendance increased 8.1% compared to the prior year end for the Company's "same schools," defined as all schools except for the Fiscal 1998 Acquisitions. The monthly student withdrawal rate decreased to 3.6% compared to a 4.2% rate experienced by the Company during the prior year, due in part to the Company's "Retention Program" in each of the schools. This program includes commitment counseling prior to acceptance and follow-up counseling for active students as well as counseling in the event a decision to withdraw is made by the student.

     Cost of Education and Facilities. Cost of education and facilities increased by $3,936, or 17.0%, to $27,087 for the year ended March 31, 1998 from $23,151 for the year ended March 31, 1997, principally as a result of facility expansions, the addition of the Texas and Maryland schools in fiscal 1997, and the CHI Institute Schools and Hesser Schools in fiscal 1998, and costs related to the increased enrollments in the Nebraska Schools. The cost of education and facilities as a percentage of net revenue was 45.4% in 1998 compared with 46.8% in 1997.

     Selling and Promotional. Selling and promotional expenses increased by $1,113, or 14.8%, to $8,644 for the year ended March 31, 1998 from $7,531 for the year ended March 31, 1997, principally as a result of the addition of the Texas, Maryland, CHI Institute and Hesser schools. Selling and promotional expenses as a percentage of net revenue were 14.4% in 1998 and 15.2% in 1997.

     General and Administrative. General and administrative expenses increased by $2,534, or 18.0%, to $16,576 for the year ended March 31, 1998 from $14,042 for the year ended March 31, 1997. General and administrative expenses as a percentage of net revenue decreased to 27.8% in 1998 compared to 28.4% in 1997 as a result of the Company's ability to serve a greater student population without a corresponding increase in costs and reduced bad debt expense.

     Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles increased by $399, or 45.0%, to $1,285 for the year ended March 31, 1998 from $886 for the year ended March 31, 1997. The increase was primarily a result of the amortization of goodwill arising from the acquisition of the Texas and Maryland schools.

     Other Expenses. Other expenses in fiscal 1997 consisted of a charge of $391 for merger costs associated with the Nebraska Acquisition and $144 for the consolidation of two Virginia schools and two California schools.

     Interest Income, Net. Net interest income increased by $537 to $253 of interest income for the year ended March 31, 1998 from net interest expense of $284 for the year ended March 31, 1997. The change was principally a result of lower debt levels and increased interest income during the year ended March 31, 1998 due to the investment of a portion of the proceeds of the Company's IPO on October 28, 1996.

     Extraordinary Item. Extraordinary item consisted of a one time charge in fiscal 1997 of $309 after tax to write off unamortized deferred debt issuance costs and unamortized debt discount for early payoff of subordinated debt from the proceeds of the Company's IPO.

     Income Taxes. Income taxes increased by $3,330 to $2,485 for the year ended March 31, 1998 from an income tax benefit of $845 for the year ended March 31, 1997 due to the 1997 recognition of a benefit from establishing deferred tax assets when the Nebraska Acquisition terminated its status as a Subchapter S-Corporation and the 1997 elimination of the deferred tax asset valuation allowance of $1,320 due to the Company's profitable operations in fiscal 1997 and the acquisition of other historically profitable schools. Pro forma income tax expense of $409 in fiscal 1997 reflects the taxation of the corporation acquired by merger in the Nebraska Acquisition as a C-Corporation filing a consolidated return with the Company for all periods and other differences arising from the application of the liability method of accounting for income taxes. The Company's effective tax rate for fiscal 1998 was 39.2%.

     Net Income. Net income increased to $3,852, or 8.3%, for the year ended March 31, 1998 from net income of $3,557 for the year ended March 31, 1997. The increase is primarily a result of an 84.1% increase in income from operations and increased net interest income, partially offset by an increased effective tax rate for the year ended March 31, 1998. See "Income Taxes" above for a discussion of income tax adjustments related to the Nebraska Acquisition resulting in pro forma net income of $2,303 for the year ended March 31, 1997.

YEAR ENDED MARCH 31, 1997 COMPARED WITH YEAR ENDED MARCH 31, 1996

     Net Revenues. Net revenues increased by $6,103, or 14.1%, to $49,450 for the year ended March 31, 1997 from $43,347 for the year ended March 31, 1996. Factors contributing to revenue growth included an increase in the number of students attending the Company's schools and an approximate 4% increase in tuition rates during fiscal 1997. The number of new student starts at the Company's schools during the year increased to 7,358 in fiscal 1997 from 6,706 in fiscal 1996, a 9.7% increase. The Company's three San Diego area schools experienced a decline in new student starts to 1,944 for the current year as compared to 2,178 for the prior year, principally in its medical assistant and medical administration programs. The Company believes the decline in new student starts was attributable to several factors in the San Diego area, including a shift in employer requirements for medical assistants, a continued decline in military personnel, and an increase in employment opportunities. The Company believes that these factors may continue to adversely impact the Company's operations in the San Diego area. The Texas and Maryland schools, acquired in fiscal 1997, accounted for 855 new students starts in fiscal 1997. Student withdrawal rates did not change materially compared to withdrawal rates experienced by the Company during fiscal 1996.

     Cost of Education and Facilities. Cost of education and facilities increased by $3,500, or 17.8%, to $23,151 in fiscal 1997 from $19,651 in fiscal 1996 principally as a result of increased student count at the Company's schools. The cost of education and facilities as a percentage of net revenue was 46.8% in fiscal 1997 compared with 45.4% in fiscal 1996, as a result of increased costs associated with the introduction of several new programs at the Company's two San Diego, California schools.

     Selling and Promotional. Selling and promotional expenses increased by $997, or 15.3%, to $7,531 in fiscal 1997 from $6,534 in fiscal 1996. Selling and promotional expense as a percentage of net revenue was 15.2% in fiscal 1997 compared with 15.1% in fiscal 1996, as a result of increased advertising spending by the Company's schools in order to increase inquiries from prospective students.

     General and Administrative. General and administrative expenses increased by $1,673, or 13.5%, to $14,042 in fiscal 1997 from $12,369 in fiscal 1996 principally as a result of an increase in the number of administrative personnel at the Company's schools and increased costs at the Company's home office and regional offices. Such increase in personnel was necessary to service the increase in student population and the expansion in number of schools. General and administrative expenses as a percentage of net revenues were 28.4% in fiscal 1997 compared with 28.5% in fiscal 1996.

     Amortization of Goodwill and Other Intangible Assets. Amortization of goodwill and other intangible assets increased $3, or 0.4%, to $886 in fiscal 1997 from $883 in fiscal 1996. The increase was a result of amortizing costs associated with schools acquired in fiscal 1997 offset by fully amortizing certain intangible assets acquired in connection with the purchase of schools in fiscal 1992 and prior.

     Other Expenses. Other expenses in fiscal 1997 consisted of a charge of $391 for merger costs associated with the Nebraska Acquisition and $144 for the consolidation of two Virginia schools and two California schools.

     Interest Expense, Net. Net interest expense decreased $538, or 65.5%, to $284 in fiscal 1997 from $822 in fiscal 1996 principally as a result of paying off $4,800 in subordinated debt with the proceeds from the Company's IPO and increased interest income from excess cash on hand.

     Income before Income Taxes and Extraordinary Item. Income before income taxes and extraordinary item increased to $3,021 in fiscal 1997 from $1,159 in fiscal 1996 principally as a result of the decline in other expenses and reduced interest expense, net.

     Extraordinary Item. Extraordinary item consisted of a one time charge of $309 after tax to write off unamortized deferred debt issuance costs and unamortized debt discount for early payoff of subordinated debt from the proceeds of the Company's IPO.

     Income Taxes. The income tax benefit was $845 in fiscal 1997 as compared to expense of $632 in fiscal 1996 due to the 1997 recognition of a benefit from establishing deferred tax assets when the Nebraska Acquisition terminated its status as a Subchapter S-Corporation and the 1997 elimination of the deferred tax asset valuation allowance of $1,320 due to the Company's profitable operations in fiscal 1997 and the acquisition of other historically profitable schools. Pro forma income tax expense of $409 in fiscal 1997 as compared to the pro forma income tax benefit of $487 in fiscal 1996 reflects the taxation of the Nebraska Acquisition as a C-Corporation filing a consolidated return with the Company for all periods and other differences arising from the application of the liability method of accounting for income taxes.

     Net Income. Net income increased in fiscal 1997 to $3,557 as compared to $527 in fiscal 1996 due primarily to the acquisition of the Texas and Maryland schools, improved results in the Nebraska schools, the reduction in the other expenses such as the class action lawsuit settlement and the impairment of goodwill and other intangible assets, and reduced interest expense, combined with the income tax benefit described above in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES


     During the year ended March 31, 1998, the Company financed its operating activities and capital requirements, including debt repayments, principally from cash provided by operating activities. Cash provided by operating activities for fiscal 1997 and fiscal 1998 was approximately $2,737 and $2,359, respectively. The Company's principal source of funds at March 31, 1998 were cash and cash equivalents of $21,446 and net accounts receivable of $6,490. The $1,251 increase in net trade accounts receivable experienced for the year ended March 31, 1998 was primarily a result of accounts receivable purchased and revenue recognized for the CHI Institute and Hesser Schools during the change in ownership period when federal funding was suspended.


     Historically, the Company's investment activity has primarily consisted of capital asset purchases and the purchase of schools. Capital expenditures, excluding capital leases and purchases of businesses, totaled $2,080 and $2,200 for fiscal 1997 and 1998, respectively. Capital expenditures are a result of purchasing additional equipment and upgrading and replacing existing equipment such as computers and medical equipment for school programs, and expanding facilities at several locations. Purchases of the CHI Institute and Hesser College businesses, including goodwill and intangibles, totaled $30,518 for the year ended March 31, 1998.

     The Company's capital assets consist primarily of classroom and laboratory equipment (such as computers and medical devices), classroom and office furniture, and leasehold improvements. All building facilities are leased with the exception of the land and buildings owned by the Company in Dayton, Ohio, Lincoln, Nebraska and Omaha, Nebraska and Manchester, New Hampshire. The Company plans to continue to expand current facilities, upgrade and replace equipment, and open new schools. The Company expects that its fiscal 1999 operations and planned capital expenditures can be funded through cash to be generated from existing operations.

     Cash flow from operations on a long term basis is highly dependent on the receipt of funds from Title IV Programs, and presently a majority of the Company's net revenues are derived from Title IV Programs. Disbursement of Title IV Program funds is dictated by federal regulations. For students enrolled in "non-term" programs (i.e., not divided into quarters or semesters), payments are generally made in two equal installments, one in the first 30 days following the student's first day of class and the second when the student reaches the midpoint of the program. For students enrolled in term programs (i.e., quarters or semesters), payments are made at the beginning of each term, with the exception of the initial disbursement which is made 30 days following the student's first day of class. In addition, the Regulations set forth other financial standards for the Company and its schools including (i) positive tangible net worth, (ii) an "acid" test ratio of at least 1-to-1, (iii) a 10% limitation on losses as a percentage of tangible net worth and (iv) the maintenance of a minimum cash reserve equal to 25% of prior year school refunds in the event of certain non-compliance. Except with respect to the operating losses incurred at the Company's Roanoke and Harrisonburg Schools, the Company believes each of its schools satisfied the financial responsibility standards. Because the HEA and the Regulations are subject to amendment, and because the Department of Education may change its interpretation of the HEA and the Regulations, there can be no assurance that the Department of Education will agree in the future with the Company's interpretation of each such requirement or that such requirements will not change in the future.

     Other than the Roanoke and Harrisonburg Schools, none of the Company's schools had operating losses in fiscal 1997 or fiscal 1998 which, in the aggregate, exceeded 10% of the tangible net worth at the beginning of the period. Therefore, only the Roanoke and Harrisonburg Schools, which represented 2.1% and 1.5%, respectively, of the Company's total revenue in fiscal 1998, are in violation of the Financial Responsibility Standard relating to operating losses.


     In November 1997, the Department of Education published new regulations regarding financial responsibility which are effective on July 1, 1998. The new regulations will apply to the Company's fiscal years commencing April 1, 1999, and thereafter. The regulations provide a transition year alternative which will permit the Company to have its institutions' financial responsibility for the fiscal year ended March 31, 1999 measured on the basis of either the new regulations or the current regulations, whichever are more favorable. The new standards replace the Acid Test Ratio, the Tangible Net Worth Standard and the Net Operating Results Test with three different ratios: an equity ratio, a primary reserve ratio and a net income ratio. The equity ratio measures the institution's capital resources, ability to borrow and financial viability. The primary reserve ratio measures the institution's ability to support current operations from expendable resources. The net income ratio measures the ability to operate at a profit. The results of each ratio are assigned a strength factor on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and 3.0 reflecting financial strength. An institution's strength factors are then weighted based on an assigned weighting percentage for each ratio. The weighted scores for the three ratios are then added together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible by the Department of Education without the need for further financial monitoring. If the institution's composite score is less than 1.5, but equal to or greater than 1.0, the institution may continue in the Title IV Program for a maximum period of three (3) years, subject to more rigorous financial aid disbursement and financial monitoring requirements of the Department of Education. Based on the Company's interpretation of the application of these new standards to the Company's financial statements for the year ended March 31, 1998, the Company's calculations result in a composite score of 1.4 on a consolidated basis, with each individual institution included in the consolidating statements having a composite score greater than 1.5. After giving effect to the receipt of the net proceeds of this Offering, the composite score of the Company on a pro forma consolidated basis would be 2.2 as of March 31, 1998.


     In the routine course of acquiring other schools, the Company must obtain certain regulatory approvals, typically from accrediting agencies, state agencies and the Department of Education. Upon a school being acquired by new ownership, the Department of Education suspends payments of the school's Title IV funding until the Department of Education completes a recertification. This recertification process including obtaining prerequisite approvals from state regulatory and appropriate accrediting agencies typically takes from four to seven months.

     In connection with the Texas Acquisition, the Company made payments of approximately $1,150 to the sellers in May 1997 and is required to make note payments of approximately $250 per year for five years, beginning in fiscal 1998. The Company's Title IV funding from its Texas Acquisition was suspended pending Department of Education recertification, which was received in April 1997. In connection with the Maryland Acquisition, the Company made payments of $1,350 in May 1997. No further amounts are due. The Company's Title IV funding from the schools included in its Maryland Acquisition was suspended pending Department of Education recertification, which was received in April 1997. The Company's Title IV funding for the schools included in its Nebraska Acquisition was suspended pending Department of Education recertification, which was received in October 1997.

     In connection with the CHI Institute Acquisition, the Company paid $1,500 in February 1998 and $1,084 in May 1998, and issued shares of the Company's Common Stock with an aggregate value of $1,500 at the date of the acquisition. The Company is required to make note payments to the seller in fiscal 1999 of $4,350 with the balance of $4,400 plus interest payable quarterly over the next four years. The Company's Title IV funding for the CHI Institute Schools has been suspended pending Department of Education recertification.

     In connection with the Hesser Acquisition, the Company paid $2,000 in March 1998 and $2,433 in fiscal 1999, and issued shares of the Company's Common Stock with an aggregate value of $2,000 at the date of the acquisition. The Company is required to make note payments to the seller in fiscal 1999 of $9,500 and $1,750 in fiscal 2000. The Company's Title IV funding for the Hesser Schools has been suspended pending Department of Education recertification.

     The Company expects to make the note payments for the CHI Institute and Hesser Acquisitions with cash on hand and borrowings under its bank facility. Pending recertification by Department of Education for Title IV funding at the CHI Institute and Hesser Schools, the Company expects to fund its operations at the related schools from cash on hand and bank debt.

     The Company anticipates it will need additional debt or equity financing in order to carry out its strategy of growth through acquisitions. In March 1998, the Company amended its loan agreement with Bank of America, FSB increasing its loan facilities to the Company to up to $36,000 (the "Bank Credit Facility"). The total amount of the Bank Credit Facility is divided into three separate facilities: (i) a three year revolving line of credit of up to $10,000 which may be utilized for advances to support letters of credit; (ii) a revolving term loan facility of up to $11,000 which may be utilized prior to March 31, 1999 for the purpose of financing permitted acquisitions, either directly or to support stand-by letters of credit, reducing to $9,000 in March 1999 and subject to quarterly reductions of $750 thereafter; and (iii) a three year non-revolving line of credit of up to $15,000 which may be utilized for the purpose of financing permitted acquisitions. As of March 31, 1998, $15,819 was available under the Bank Credit Facility, and $26,819 was available as of May 31, 1998. Interest is charged on borrowings at different floating rates above LIBOR depending on certain financial conditions of the Company and depending on whether drawn under the revolving line of credit or the term loan. In addition, the Bank Credit Facility provides for commitment fees to be paid on the unused portion of the facility. The Bank Credit Facility also contains restrictions on the payment of dividends and incurrence of additional debt, and various other financial covenants. The Bank Credit Facility is secured by substantially all of the assets of the Company. The Company believes this Bank Credit Facility will be adequate to meet its financing needs for at least the next twelve months.

     Effect of Inflation. The Company does not believe its operations have been materially affected by inflation.

     Other Matters. The Company is currently in the process of evaluating its computer software and database to ensure that any modifications required to be year 2000 compliant are made in a timely manner. Management does not expect the financial impact of such modifications, which are expected to be implemented in 1999, to be material to the Company's financial position or results of operations in any given year.

                                    BUSINESS

OVERVIEW

     The Company provides diversified career oriented postsecondary education to over 10,000 students at 24 schools located in ten states. The Company offers a variety of bachelor degree, associate degree and diploma programs designed to provide students with the knowledge and skills necessary to qualify them for entry level employment principally in the fields of healthcare, business, information technology, and fashion and design. The Company's curricula include programs leading to employment in ten of the 15 fastest growing occupations (measured by percentage growth from 1994 through 2005) as projected by the U.S. Department of Labor. At March 31, 1998, approximately 49% of the Company's students were enrolled in bachelors and associate degree programs.

     In 1996, there were 14.6 million students participating in postsecondary education programs, 44% of whom were over the age of 24 (Source: National Center for Educational Statistics, Digest of Education Statistics, 1996). The Company believes the demand for postsecondary career oriented education will increase over the next several years as a result of recognized trends, including (i) a projected 24% growth in the number of new high school graduates from approximately 2.5 million in 1994 to approximately 3.1 million in 2004, (ii) the increasing enrollment of high school graduates attending postsecondary educational institutions (65% in 1996 versus 53% in 1983) as they seek to enhance their skills or retrain for new technologies, and (iii) the increasing recognition of the income premium attributable to higher education degrees, with individuals holding associate degrees earning on average approximately 30% more income during their lifetimes than individuals holding only high school diplomas (Source: Department of Education).

     The Company derives a substantial majority of its revenues from federal financial aid received by the students of its schools under Title IV Programs administered by the Department of Education under the HEA. Each of the Company's schools participates in Title IV Programs, or in the case of the schools included in the Fiscal 1998 Acquisitions, will participate in such programs upon recertification by the Department of Education.

     According to the Department of Education, there were 1,995 accredited, proprietary postsecondary institutions participating in Title IV programs as of March 16, 1998. The ownership of these schools is highly fragmented. Although the industry appears to be moving into a consolidation phase, management believes that no organization either holds a significant national market share or owns or operates more than 75 schools.

COMPANY STRATEGY

     The Company's goal is to increase its market share in the expanding market for postsecondary education and improve profitability by (i) promoting internal growth at the Company's new and existing schools, (ii) acquiring additional schools, (iii) opening new schools as additional locations or branches of existing schools, and (iv) enhancing operating efficiencies. The Company has implemented the following strategies to achieve these goals:

  Internal Growth Strategy

     The Company intends to increase student enrollment at its schools by continuing to enhance local marketing efforts and increasing the number and variety of program offerings at its schools. The Company intends to continue to increase the number and variety of programs offered at its schools by (i) developing new diploma and degree programs, (ii) replicating existing programs at schools where such programs were not previously offered, and (iii) introducing associate degree granting programs at all of its schools currently offering only diploma programs.

     The Company's ability to increase enrollment is limited by the capacity of its facilities and its ability to attract teachers to maintain appropriate student/teacher ratios. In the past, the Company has not had any difficulty in expanding its facilities to accommodate increased enrollment or relocating facilities if expansion was not feasible. The Company has also been able to maintain appropriate student/teacher ratios by offering its existing teachers the opportunity to work additional hours and by recruiting additional teachers. Based on its experience, the Company anticipates that neither facilities nor faculty will constitute a significant barrier to increasing enrollment.

     The Company intends to continue to create new programs at individual schools and to replicate its new and existing programs for introduction into additional schools on a market-selected basis to increase student enrollment and revenue at its existing schools.

     The Company intends to continue to increase the number of associate degree programs at those schools already approved to grant degrees and to introduce degree granting programs at all of its other schools. Associate degree programs generally generate greater revenue to the Company on a per student basis than diploma programs because generally they take longer to complete and are more expensive than diploma programs. In addition, the Company believes the ability of its individual schools to offer one or more associate degree programs enables the schools to attract additional students from market segments with different academic goals. The Company also believes such programs attract diploma students because of the increased prestige the associate degree programs bring to the diploma programs. Furthermore, the continued participation in the schools' associate degree programs by students desiring to continue their studies beyond the diploma level increases total revenue without a corresponding increase in marketing and related costs. In order to introduce additional degree programs, the Company must secure approval from relevant state and accrediting agencies.

  Acquisition Strategy

     The Company intends to continue to make selective acquisitions and integrate them into its existing school system. The Company believes that the fragmentation of the postsecondary education market provides significant opportunities to consolidate existing independently owned schools. The Company expects to utilize cash on hand, its Bank Credit Facility, the Company's Common Stock, and seller financing in connection with such acquisitions.

     In general, the Company's principal acquisition criteria are: historical profitability; acceptable default rates with respect to federally guaranteed or funded student loans; established and marketable curricula; and demographic profiles in the area which indicates a potential for growth. Each of the Company's acquisitions during fiscal 1997 and 1998 met these criteria. The Company intends to concentrate its acquisition efforts on schools which satisfy its general eligibility criteria regardless of whether they offer programs in the fields of study in which programs are currently being offered at the Company's schools. However, the Company will consider other school acquisitions which it believes will further its long-term goals. The Company believes the newly acquired schools can benefit from its marketing analysis, accounting, information systems, financial aid and regulatory compliance systems to increase enrollment and enhance operating efficiencies. The Company also believes that both new and existing schools will benefit from the ability to replicate successful programs among the schools.

     Upon the Company's acquiring a Title IV eligible school, the school's eligibility to participate in the Title IV Programs is suspended pending the approval by the Department of Education of an application for participation under the new ownership. In the past, such suspensions have lasted from four to seven months and have not resulted in any material adverse effect on the Company's operations.

  Additional Location Strategy

     The Company intends to capitalize on its schools' existing infrastructure and curricula by opening additional locations by branching from its existing institutions in areas that exhibit strong enrollment potential and job placement opportunities. The Company's principal criteria for determining whether to open new schools are the demographic profile of the location and the economic and management costs of opening the new location. When opening an additional location of an existing school, the Company must obtain approvals from the relevant state authorities and accrediting agency, and must notify the Department of Education and obtain its approval prior to disbursing Title IV Program funding at such additional location.

  Operating Strategy

     The Company provides each of its schools with certain services which the Company believes can be performed most efficiently and cost effectively by a centralized office. Such services include marketing analysis, accounting, information systems, financial aid and regulatory compliance. The Company intends to continue its strategy of operating with a decentralized management structure in which local schools' management is empowered to make most of the day-to-day operating decisions at each school and is primarily responsible for the profitability and growth of that school. The Company believes the combination of certain centralized services and decentralized management significantly increases its operating efficiency.

     The Company's decentralized marketing strategy makes use of centralized marketing data which tracks, among other things, lead sources, media expenditures and individual school enrollments on a weekly basis. Individual schools utilize these statistics to monitor their own marketing efforts. These statistics, combined with placement statistics, allow the individual schools to respond quickly to changing employment markets by developing new programs or changing the emphasis placed on existing programs, and to identify new populations of student candidates. The constant monitoring of enrollment activity also allows the Company to determine whether it is appropriate to increase its capital commitment to additional marketing efforts either to improve unsatisfactory performance or to take advantage of successfully marketed programs.

FISCAL 1998 ACQUISITIONS

  The CHI Institute Acquisition

     On February 14, 1998, the Company acquired the CHI Institute, which operates the two CHI Institute Schools located in the Philadelphia, Pennsylvania area, by purchasing all of the stock of Computer Hardware Service Company, Inc. The purchase price of the CHI Institute Acquisition was $11,750,000, consisting of $1,500,000 in cash, promissory notes aggregating $8,750,000, and 151,900 shares of the Company's Common Stock, valued at an aggregate of $1,500,000. As part of the CHI Institute Acquisition the Company also agreed to make adjusting payments to the sellers based on the ratio of certain assets to certain liabilities of the CHI Institute Schools at the time of the acquisition. These adjusting payments aggregated $1,084,230, all of which has been paid in fiscal 1999. The Company has accounted for the CHI Institute Acquisition as a purchase; therefore, the results of its operations are included in the Company's consolidated results of operations effective February 1, 1998. Because the acquisition constitutes a change in ownership based on a change in control under the applicable Regulations, Title IV funding has been suspended pending recertification by the Department of Education.

     The CHI Institute Schools are located in Broomall and Southampton, Pennsylvania. As of March 31, 1998, approximately 1,019 students attended the CHI Institute Schools, which offer associate degree and diploma programs in business, healthcare, electronic engineering, and information technology.

  The Hesser Acquisition

     On March 13, 1998, the Company acquired Hesser College, which operates the four Hesser Schools located in New Hampshire, by purchasing all of the stock of Hesser, Inc. and the property in Manchester, New Hampshire at which its main campus is located. The purchase price of the Hesser Acquisition was $15,000,000 consisting of $2,000,000 in cash, promissory notes aggregating $11,000,000, and 202,532 shares of the Company's Common Stock valued at an aggregate of $2,000,000. As part of the Hesser Acquisition the Company also agreed to make adjusting payments to the sellers based on the ratio of certain assets to liabilities of the Hesser Schools at the time of the acquisition. These adjusting payments aggregated $2,683,372, of which $2,433,322 has been paid in fiscal 1999 and $250,000 of which is due on April 1, 1999. The Company has accounted for the Hesser Acquisition as a purchase; therefore, the results of its operations are included in the Company's consolidated results of operations effective March 1, 1998. Because the acquisition constitutes a change in ownership based on a change in control under the applicable Regulations, Title IV funding has been suspended pending recertification by the Department of Education.

     The Hesser Schools are located in Manchester, Nashua, Portsmouth and Salem, New Hampshire. As of March 31, 1998, approximately 2,512 students attended the Hesser Schools, which primarily offer bachelor degree and associate degree programs in business, healthcare, information technology, criminal justice and early childhood education.

COMPANY HISTORY


     The Company began business by acquiring seven schools in fiscal 1989 and 1990, all of which offered programs in the healthcare field. In fiscal 1992, the Company continued to grow by acquisition and implemented a new strategy to diversify outside of the healthcare field by acquiring a fashion and design school. In fiscal 1993 and 1994, the Company acquired seven additional schools which included schools offering programs in the fields of healthcare, image technology and fashion and design. In fiscal 1997, the Company acquired the two Nebraska Schools in the Nebraska Acquisition, three schools in the Texas Acquisition and one school in the Maryland Acquisition. The Fiscal 1997 Acquisitions included schools offering programs in the fields of healthcare, business and information technology. The Nebraska Acquisition was accounted for as a pooling of interests. In fiscal 1998, the Company acquired six schools through the CHI Institute Acquisition and the Hesser Acquisition. The Fiscal 1998 Acquisitions included schools offering programs primarily in the fields of business, healthcare, information technology, electronic engineering, criminal justice and early childhood education. The number of students attending the Company's schools rose from 2,840 at March 31, 1993 to 10,008 at March 31, 1998. The Company's net revenues increased 138% from $25,100,000 for the year ended March 31, 1993 to $59,676,000 for the year ended March 31, 1998.


     The Company is a Delaware corporation incorporated in 1988. The Company operates the majority of its business through 14 subsidiaries. The Company's principal executive offices are located at 1327 Northmeadow Parkway, Suite 132, Roswell, Georgia 30076. Its telephone number is 770-475-9930 and its website address is http://www.edmd.com. Subject to shareholder approval at its next annual meeting of shareholders in September 1998, the Company has determined to change its name to "Quest Education Corporation."

SCHOOLS

     The following table shows the location of each of the Company's schools, the name under which it operates, the date of its acquisition, the principal fields of study in which it offers its programs, its degree granting status and number of students attending the school at the time of its acquisition and at March 31, 1998.

                                                                                              APPROXIMATE
                                                                                                STUDENT        STUDENT
                                                                               INSTITUTIONAL  POPULATION    POPULATION AT
                                      DATE        PRINCIPAL        DEGREE       ACCREDITING   AT DATE OF      MARCH 31,
INSTITUTION                         ACQUIRED    CURRICULA(1)     GRANTING(2)     AGENCY(3)    ACQUISITION       1998
-----------                         --------    ------------     -----------   -------------  -----------   -------------
Maric College of Medical
  Careers.........................    4/88       Healthcare       Associate       ACCSCT           135            858
  San Diego, CA
Maric College of Medical
  Careers.........................    4/88       Healthcare       Associate(5)    ACCSCT           105            445
  North County Campus
  Vista, CA(4)
Long Medical Institute............    4/88       Healthcare       Associate       ACCSCT           129            202
  Phoenix, AZ
Andon College.....................   11/89       Healthcare          No            ABHES           150            312
  Stockton, CA
Andon College.....................   11/89       Healthcare       Associate        ABHES           123            334
  Modesto, CA
Bauder College....................    3/92       Fashion and      Associate       ACCSCT           440            406
  Atlanta, GA                                      Design/                       SACS/COC
                                                  Business
Modern Technology School of
  X-Ray...........................    3/93       Healthcare       Associate       ACCSCT           221            402
  North Hollywood, CA

                                                                                              APPROXIMATE
                                                                                                STUDENT        STUDENT
                                                                               INSTITUTIONAL  POPULATION    POPULATION AT
                                      DATE        PRINCIPAL        DEGREE       ACCREDITING   AT DATE OF      MARCH 31,
INSTITUTION                         ACQUIRED    CURRICULA(1)     GRANTING(2)     AGENCY(3)    ACQUISITION       1998
-----------                         --------    ------------     -----------   -------------  -----------   -------------
Dominion Business School..........    5/93        Business/       Associate        ACICS           129            174
  Roanoke, VA                                    Healthcare
Dominion Business School..........    5/93        Business/       Associate        ACICS           408            103
  Harrisonburg, VA(6)                            Healthcare
ICM School of Business............    7/93        Business/       Associate        ACICS           376            464
  Pittsburgh, PA                                 Healthcare/
                                                 Fashion and
                                                   Design
Ohio Institute of Photography &
  Technology......................    7/93          Image         Associate       ACCSCT            67            254
  Dayton, OH                                     Technology/
                                                 Healthcare
California Institute of
  Merchandising
  Art & Design....................    8/93       Fashion and      Associate        ACICS             5            118
  Sacramento, CA                                   Design
San Antonio College of Medical and
  Dental Assistants...............    9/96       Healthcare          No           ACCSCT           234            480
  San Antonio, TX
San Antonio College of Medical and
  Dental Assistants...............    9/96       Healthcare          No           ACCSCT           186            298
  McAllen Campus
  McAllen, TX
Career Centers of Texas --
  El Paso.........................    9/96       Healthcare          No           ACCSCT           286            400
  El Paso, TX
Hagerstown Business College.......   12/96        Business/       Associate        ACICS           495            422
  Hagerstown, MD                                 Healthcare
Nebraska College of Business......    3/97        Business/       Associate        ACICS           345            408
  Omaha, NE                                      Healthcare
Lincoln School of Commerce........    3/97        Business/       Associate        ACICS           342            397
  Lincoln, NE                                    Healthcare
CHI Institute.....................    2/98      IT/Business/      Associate       ACCSCT           560            545
  Southhampton, PA                               Healthcare/
                                                 Electronic
                                                 Engineering
CHI Institute.....................    2/98      IT/Business/      Associate       ACCSCT           435            474
  Broomall, PA                                   Healthcare/
                                                 Electronic
                                                 Engineering
Hesser College....................    3/98        Business/       Bachelor/        NEASC         1,185          1,202
  Manchester, NH                               Healthcare/IT/     Associate
                                                  Criminal
                                                   Justice
Hesser College....................    3/98        Business/       Bachelor/        NEASC           303            451
  Salem, NH                                    Healthcare/IT/     Associate
                                                  Criminal
                                                   Justice
Hesser College....................    3/98        Business/       Bachelor/        NEASC           354            447
  Nashua, NH                                   Healthcare/IT/     Associate
                                                  Criminal
                                                   Justice

                                                                                              APPROXIMATE
                                                                                                STUDENT        STUDENT
                                                                               INSTITUTIONAL  POPULATION    POPULATION AT
                                      DATE        PRINCIPAL        DEGREE       ACCREDITING   AT DATE OF      MARCH 31,
INSTITUTION                         ACQUIRED    CURRICULA(1)     GRANTING(2)     AGENCY(3)    ACQUISITION       1998
-----------                         --------    ------------     -----------   -------------  -----------   -------------
Hesser College....................    3/98        Business/       Bachelor/        NEASC           407            412
  Portsmouth, NH                               Healthcare/IT/     Associate
                                                  Criminal
                                                   Justice
                                                                                                 -----         ------
         TOTAL....................                                                               7,420         10,008
                                                                                                 =====         ======

---------------

(1) The Company offers a variety of programs in addition to those listed in the chart at one or more of its schools, with the significant majority of such additional programs being offered at the Hesser Schools and the CHI Institute Schools. These programs include, among others (i) early childhood education, (ii) air conditioning, heating, and refrigeration technology
    (iii) social sciences, and (iv) hotel and restaurant management.
(2) In order for a school to grant associate or bachelor degrees, it must be accredited by the applicable accrediting agency and approved by the relevant state agency.
(3) Accrediting Commission of Career Schools and Colleges of Technology ("ACCSCT"), Accrediting Council for Independent Colleges and Schools ("ACICS"), Accrediting Bureau of Health Education Schools ("ABHES"), Southern Association of Colleges and Schools/Commission on Colleges ("SACS/COC") and New England Association of Schools and Colleges ("NEASC"). See "Licensing, Accreditation and Financial Aid Regulation."
(4) The Company determined that there was a substantial overlap in the Vista, California markets and combined its Vista school with the San Marcos school during the second quarter of fiscal 1998. The Vista and San Marcos schools were acquired at approximately the same time. The chart represents the combined operations of the schools at the date of the acquisition and at March 31, 1998.
(5) Degree granting status has been approved; however, programs have not yet been implemented.
(6) The Company determined that there was a substantial overlap in the Harrisonburg and Staunton, Virginia markets, and combined its Staunton school with the Harrisonburg school in fiscal 1997. The Harrisonburg and Staunton schools were both acquired at the same time. The chart represents the combined operations of the schools at the date of the acquisition and at March 31, 1998.

PROGRAMS OF STUDY

     The Company's programs are intended to provide students with the specific knowledge and job skills required to prepare them for entry-level positions in a chosen career field. The Company's programs, which generally provide for internships or include business simulation instruction, are designed after consultation with employers and advisory committees, which are composed of business and educational professionals who assist the Company in assessing and updating curricula and other aspects of relevant programs.

     At March 31, 1998, the Company offered associate degree and diploma programs in the principal areas of healthcare, business, and information technology and associate degree programs in fashion and design. The Hesser Schools also offer bachelor degrees in business and criminal justice. The healthcare programs are designed to prepare students for occupations associated with the medical and healthcare industry, such as nursing, medical and dental assistant, home health aid, patient care provider and medical and dental office manager. The business programs provide education in areas such as accounting, business management, information technology, secretarial skills, paralegal skills and travel, and are designed to prepare students for entry level positions in such areas. The information technology programs provide computer skills which may include training in various specific applications, hardware and software integration and computer repair, and are designed to provide students with entry level positions in such areas. Fashion and design programs prepare students for positions associated with fashion merchandising, fashion design and interior design, such as buyers, display directors, fashion coordinators, pattern makers, fashion designers and interior designers. Tuition and fees vary depending on the program offered and the location of the school.

     The following table provides information at March 31, 1998 with respect to the programs offered by the Company's schools in each of the four principal fields described above:

                                                        DIPLOMA               DEGREE
                                                   ------------------   ------------------   TOTAL NO.
                                                   NO. OF     NO. OF    NO. OF     NO. OF       OF
PROGRAM                                            SCHOOLS   STUDENTS   SCHOOLS   STUDENTS   STUDENTS
-------                                            -------   --------   -------   --------   ---------
Healthcare.......................................    18       3,833       12       1,116       4,949
Business.........................................    11         546       10       1,677       2,223(1)
Information Technology...........................     2         500        6         291         791
Fashion and Design...............................    --          --        3         496         496
Other Programs...................................     5         224        6       1,325       1,549(1)
                                                              -----                -----      ------
          Company Total..........................             5,103                4,905      10,008
                                                              =====                =====      ======

---------------

(1) Includes 32 students enrolled in bachelor degree business programs and 36 in the bachelor degree criminal justice program.

     As of March 31, 1998, approximately 49.5%, 22.2%, 7.9% and 5.0% of students were enrolled in programs in the fields of healthcare, business, information technology and fashion and design, respectively. All of the Company's programs are designed to prepare graduates to perform effectively in a variety of entry-level positions by providing the student with practical experience both in the classroom and, in the case of most programs in the healthcare and fashion and design fields, through the use of internships. The internships constitute a graded portion of the curricula and provide hands-on experience in the work place as well as a source of job opportunities. In addition, most of the Company's business programs provide for a significant amount of education in a simulated business environment with a view toward preparing the student for participation in actual business situations.

     The academic schedule of the Company's schools varies depending on the programs offered by the individual schools. Degree programs begin four times a year. Diploma programs begin every four to six weeks. Diploma courses are typically offered mornings, afternoons, and evenings, and, except in the Hesser Schools where the majority of associate degree students attend at night, degree programs are principally offered during day-time hours. The schools generally have classes operating year round and are generally open five days per week. The Company believes that its diversified curricula provide it with an extensive library of programs and experience in various fields enabling it to meet changing demands in the areas served by each of its schools and to expand offerings at each of the schools when justified by student and employer demand.

     Programs which lead to similar occupational outcomes have the same general content. However, modifications are made to conform each program to the requirements of the particular market as well as to state and accrediting regulations. In addition to courses directly related to a student's program of study, degree programs may also include general education courses such as English, Psychology or Mathematics. The programs in each field are reviewed periodically by the regional managers and the schools' directors in order to respond to changes in the job market and technology. Each school also has established advisory committees, comprised of local business executives and academics, to assist it in assessing and updating curricula and other aspects of the relevant programs.

TUITION AND FEES

     As of March 31, 1998, total tuition for completion (on a full time basis) for the diploma programs offered by the Company's schools ranged from $3,200 to $13,770, for an associate degree program the tuition ranged from $5,300 to $22,560, and for the Company's bachelor degree program the tuition ranged from $17,520 to $31,960. In addition to these tuition amounts, students at the Company's schools typically must purchase textbooks and supplies as part of their educational programs.

STUDENT RECRUITMENT

     The Company endeavors to recruit motivated students with the ability to complete the programs offered by the Company's schools and to secure entry-level employment in the fields for which their programs are designed to prepare them. To attract potential students, the Company engages in several activities to inform them, and in some instances their parents, about the Company's programs. These expenditures vary from school to school, depending on the desired audience, and include television advertising, direct mailings, newspaper advertising and yellow pages advertising. The Company also engages in high school visits to attract potential students.

     The Company's television advertising is coordinated and developed locally, and budgeted on a centralized basis. It is tailored to and directed at the local market in which each school is located and is intended to create recognition for the name under which the applicable school operates. Responses to direct mail campaigns are received and followed up on a local basis; however, all marketing activities are tracked and analyzed on a centralized system and the results forwarded to the individual schools for use in evaluating the effectiveness of their marketing programs.


     Each of the Company's schools employs a director of admissions who generally reports to the executive director. The director of admissions for each school is responsible for, among other things, coordinating the efforts of the school to recruit qualified students to the school. The director of admissions also determines recruiting policies and procedures and standards for hiring and training admissions representatives; however, such policies, procedures and standards are reviewed at the regional or national level.


     Admissions representatives contact potential students who have indicated an interest in the schools' programs and arrange for interviews which generally take place at the school, although occasionally such interviews take place at the prospective student's home. The interview is designed to establish the student's qualifications, academic background and employment goals. Prospective students are generally given a school catalogue which describes the applicable school's programs, a tour of the campus, an explanation of the programs offered and the types of employment opportunities typically available to graduates of the Company's schools. The Company employs admissions representatives who generally perform their services in recruitment offices located at each school, but who, in some instances, make visits and presentations at high schools or other sources from which students may likely be recruited.

     The Company's central marketing system monitors the effectiveness of each school's marketing efforts to gauge the extent to which such efforts result in student enrollment. The results of such monitoring are communicated to each of the Company's schools allowing each school to more efficiently utilize its marketing resources. Also, when a particular school develops a successful marketing program, the Company makes such programs available to the other schools for incorporation into their marketing programs as appropriate.

ADMISSION AND RETENTION

     In order to apply for admission to any of the Company's programs, a candidate is required to have a high school diploma or recognized equivalent, or pass an admissions test specifically approved by the Department of Education.

     In an attempt to minimize student withdrawals prior to the completion of their program, each of the Company's schools provides staff and other resources to assist and advise its students regarding academic and financial matters, and employment. Each of the schools also provides tutoring, and encourages help sessions between individual students and instructors when students are experiencing academic difficulties. The Company is obligated to provide refunds to those students who withdraw from school prior to completion of the program based on formulas required by applicable accrediting agencies or by state and federal regulations. The refund formula in California, where the largest number of the Company's schools are located, provides for pro rata refunds based on the number of days a student is in attendance compared to the total number of days in the program. In other states, the Company is generally allowed to retain a greater percentage of tuition than that provided for by the California formula.

GRADUATE PLACEMENT

     Each of the Company's schools employs placement personnel to provide placement assistance services to students and graduates and to solicit appropriate employment opportunities from employers. In addition, the Company's schools utilize their internship programs to develop job opportunities and referrals. During the course of each program, students receive instruction on job-search and interviewing skills and have available reference materials and assistance with the composition of resumes.

     As of March 31, 1998, since their respective acquisition by the Company, the Company's schools have graduated approximately 29,000 students, including 5,359 in fiscal 1998.

     Based on data obtained by the Company from its students and their employers, the Company believes that 77% of the students graduating from programs offered by the Company's schools (other than the Hesser Schools) during the prior two calendar years, who did not go on to further education, obtained employment in a field related to their program of study as of June 30 or earlier of the year following graduation. Hesser has not obtained similar data. However, based on limited student surveys conducted by the Hesser Schools, the Company believes that their placement rate is at least equal to the placement rate for the Company's other schools.

FACULTY


     Faculty members are hired locally in accordance with criteria established by the school, applicable accreditation organizations, and applicable state regulatory authorities. Members of a school's faculty are hired based on academic background, prior educational experience, and prior work experience. A significant portion of the Company's faculty were previously employed in fields related to their area of instruction. The Company believes that such faculty members provide a "real world" perspective to the students. At most of the Company's schools, instructors are supervised by the executive director and an academic dean. At the remaining schools, faculty members are supervised by lead instructors with respect to particular areas of instruction, subject to review by the executive director. As of March 31, 1998, the Company's schools employed approximately 409 full-time faculty members (defined as those faculty members spending at least 20 hours per week teaching classes at the Company's schools) and 424 part-time faculty members.


ADMINISTRATION AND EMPLOYEES


     Each of the Company's schools is managed by an executive director. Additionally, the staff of each school includes a director of placement, a financial aid administrator, and a director or assistant director of admissions. Twelve schools also employ a director of education. In the other schools, lead instructors are appointed to oversee instruction in their areas of expertise, subject to the overall supervision of the executive director. As of March 31, 1998, the Company had approximately 1,624 full and part-time employees, including 55 people employed at its home office in Roswell, Georgia and its regional offices in Tampa, Florida, San Diego, California and Pittsburgh, Pennsylvania, and 833 full and part-time faculty members. It also employed 151 students under the Federal Work-Study program. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.



     From its home office and regional offices, the Company provides each of its schools with financial aid services, oversees regulatory compliance, assists in the development and addition of programs to existing curricula, implements and supports management information systems and provides accounting services and financial resources. The Company's regional offices each have a regional manager and staff who manage the individual executive directors and provide expertise in the area of operations, curriculum development, and sales and marketing. These centralized services relieve the local school management of tasks which the Company believes can be performed most efficiently and cost effectively by a centralized office. However, because of the Company's belief that each of the markets served by its schools is unique, and that by offering programs specifically targeted at each market it can maximize its long-term ability to enroll and place students in an appropriate outcome, local school management has the responsibility and authority to schedule the school's programs, hire its teachers, and originate new program development or propose the addition of programs from the existing curricula library.

COMPETITION

     The postsecondary education market is highly fragmented and competitive with no private or public institution having a significant market share. The Company's schools compete for students with not-for-profit public and private colleges and proprietary institutions which offer degree and non-degree granting programs. Such proprietary institutions include vocational and technical training schools, continuing education programs and commercial training programs. Competition among educational institutions is believed to be based on the quality of the program, perceived reputation of the institution, the cost of the program, and the employability of graduates. Public and private colleges may offer programs similar to those offered by the Company's schools at lower tuition costs due in part to government subsidies, foundation grants, tax deductible contributions, or other financial resources not available to proprietary institutions. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company.

FACILITIES

     All of the Company's facilities are leased by the Company, except for the facilities in Dayton, Ohio, Lincoln, Nebraska, Omaha, Nebraska, and Manchester, New Hampshire, which are owned by the Company. The table below sets forth certain information regarding these facilities as of May 31, 1998:

                                                                          APPROXIMATE
OFFICE/SCHOOL                                          LOCATION          SQUARE FOOTAGE
-------------                                          --------          --------------
Home Office...................................  Roswell, GA                   8,850
Western Region Office.........................  San Diego, CA                 2,001
Eastern Region Office.........................  Tampa, FL                     1,581
WESTERN REGION SCHOOLS
Andon College.................................  Modesto, CA                  12,952
Andon College.................................  Stockton, CA                 13,241
California Academy of Merchandising, Art, and
  Design......................................  Sacramento, CA                6,232
Lincoln School of Commerce....................  Lincoln, NE                  58,490(1)
Long Medical Institute........................  Phoenix, AZ                  11,423
Maric College of Medical Careers..............  San Diego, CA                39,092
Maric College of Medical Careers..............  Vista, CA                    14,597
Modern Technology School of X-Ray.............  North Hollywood, CA          17,153
Nebraska College of Business..................  Omaha, NE                    19,035
EASTERN REGION SCHOOLS
Bauder College................................  Atlanta, GA                  27,187
Career Centers of Texas.......................  El Paso, TX                  10,357
CHI Institute.................................  Southampton, PA              43,000
CHI Institute.................................  Broomall, PA                 50,000
Dominion Business School......................  Harrisonburg, VA              9,403
Dominion Business School......................  Roanoke, VA                  11,077
Hagerstown Business College...................  Hagerstown, MD               23,682
ICM School of Business........................  Pittsburgh, PA               47,833
Ohio Institute of Photography and
  Technology(2)...............................  Dayton, OH                   24,200
San Antonio College of Medical and Dental
  Assistants..................................  San Antonio, TX              21,605
San Antonio College of Medical and Dental
  Assistants..................................  McAllen, TX                  14,900

                                                                          APPROXIMATE
OFFICE/SCHOOL                                          LOCATION          SQUARE FOOTAGE
-------------                                          --------          --------------
HESSER COLLEGE DIVISION
Hesser College................................  Manchester, NH              136,000(1)
Hesser College................................  Nashua, NH                   17,905
Hesser College................................  Salem, NH                    12,000
Hesser College................................  Portsmouth, NH                9,150

---------------

(1) Total square footage includes dormitory facilities at these locations.
(2) The Dayton, Ohio facility was purchased in connection with the acquisition of the school in fiscal 1994. It is owned subject to a mortgage with an aggregate principal amount outstanding of $595,076 at March 31, 1998.

LITIGATION

  North Hollywood Proceeding

     In September 1995, the Company filed suit in the California Superior Court in connection with its 1993 purchase of its North Hollywood, California school. The suit alleged that the sellers made significant financial and operational misrepresentations to the Company. The sellers denied the Company's allegations and filed a Cross-Complaint against the Company seeking an indeterminate amount of damages and alleging among other things, breach of contract and fraud. In order to avoid protracted litigation and discovery, the Company decided it was in its best interests to settle the lawsuit in April 1997. In connection with the settlement, the Company agreed to pay immediately all amounts remaining on the notes payable to sellers related to the financing of the acquisition and the related payments for the covenants not to compete plus attorneys' fees. All amounts were paid in April 1997.

  San Diego Proceeding

     On June 24, 1994, eight students enrolled in one of the Company's programs at its schools in the San Diego, California area filed a class action lawsuit against the Company in state court in San Diego, California. In substance, the suit alleged that there were material misrepresentations made with respect to the context of the program and the potential jobs available to the students who graduated from it. The suit was certified as a class action in the fall of 1994. Although the Company believes that it accurately described the course content and the jobs to which the course could lead, in order to avoid further legal expense and because of the uncertainty and risks inherent in any litigation, the Company settled the lawsuit in March 1996. Pursuant to the terms of the settlement, the Company paid $600,000 in March 1996 and $400,000 in April 1997. Additionally, the Company agreed to make available tuition credits. Approximately $115,000 was paid in April 1997 related to unused tuition credits. The involved program was discontinued in the summer of 1994 for reasons unrelated to the lawsuit.

     In order to reduce the risk of any similar actions, the Company has reviewed all of its catalogs and admission materials and, where the Company believes appropriate, taken steps to further disclose to students in writing that placement rates are based on multiple outcomes and the course is not represented to lead to any one particular outcome, including the course title.

  Southampton, PA Proceeding

     Prior to the CHI Institute Acquisition by the Company, a jury verdict in the amount of $102,000 was entered against the acquired company in an action filed in the United States District Court for the Eastern District of Pennsylvania. The action was based on alleged mental distress suffered by a former student as a result of conduct of her fellow students and employees of CHI Institute's Southampton location. The verdict has been appealed and is under consideration. The Plaintiff subsequently filed a separate action in the Federal Court seeking an award of attorneys' fees and costs of approximately $130,000. The Company intends to pursue the appeal as well as vigorously defend against any subsequent awards to Plaintiff of attorneys' fees and costs. Should the appeal not be successful and should Plaintiff prevail in her action for fees and costs, the

Company will be liable for payment of the total judgment amount plus Plaintiff's accrued fees and costs pursuant to the terms of the acquisition.

  Routine Proceedings

     The Company is also a party to routine litigation incidental to its business, including ordinary course employment litigation. Management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

             LICENSING, ACCREDITATION AND FINANCIAL AID REGULATION

TITLE IV STUDENT FINANCIAL ASSISTANCE PROGRAMS

     A substantial majority of the students attending the Company's schools finance all or a part of their education through grants or loans under Title IV Programs. Each of the Company's schools participates in Title IV Programs either as an individual institution or as an additional location of another school which is the main campus of the institution. Cash receipts from Title IV funding provide most of the Company's revenues (approximately 73% of cash receipts in fiscal 1998). The maximum amount of a student's available Title IV program assistance is generally based on the student's financial need. The Company determines a student's financial need based on the national standard need analysis system established by the HEA. If there is a difference between the amount of Title IV program funding a student is entitled to receive (combined with other outside assistance) and the student's tuition, the student is responsible for the difference.

     Students at the Company's schools participate in the following Title IV
Programs:

  Pell and FSEOG Grants

     The Federal Pell Grant Program provides for grants to help financially needy undergraduate students meet the costs of their postsecondary education. The amount of an eligible student's Pell grant award currently ranges from $400 to $2,700 annually, depending on the student's financial need, as determined by a formula set by the HEA and the Regulations. The HEA guarantees that all of the eligible students at a school receive Pell grants in the amounts to which they are entitled. In fiscal 1998, Pell grants to students represented approximately $13,161,000 or 22.1% of the Company's net revenues.

     The Federal Supplemental Educational Opportunity Grant ("FSEOG") program provides for awards to exceptionally needy undergraduate students. The amount of an FSEOG award currently ranges from $100 to $4,000, depending on the student's financial need and the availability of funds. The availability of federal funding for FSEOG awards is restricted. The Company, or another outside source, is required to make a 25% matching contribution for FSEOG program funds it disburses. FSEOG awards made to the Company's students (net of matching contributions) amounted to approximately $1,110,300 and represented approximately 1.9% of the Company's net revenue in fiscal 1998.

  Federal Family Education Loans and Federal Direct Student Loans

     The Federal Family Education Loan ("FFEL") programs include the Federal Stafford Loan Program ("Stafford Loan"), and the Federal PLUS Program ("PLUS") pursuant to which private lenders make loans to enable a student or his or her parents to pay the cost of attendance at a postsecondary institution.

     The FFEL Program is administered through state and private nonprofit guarantee agencies that insure loans directly, collect defaulted loans and provide various services to lenders. The federal government provides interest subsidies in some cases and reinsurance payments for borrower default, death, disability, and bankruptcy.

     The Federal Direct Student Loan Program ("FDSLP") is substantially the same as the FFEL program in providing Stafford and PLUS loans. Under the FDSLP, however, funds are provided directly by the federal government to the students, and the loans are administered through the school. For schools electing to participate, the FDSLP replaces the FFEL program, although loans are made on the same general terms and conditions. The Company was one of the initial participants in the FDSLP.

  Stafford Loan Program

     Students may borrow an aggregate of $2,625 for their first undergraduate academic year and $3,500 for their second academic year under the FFEL Stafford Loan or FDSLP Stafford Loan program. If the student qualifies for a subsidized loan, based on financial need, the federal government pays interest on the loan while the student is attending school and during certain grace and deferment periods. If the student does not qualify for a subsidized Stafford Loan, the interest accruing on the loans must be paid by the student. In addition, independent students may qualify for an additional $4,000 a year in unsubsidized Stafford loans.


     By the end of fiscal 1998, all of the Company's existing schools except Hesser College participated in the FDSLP program and in fiscal 1999, all of its existing schools will participate exclusively in such programs. FDSLP and FFEL Stafford loans amounted to approximately $30,927,000, or approximately 51.8% of the Company's net revenues, in fiscal 1998.


  PLUS Loan Program

     Parents of dependent students may receive loans under the FFEL PLUS Program or the FDSLP PLUS Program on an academic year basis. The maximum amount of any PLUS loan is the total cost of a student's education for each relevant academic year less other financial aid received by the student attributable to such year. PLUS loans carry a maximum interest rate of 9%. These loans are repayable commencing 60 days following the last disbursement made with respect to the relevant academic year, with flexible payment schedules over a 10 year period. The FFEL PLUS loans are made by lending institutions and guaranteed by the federal government. The FDSLP PLUS Program provides PLUS loans by the federal government on the same general terms as the FFEL PLUS loans. FDSLP PLUS loans and FFEL PLUS loans amounted to approximately $4,703,000, or approximately 7.9% of the Company's net revenues, in fiscal 1998.

  Perkins Loans

     Students who demonstrate financial need may borrow up to $3,000 per academic year under the Federal Perkins Loan ("Perkins") program, subject to the availability of Perkins funds at the institution. Repayment of loans under the Perkins program is delayed until nine months after graduation or the termination of studies. Funding for an institution's Perkins program is made by the Department of Education into a fund maintained by the participating institution for that purpose. The participating institution is required to make a matching contribution into the fund of 25% of the total loans made from the fund and to deposit all repayments into the fund.

     In fiscal 1998, three of the Company's institutions liquidated their Perkins programs and no longer participate. An institution will not receive continued federal funding for Perkins loans if the institution's Cohort Default Rate for Perkins loans exceeds 30%. One of the Company's institutions receiving Perkins loan funding had a cohort default rate in excess of 30% in the last fiscal year and is therefore ineligible to receive additional funds from the government for the subsequent fiscal year. This institution will, however, remain able to make Perkins loans to students through funds repaid by previous borrowers. Perkins loans amounted to approximately $116,000 (or approximately 0.2%) of the Company's net revenues, in fiscal 1998.

  Federal Work-Study

     Pursuant to the Federal Work-Study ("FWS") program, federal funds are made available to provide part-time employment to eligible students based on financial need. The Company's schools provide a limited number of on-campus and off-campus jobs to eligible students participating in the FWS program. During the 1997-98 award year, the Company's schools employed less than 300 students pursuant to this program. The Company, or another outside source, is required to pay 25% of the gross earnings for each participant in the FWS program.

TITLE IV REGULATION

     To obtain and maintain eligibility to participate in the programs described above, the Company's institutions must comply with the rules and regulations set forth in the HEA and the Regulations thereunder. An institution must obtain certification by the Department of Education as an "eligible institution" to participate in Title IV Programs. Certification as an "eligible institution" requires, among other things, that the institution be authorized to offer its educational programs by the state in which it operates. It must also be accredited by an accrediting agency recognized by the Department of Education.

     The HEA provides standards for institutional eligibility to participate in the Title IV Programs. The standards are designed, among other things, to limit dependence on Title IV funds, prevent institutions with unacceptable student loan default rates from participating in Title IV student loan programs and, in general, require institutions to satisfy certain criteria intended to protect the integrity of the federal programs, including criteria regarding administrative capability and financial responsibility.

     Generally, an institution is considered separately for compliance with the Regulations. Including the Fiscal 1998 Acquisitions, 20 of the Company's 24 schools are main campuses.

     An institution's certification of eligibility to participate in the Title IV Programs generally continues for four years. An institution must apply for a renewal of its certification prior to its expiration, and must demonstrate compliance with the eligibility requirements in its application.

     Under certain circumstances, the Department of Education may provisionally certify an institution to participate in Title IV programs. Provisional certification may be imposed, when an institution is reapplying for certification or when an institution undergoes a change in ownership resulting in a change of control or at the discretion of the Secretary of Education, if the institution (i) does not satisfy all the financial responsibility standards,
(ii) has a Cohort Default Rate of 25% or more in any single fiscal year of the three most recent federal fiscal years for which data is available, and (iii) under other circumstances determined by the Secretary of Education. Provisional certification may last no longer than three years. Provisional certification differs from certification in that a provisionally certified institution may be terminated from eligibility to participate in the Title IV Programs without the same opportunity for a hearing before an independent hearing officer and an appeal to the Secretary of Education as is afforded to a fully certified institution faced with termination, suspension, or limitation of eligibility prior to expiration of its certification. Additionally, the Department of Education may impose additional conditions on a provisionally certified institution's eligibility to continue participating in the Title IV Programs.

  Student Loan Defaults

     The HEA provides that an institution may lose its eligibility to participate in substantially all Title IV student loan programs if student defaults on the repayment of federally guaranteed student loans exceed specified Cohort Default Rates. Similar rules regarding default rates apply to Federal Direct Loans made pursuant to the FDSLP, commencing with those loans entering into repayment for the first time in the 12 month period ending September 30, 1995. Under existing regulations, these rates are based on the repayment history of current and former students for loans provided under the Stafford Loan program and the SLS program. A Cohort Default Rate is calculated for each institution on a federal fiscal year basis by determining the rate at which the institution's students entering repayment in that federal fiscal year default by the end of the following federal fiscal year. Cohort Default Rates are subject to revision by the Department of Education if new data becomes available and are subject to appeal by institutions contesting the accuracy of the data or the adequacy of the servicing of the loans by the loan servicer.

     An institution whose Cohort Default Rate exceeds 40% for any single federal fiscal year may have its eligibility to participate in all Title IV Programs limited, suspended or terminated. If the Department of Education elects to take such action due to a single-year Cohort Default Rate in excess of the regulatory level, it must afford the institution a hearing before an independent Department of Education hearing officer and an opportunity to appeal any decision to the Secretary of Education before the limitation, suspension, or termination may take effect. None of the Company's institutions has, or has had, a Cohort Default Rate in excess of 40% in the three most recent years.

     An institution whose Cohort Default Rate is 25% or more for the three most recent federal fiscal years for which data is available is subject to immediate loss of eligibility to participate in Title IV student loan programs, subject to an appeal of the determination, which appeal only can be based on the Department of Education having relied on erroneous data in calculating the Cohort Default Rate, the inadequacy of the servicing of the loans by the lender or loan servicer, or the existence of certain exceptional mitigating circumstances. The loss of eligibility lasts for the duration of the fiscal year in which the determination of ineligibility is made, plus the two succeeding fiscal years. However, an institution remains eligible for Title IV student loan programs while the appeal is pending.

     None of the Company's institutions had a Cohort Default Rate of 25% or more for the three consecutive federal fiscal years ended September 30, 1995. Additionally, based on preliminary data released by the Department of Education in May 1998, none of the Company's institutions had a Cohort Default Rate of 25% or more for the three consecutive federal fiscal years ended September 30, 1996. Accordingly, the Company believes that none of the institutions is currently vulnerable to termination from Title IV eligibility based on three consecutive years of excess default rates. However, the Company's institution located in Omaha, Nebraska had a Cohort Default Rate of 25% or more for federal fiscal 1995, and, based on preliminary data, for Federal Fiscal 1996 (32.1% and 26.0%, respectively). The Omaha, Nebraska institution had a Cohort Default Rate of 17.3% in federal fiscal 1994 and is not vulnerable to termination of Title IV student loan program eligibility unless its rate for the federal fiscal year ended September 30, 1997 is 25% or greater. Preliminary data for such federal fiscal year is not expected to be available until 1999. The Company has plans to challenge the Omaha, Nebraska preliminary Cohort Default Rate with the Department of Education based upon what it believes to be erroneous data. The Company's other institutions would have to have Cohort Default Rates of 25% or more for consecutive three year periods ending September 30, 1999 and thereafter in order to become vulnerable to termination of Title IV student loan program eligibility.

  The 85/15 Rule

     The "85/15" rule, which applies to for-profit institutions such as those owned and operated by the Company, became applicable to the Company's schools beginning with the fiscal year ending March 31, 1994. It requires that no more than 85% of the institution's applicable cash receipts may be derived from Title IV Programs. An institution whose annual certified financial statement or Title IV compliance audit report to the Department of Education does not reflect compliance with the 85/15 rule is subject to immediate termination of its Title IV eligibility. The Company believes that each of its institutions was in compliance with the 85/15 rule with respect to fiscal years 1994 through 1998, and has taken steps to help ensure on-going compliance with the 85/15 Rule.

  Change of Control

     Upon a change in ownership resulting in a change of control of the Company, as defined in the HEA and Regulations, each of the Company's schools would lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies to regain eligibility. A change of control also could have significant regulatory consequences for the Company at the state level and could affect the accreditation of the Company's schools.

     The Regulations provide that after a company becomes publicly traded, a change of control occurs when a report on Form 8-K is required to be filed with the Securities and Exchange Commission disclosing a change of control. The Company will not be required to file such a report as a consequence of the Offering. Most states and accrediting agencies have similar requirements, but they do not provide a uniform definition of change of control. If the Company were to lose its eligibility to participate in Title IV Programs for a significant period of time pending an application to regain eligibility, or if it were determined not to be eligible, its operations would be materially adversely affected. The possible loss of Title IV eligibility resulting from a change of control may also discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company.

  Administrative Capability

     The Regulations set certain standards of "administrative capability" which a school must satisfy to participate in the Title IV Programs. These criteria require, among other things, that the school comply with all applicable Title IV Regulations, have capable and sufficient personnel to administer the Title IV Programs, have acceptable methods of defining and measuring the satisfactory academic progress of its students, provide financial aid counseling to its students, timely submit all reports and financial statements required by the Regulations, and that the school's Cohort Default Rate not equal or exceed 25% for any single fiscal year.

     Failure to satisfy any of the criteria may lead the Department of Education to determine that the school lacks the requisite administrative capability and may subject the school to provisional certification when it seeks to renew its certification as an eligible institution, or may subject it to a fine or to a proceeding for the limitation, suspension, or termination of its participation in Title IV Programs. Proceedings to fine, limit, suspend, or terminate an institution are conducted before an independent hearing officer of the Department of Education and are subject to appeal to the Secretary of Education, prior to any sanction taking effect. Thereafter, judicial review may be sought in the federal courts pursuant to the federal Administrative Procedures Act.

     Eight of the Company's schools are provisionally certified to participate in the Title IV Programs. The conditions imposed on them as a result of such provisional certification include reporting requirements relating to each school. The material violation of such requirements, or any of the requirements of the HEA or the Regulations, would subject the school to a loss of its provisional eligibility.

  Financial Responsibility Requirements

     The HEA and the Regulations prescribe specific standards of financial responsibility which the Department of Education must consider with respect to qualification for participation in the Title IV Programs ("Financial Responsibility Standards"). These standards are generally applied on an individual institutional basis. However, there can be no assurance that the Department of Education will not apply such standards on a consolidated basis. If the Department of Education determines that any of the Company's institutions fails to satisfy the Financial Responsibility Standards, the Department may require that such institution post an irrevocable letter of credit (a "Financial Responsibility Bond") in favor of the Secretary of Education in an amount equal to not less than one-half of Title IV Program funds received by the school during the last complete fiscal year for which figures are available or, in the Department of Education's discretion, require some other less onerous demonstration of financial responsibility (a "Demonstration of Financial Responsibility"). One-half of Title IV funds received by the Company's individual institutions in the its most recent fiscal year ranged from approximately $359,000 to $4,964,000 and one-half of the total Title IV funds received by all the Company's institutions in its most recent fiscal year was $39,173,000. Pursuant to the Regulations, the Company submits annual audited consolidated financial statements and unaudited consolidating financial statements to the Department of Education.

     Among the principal Financial Responsibility Standards which an institution currently must satisfy are: (i) an "acid test" ratio (defined as the ratio of the total of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1-to-1 at the end of the most recent fiscal year, (ii) a positive tangible net worth, as defined by the applicable Regulations, at the end of the most recent fiscal year (the "Tangible Net Worth Standard") and (iii) net operating results for the two most recent fiscal years, excluding extraordinary losses or losses from discontinued operations, which do not show an aggregate net loss in excess of 10% of tangible net worth from that at the beginning of the two year period (the "Net Operating Results Test"). Except for the Company's schools located in Roanoke, Virginia (the "Roanoke School") and Harrisonburg, Virginia (the "Harrisonburg School") which did not meet the Net Operating Results Test for fiscal 1998 on an individual basis, the Company, on a consolidated basis, and each of the institutions on an individual basis, were in compliance with all of the Financial Responsibility Standards for fiscal 1998.

     The Roanoke and Harrisonburg Schools accounted for 2.1% and 1.5% respectively of the Company's total net revenues in fiscal 1998. Its failure to comply with the Net Operating Results Test may result in the Department of Education requiring the posting of a Financial Responsibility Bond, although no such bond was required as a result of non-compliance in fiscal 1997, or otherwise request a Demonstration of Financial Responsibility. Based on fiscal 1998 Title IV funding for the Roanoke and Harrisonburg Schools, the maximum amount of such bond would be $500,000 and $359,000, respectively, which would be funded from the Company's bank facility.



     The Company had a positive tangible net worth on a consolidated basis of $3,177,701 at March 31, 1998, and $16,666,964 at March 31, 1997. The decline in positive tangible net worth from fiscal 1997 to fiscal 1998 is attributable to the increase in goodwill resulting from the Fiscal 1998 Acquisitions. The positive tangible net worth at March 31, 1997 was primarily the result of the receipt of the net proceeds of the IPO. The Company had a negative tangible net worth on a consolidated basis for each of the Company's three fiscal years ending March 31, 1996, 1995 and 1994, primarily because a large portion of the Company's assets consists of goodwill and other intangibles related to school acquisitions. None of the Company's institutions had a negative tangible net worth on an individual school basis as of March 31, 1998. The Company has filed audited consolidated financial statements with the Department of Education for each of the last three fiscal years in the period ended March 31, 1997, along with unaudited consolidating statements. There also can be no assurance that the Company's acquisition program will not again result in the Company having a negative tangible net worth, and, no assurance can be given that the Department of Education may not make a request for the Company to post a Financial Responsibility Bond in such circumstances or otherwise make a request for a Demonstration of Financial Responsibility based on its consolidated negative tangible net worth. If such a request were to be made, there is no assurance that the Company (i) would be successful in persuading the Department of Education or a court that such a request is contrary to law, (ii) could secure the funds to post the Financial Responsibility Bond which the Department of Education may request, or (iii) that the Company would be successful in negotiating a more favorable Demonstration of Financial Responsibility. If the Company were unable to post a Financial Responsibility Bond or make a satisfactory Demonstration of Financial Responsibility, it could become ineligible to receive Title IV funding in some or all of its schools. Ineligibility for Title IV funding would have an immediate material adverse effect on the Company's operations.



     Other than the Roanoke and Harrisonburg Schools, none of the Company's schools had operating losses in fiscal 1997 or fiscal 1998 which, in the aggregate, exceeded 10% of the tangible net worth at the beginning of the period. Therefore, only the Roanoke and Harrisonburg Schools, which represented 2.1% and 1.5%, respectively, of the Company's total net revenues for the year ended March 31, 1998, is in violation of the Financial Responsibility Standard relating to operating losses for the year ended March 31, 1998.


     In November 1997, the Department of Education published new regulations regarding financial responsibility which are effective on July 1, 1998. The new regulations will apply to the Company's fiscal years commencing April 1, 1999 and thereafter. The regulations provide a transition year alternative which will permit the Company to have its institutions' financial responsibility for the fiscal year ended March 31, 1999 measured on the basis of either the new regulations or the current regulations, whichever are more favorable. The new standards replace the Acid Test Ratio, the Tangible Net Worth Standard and the Net Operating Results Test with three different ratios: an equity ratio, a primary reserve ratio and a net income ratio. The equity ratio measures an institution's capital resources, ability to borrow and financial viability. The primary reserve ratio measures an institution's ability to support current operations from expendable resources. The net income ratio measures the ability to operate at a profit. The results of each ratio are assigned a strength factor on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and 3.0 reflecting financial strength. An institution's strength factors are then weighted based on an assigned weighting percentage for each ratio. The weighted scores for the three ratios are then added together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible by the Department of Education without the need for further financial monitoring. If the institution's composite score is less than 1.5, but equal to or greater than 1.0, the institution may continue in the Title IV Programs for a maximum period of three (3) years, subject to more rigorous financial aid disbursement and financial monitoring requirements of the Department of Education. Based on the Company's interpretation of the application of these new standards to the Company's financial statements for the fiscal year ended March 31, 1998, the Company's calculations result in a composite score of 1.4 on a consolidated basis, with each individual institution included in the consolidating statements having a composite score greater than 1.5. After giving effect to the receipt of the net proceeds of this Offering, the composite score of the Company on a pro forma consolidated basis would be 2.3 as of March 31, 1998.

     Regulatory Compliance Generally. The HEA and the Regulations impose numerous general and program specific requirements with which institutions participating in the Title IV Programs must comply, including but not limited to requirements in the areas of institutional eligibility to participate in Title IV Programs; student eligibility to receive Title IV funds; administrative capability; financial responsibility; and the packaging, disbursement, and management of Title IV funds. The Department of Education monitors institutional compliance with the Title IV through annual financial statements and audits of institutional compliance with Title IV requirements, both of which must be prepared by an independent auditor and timely submitted to the Department of Education. The Department of Education also periodically monitors compliance through on-site program reviews and through on-site audits conducted by the Office of Inspector General, U.S. Department of Education.

     An institution's failure to comply with any of the Title IV requirements in the HEA and the Regulations could result in adverse action by the Department of Education against the institution, including the limitation, suspension or termination of an institution's Title IV eligibility; the imposition of fines; and/or the imposition of liabilities by the Department of Education upon the institution. The HEA and the Regulations provide the institution with the right to appeal any such action to an administrative hearing official and to the Secretary of Education. The Department of Education could also transfer the institution from the advance system of payment to the reimbursement method of payment whereby institutions must demonstrate to the Department that each student to receive Title IV funds meets all applicable Title IV requirements and that the amount to be received is correctly calculated as a precondition to the Department paying an institution for the disbursement of Title IV funds to its students.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information regarding the executive officers and directors of the Company as of the date of this Prospectus. Biographical information for each of the persons set forth in the table is presented below.

NAME                                AGE                              TITLE
----                                ---                              -----
Gary D. Kerber....................  59    Chairman, President, Chief Executive Officer and a Director
Vince Pisano......................  44    Vice President and Chief Financial Officer
Gerald T. Kosentos................  46    Vice President of Operations
Elaine Neely-Eacona...............  45    Vice President of Financial Aid
Ellen L. Bernhardt................  47    Director of Operations -- Eastern Region
Linwood W. Galeucia...............  53    President -- Hesser College Division
Craig A. Wood.....................  49    Director of Operations -- Western Region
K. Terry Guthrie..................  55    Director of Accreditation
A. William Benham, Jr. ...........  36    Controller
Robert J. Cresci..................  54    Director
Carl S. Hutman....................  64    Director
Richard E. Kroon..................  55    Director
W. Patrick Ortale, III............  44    Director

     GARY D. KERBER, age 59, has been President, Chief Executive Officer and a Director of the Company since March 1988. From 1971 to 1983, he was employed by American Hospital Supply Company in various sales and executive positions. From 1983 to 1986, Mr. Kerber was the chief executive officer for Kimberly Services, Inc.

     VINCE PISANO, age 44, has been Vice President of Finance and Chief Financial Officer of the Company since March 1990. From 1978 to 1990, he was employed by National Education Corporation, a provider of postsecondary education, as corporate controller and subsequently as the vice president of finance of its educational centers division.

     GERALD T. KOSENTOS, age 46, has been Vice President of Operations of the Company since June 1997. From April 1997 through June 1997 he was Director of Operations -- Central Region of the Company. From January 1995 to June 1997 he was Director of ICM School of Business & Medical Careers, a wholly owned subsidiary of the Company. Prior to January 1995, Mr. Kosentos was employed for 21 years by National Education Corporation, in various positions including the directorship of three school locations, Regional Director of Operations and, for the last nine years of his employment, as Vice President of Operations.

     ELAINE NEELY-EACONA, age 45, was appointed Vice President of Financial Aid of the Company in March 1998. From 1990 until March 1998, she was Director of Financial Aid of the Company. From 1976 to 1990, she was employed in various financial aid positions by Education Management Corporation, a provider of postsecondary education.

     ELLEN L. BERNHARDT, age 47, has been Director of Operations -- Eastern Region of the Company since August 1993. From 1985 to 1993, she was employed by National Education Corporation, a provider of postsecondary education, most recently as southeast regional director of operations.

     LINWOOD W. GALEUCIA, age 53, has been President of the Hesser College Division since March 13, 1998. From 1983 to March 1998, Mr. Galeucia was President, Executive Vice President and co-owner of Hesser, Inc., the parent company of Hesser College. Since 1990, Mr. Galeucia has been a member of the New Hampshire Postsecondary Education Commission.

     CRAIG A. WOOD, age 49, was appointed Director of Operations -- Western Region of the Company in March 1998. From December 1997 to March 1998, Mr. Wood served as a consultant to the Company. From

July 1997 to December 1997, Mr. Wood was Vice President, Operations of Education America, Inc. From February 1995 to July 1997, Mr. Wood was Vice President, Marketing of the Katherine Gibbs Schools, Inc.

     K. TERRY GUTHRIE, age 55, has been Director of Accreditation of the Company since July 1993. From 1971 to July 1993, he was employed as president of Ohio Institute of Photography and Technology, which he co-founded. Ohio Institute of Photography and Technology was acquired by the Company in July 1993.


     A. WILLIAM BENHAM, JR., age 36, has been Controller of the Company since May 1995. From 1990 to May 1995, Mr. Benham was Assistant Controller of the Company.



     ROBERT J. CRESCI, age 54, has been a Director of the Company since 1991. Since September 1990, Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm. Mr. Cresci is a member of the boards of directors of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Garnet Resources Corporation, Meris Laboratories, Inc., Film Roman, Inc., Source Media, Inc., Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc. and several private companies.


     CARL S. HUTMAN, age 64, has been a Director of the Company since 1988. Since 1996, he has also been managing director of Fundamental Management Corporation, an investment management firm. Since 1981, he has been president of Anlyn Advisers, Inc., an investment advisory company. From 1981 to 1991, he was a general partner of Investech, L.P., a venture capital partnership which purchased convertible preferred stock and Common Stock of the Company in 1988 and 1989 and distributed all of its holdings to its general and limited partners in 1991. Mr. Hutman is a member of the Board of Directors of Canadian General Investments, Limited, Canadian World Fund Limited and Third Canadian General Investment Trust Limited, all of which are investment funds. Mr. Hutman is also a member of the Board of Directors of Harris Trust/Bank of Montreal, Florida.

     RICHARD E. KROON, age 55, has been a Director of the Company since 1994. Since 1981, Mr. Kroon has been managing partner of the Sprout Group and President and Chief Executive Officer of DLJ Capital Corp. Mr. Kroon is a director of Loehmann's, Inc., a clothing retailer, AMCOMP, a workers' compensation insurance company, and the National Venture Capital Association.

     W. PATRICK ORTALE, III, age 44, has been a Director of the Company since 1988. Since 1985, Mr. Ortale has been a general partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, a private venture capital limited partnership, which is a principal stockholder of the Company. Since 1990, 1994 and 1996, respectively, Mr. Ortale has been a general partner of the general partnerships which control Lawrence, Tyrrell, Ortale & Smith II, L.P., Richland Ventures, L.P. and Richland Ventures II, L.P., private venture capital limited partnerships.

BOARD OF DIRECTORS

     Pursuant to the Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Bylaws (the "Bylaws") of the Company, the Company's Board of Directors consists of five directors or such greater or lesser number as may be fixed from time to time by a majority of the total number of directors which the Company would have if there were no vacancies on the Companies Board of Directors.

     The Board has a standing Audit Committee and a standing Compensation Committee. It does not have a Nominating Committee.

     Messrs. Cresci (Chairman) and Hutman comprise the Audit Committee of the Board of Directors, which is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, time and cost of any audit and any other services they may be asked to perform, and also review with the auditors their report on the financial statements following completion of each such audit. In addition, the Audit Committee is responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interests.

     Messrs. Kroon (Chairman), Cresci and Ortale comprise the Compensation Committee of the Board of Directors, which is responsible for policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually. The Compensation Committee is also responsible for administering and making awards under the stock-based compensation plans, procedures and other matters relating to management development and for reviewing, monitoring and recommending (for approval by the Company's full Board of Directors) plans with respect to succession of the chief executive officer.

COMPENSATION OF THE BOARD OF DIRECTORS

     All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors who are not employees and do not otherwise receive compensation from the Company are entitled to an annual directors' fee of $6,000 and directors' fees of $1,000 for each Board meeting attended and $500 for each Committee meeting attended in addition to the reimbursement of reasonable expenses incurred in connection with their activities as directors of the Company. Directors who are also employees of the Company receive no compensation for serving on the Board of Directors. Non-Employee Directors are also entitled to receive options to purchase the Company's Common Stock. See "Non-Employee Directors' Stock Option Plan."

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     On June 20, 1996, the Company adopted, and its stockholders approved, a Non-Employee Director Stock Option Plan (the "Directors' Plan") to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company. The maximum number of shares of Common Stock with respect to which options may be granted under the Directors' Plan is 200,000 shares. As of May 31, 1998, options covering 88,000 shares were available for future grant under the Directors' Plan.

     Each member of the Board of Directors of the Company who otherwise (i) is not currently an employee of the Company, (ii) is not a former employee still receiving compensation for prior services (other than benefits under a tax-qualified pension plan), and (iii) is not currently receiving remuneration from the Company in any capacity other than as a director shall be eligible for the grant of stock options under the Directors' Plan. Currently, all directors other than Mr. Kerber are eligible to participate in the Directors' Plan.

     On the date the Directors' Plan was adopted, each of the four existing non-employee directors were each granted, contingent upon completion of the IPO, options to purchase 25,000 shares of Common Stock of the Company at the IPO price, or $10.00 per share. These options vested immediately upon consummation of the IPO. Upon the election of any new member to the Board of Directors, such member will be granted an option to purchase 25,000 shares of Common Stock at the fair market value at date of grant, vesting in five equal annual installments beginning on the first anniversary of the date of grant. Beginning with the next annual meeting of the stockholders of the Company and provided that a sufficient number of shares remain available under the Directors' Plan, each year immediately following the date of the annual meeting of the Company there automatically will be granted to each non-employee director who is then serving on the Board an option to purchase 3,000 shares of the Common Stock of the Company, which options will be immediately vested. The options to be granted under the Directors' Plan shall be nonqualified stock options (stock options which do not constitute "incentive stock options" within the meaning of Section 422A of the Plan).

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation paid by the Company for services performed on the Company's behalf for the last three completed fiscal years (i.e., the fiscal years ended March 31, 1996, March 31, 1997 and March 31, 1998), with respect to those persons who were, as of March 31, 1998, the Company's Chief Executive Officer and the next four highest paid executive officers of the Company (the "Named Executive Officers") who earned compensation greater than $100,000 in such year.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                        ANNUAL COMPENSATION(1)              ------------------
                              -------------------------------------------       SECURITIES
                              FISCAL                         OTHER ANNUAL   UNDERLYING OPTIONS    ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS     COMPENSATION   (NUMBER OF SHARES)   COMPENSATION
---------------------------   ------   --------   --------   ------------   ------------------   ------------
Gary D. Kerber..............   1998    $195,909   $120,828     $    --            20,000           $ 2,400(2)
  Chairman, President          1997     188,660    148,000          --           134,260             2,400(2)
  and Chief Executive          1996     187,124    155,606          --            16,667             2,400(2)
  Officer
Vince Pisano................   1998     147,197     90,784          --            20,000                --
  Vice President of            1997     140,247    111,200      10,000(3)        100,740                --
  Finance and Chief            1996     140,595    116,915          --            13,333                --
  Financial Officer
Gerald T. Kosentos..........   1998     128,269     38,388          --            78,833                --
  Vice President of            1997      86,166     24,430          --             4,000                --
  Operations                   1996      80,026      1,280          --             6,667                --
Ellen L. Bernhardt..........   1998     116,967     44,800          --            15,000                --
  Director of Operations --    1997     110,914     22,500          --             7,500                --
  Eastern Region               1996     107,744     66,606          --            10,000                --
Gerry M. Taylor(4)..........   1998     116,087         --          --                --                --
  Director of New              1997     116,048         --          --             7,500                --
  Product Development          1996     109,283    101,615          --            25,000                --

---------------

(1) Does not include the dollar value of perquisites and other personal benefits.
(2) Consists solely of premiums paid by the Company for a life insurance policy for Mr. Kerber. Upon Mr. Kerber's death, the Company will receive no proceeds from such policy.
(3) Consists of a discount on the outstanding amount of a loan from the Company to Mr. Pisano in return for early repayment of the loan.
(4) Ms. Taylor retired from employment with the Company effective June 1, 1998.

OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth all grants of options for the Company's Common Stock to the Named Executive Officers of the Company during the fiscal year ended March 31, 1998. In addition, the table shows the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option terms.

               OPTION GRANTS FOR FISCAL YEAR ENDED MARCH 31, 1998

                                                                  INDIVIDUAL GRANTS
                                  ----------------------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                                  NUMBER OF    % OF TOTAL                                OF STOCK PRICE APPRECIATION
                                  SECURITIES     OPTIONS      EXERCISE OR                    FOR OPTION TERM(2)
                                  UNDERLYING   GRANTED TO     BASE PRICE    EXPIRATION   ---------------------------
NAME                               OPTIONS      EMPLOYEES      ($/SHARE)     DATE(1)         5%             10%
----                              ----------   -----------    -----------   ----------   -----------   -------------
Gary D. Kerber(3)...............     20,000        7.7%          $9.88       03/12/08     $124,200      $  315,000
Vince Pisano(3).................     20,000        7.7            9.88       03/12/08      124,200         315,000
Ellen L. Bernhardt..............     15,000        5.8            9.88       03/12/08       93,150         236,250
Gerald T. Kosentos..............     33,333                       8.50       04/30/07      178,332         451,662
                                     25,000                       7.06       07/30/07      111,000         281,250
                                     20,000                       9.88       03/12/08      124,200         315,000
                                   --------                                               --------      ----------
                                     78,333       30.2                                     413,532       1,047,912
                                   --------                                               --------      ----------
          TOTAL.................    133,333                                               $755,082      $1,914,162
                                   ========                                               ========      ==========

---------------

(1) Expiration dates reflect the expiration date of the last vested installment of each grant. The Company generally schedules an option grant to vest in five equal installments, each installment expiring on the fifth anniversary of the vesting date.

(2) The dollar amounts under these columns represent the potential tangible value, before income taxes, of each option assuming that the market price of the Common Stock appreciates in value from fair market value at the date of grant to the end of the option term at 5% and 10% annual rates and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. All grants of options have been made with exercise prices equal to fair value at date of grant.

(3) The percentage of total options granted and potential realizable value given for Messrs. Kerber and Pisano's options are inclusive of the two separate option grants listed herein.

     The following table sets forth, as of March 31, 1998, the number of stock options and the value of unexercised stock options held by the Named Executive Officers and the exercises of stock options during the year ended March 31, 1998 by the Named Executive Officers.

        AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED MARCH 31, 1998
                           AND YEAR-END OPTION VALUES

                                                          VALUE              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         REALIZED           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 NUMBER OF              OF SHARES          OPTIONS AT MARCH 31, 1998       AT MARCH 31, 1998(1)
                                   SHARES              ACQUIRED ON        ---------------------------   ---------------------------
NAME                        ACQUIRED ON EXERCISE         EXERCISE         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        --------------------   --------------------   -----------   -------------   -----------   -------------
Gary D. Kerber............             --                $    --             75,184        137,408      $  481,874     $  290,381
Vince Pisano..............             --                     --             50,482        108,592         306,423        230,599
Gerry M. Taylor...........             --                     --             44,833         21,000         390,409        130,230
Ellen L. Bernhardt........         16,666                 70,204             22,167         27,000         161,734         84,210
Gerald T. Kosentos........             --                     --              3,466         85,534          22,712        290,926
                                   ------                -------            -------        -------      ----------     ----------

         TOTAL............         16,666                $70,204            196,132        379,534      $1,363,152     $1,026,346
                                   ======                =======            =======        =======      ==========     ==========

---------------

(1) The dollar value of the unexercised options has been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise or base price of the option at exercise or fiscal year-end, respectively.

1996 PERFORMANCE INCENTIVE PLAN

     In June 1996, the Board of Directors of the Company (the "Board") authorized, and the stockholders of the Company approved, the 1996 Stock Incentive Plan for executive and other employees of the Company, including a limited number of outside consultants and advisors, effective as of the completion of the IPO (the "Stock Option Plan"). Under the Stock Option Plan, employees, outside consultants and advisors (the "Participants") of the Company (as defined in the Stock Option Plan) may receive awards of stock options (both Nonqualified Options and Incentive Options, as defined in the Stock Option
Plan), stock appreciation rights or restricted stock. A maximum of 961,666 shares of Common Stock are subject to the Stock Option Plan. As of May 31, 1998, options for 13,000 shares of Common Stock were available for grant. The purpose of the Stock Option Plan is to provide employees (including officers and directors who are also employees) and non-employee consultants and advisors of the Company ("employees") with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company, to join their interests with the interests of the shareholders of the Company, and to facilitate attracting and retaining employees of exceptional ability.

     Administration. The Stock Option plan may be administered by the Board, or in the Board's sole discretion by the Compensation Committee of the Board (the "Committee," and with the Board "the Administrator") or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Stock Option Plan. Subject to the provisions of the Stock Option Plan, the Administrator shall determine, from those eligible to be Participants, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock option, stock appreciation rights and restricted stock. Subject to the provisions of the Stock Option Plan, the Administrator is authorized to interpret the Stock Option Plan, to make, amend and rescind rules and regulations relating to the Stock Option Plan and to make all the determinations necessary or advisable for the Stock Option Plan's administration.

     Participants. The Participants in the Stock Option Plan are those employees, consultants and advisors of the Company who in the judgment of the Administrator are or will become responsible for the direction and financial success of the Company. Employees include officers and directors who are also employees of the Company.

     Shares Subject to Plan. The maximum number of shares with respect to which stock options or stock appreciation rights may be granted or which may be awarded as restricted stock under the Stock Option Plan is 961,666 shares of Common Stock of which 13,000 were available for grant as of May 31, 1998. Shares covered by expired or terminated stock options or stock appreciation rights or forfeited restricted stock awards will again become available for grant or award under the Stock Option Plan. The number of shares subject to each outstanding stock option, stock appreciation right or restricted stock award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights and the aggregate number of shares remaining available under the Stock Option Plan will be subject to such adjustment as the Administrator, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of, or by, the Company.

     Stock Options and Stock Appreciation Rights. Subject to the terms of the Stock Option Plan, the Administrator may grant to Participants either Incentive Options meeting the definition of an incentive stock option under Section 422 of the Code or Nonqualified Options not meeting such definition, or any combination thereof. The exercise price for an Incentive Option may not be less than 100% of the fair market value of the stock on the date of grant; however, the exercise price for an Incentive Option granted to an employee who owns more than 10% of the voting stock of the Company or any subsidiary may not be less than 110% of the fair market value of the stock on the date of grant.

     Subject to the terms of the Stock Option Plan, the Administrator may grant stock appreciation rights to Participants either in conjunction with, or independently of, any stock options. Stock appreciation rights may be granted in conjunction with stock options as an alternative right or as an additional right. Upon exercise of a stock appreciation right, a Participant will generally be entitled to receive an amount equal to the difference between the fair market value of the shares at the time of grant and the fair market value of the shares at the time of exercise. This amount may be payable in cash, shares of Common Stock or a promissory note from the Participant, or any combination thereof, as determined in the discretion of the Administrator.

     The exercise period for stock options and stock appreciation rights will be determined by the Administrator, but no stock option or stock appreciation right may be exercisable prior to the expiration of six months from the date of grant or after 10 years from the date of grant, subject to certain conditions and limitations.

     Incentive options and related stock appreciation rights are not transferable by a Participant other than by will or by the laws of descent and distribution, and incentive options and related stock appreciation rights are exercisable, during the lifetime of the Participant, only by the Participant.

     If the employment or consultancy of a Participant by the Company terminates, the Administrator may, in its discretion, permit the exercise of stock options and stock appreciation rights granted to such Participant (i) for a period not to exceed three months following termination of employment with respect to Incentive Options or related stock appreciation rights if termination of employment is not due to death or permanent disability of the Participant,
(ii) for a period not to exceed one year following termination of employment with respect to Incentive Options or related stock appreciation rights if termination of employment is due to the death or permanent disability of the Participant, and (iii) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related or independently granted stock appreciation rights.

     Restricted Stock Awards. Subject to the terms of the Stock Option Plan, the Administrator may award shares of restricted stock to Participants. All shares of restricted stock will be subject to the following terms and conditions, among others: (i) at the time of each award of restricted shares, a restricted period of no less than six months and no greater than five years, will be established for the shares. The restricted period may differ among Participants and may have different expiration dates with respect to portions of shares covered by the same award; (ii) shares of restricted stock awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares. Except for such restrictions on transfer, a Participant will have all of the rights of a shareholder in respect to restricted shares awarded to him or her including the right to receive any dividends on, and the right to vote, the shares; and (iii) if a Participant ceases to be an employee or consultant of the Company for any reason other than death or permanent disability, all shares theretofore awarded to the Participant which are still subject to the restrictions imposed by provision (ii) above will upon such termination of employment or consultancy be forfeited and transferred back to the Company. If such employment or consultancy is terminated by action of the Company without cause or by agreement between the Company and the Participant, the Administrator may, in its discretion, release some or all of the shares from the restrictions;
(iv) if a Participant ceases to be an employee or consultant of the Company by reason of death or permanent disability, the restrictions will lapse with respect to shares then subject to such restrictions, unless otherwise determined by the Administrator.

     Termination, Duration and Amendments of Plan. The Stock Option Plan may be abandoned or terminated at any time by the Board. Unless sooner terminated, the Stock Option Plan will terminate on the date ten years after its adoption by the Board. The termination of the Stock Option Plan will not affect the validity of any stock option, stock appreciation right or restricted stock outstanding on the date of termination.

     For the purpose of conforming to any changes in applicable law or governmental regulation, or for any other lawful purpose, the Board will have the right, with or without approval of the shareholders of the Company, to amend or revise the terms of the Stock Option Plan at any time; however, no such amendment or revision will, without the consent of the holder thereof, change the stock option price (other than anti-dilution adjustments) or alter or impair any stock option, stock appreciation right or restricted stock which has been previously granted or awarded under the Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK INCENTIVE PLANS

     The Company understands that, under current federal income tax rules, awards under the 1996 Performance Incentive Plan and the Non-Employee Director Plan have the consequences described below:

     The rules governing the tax treatment of stock options, stock appreciation rights, restricted stock and shares acquired upon the exercise of stock options and stock appreciation rights are technical. Therefore, the description of federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Incentive Options. Incentive Options granted pursuant to the Plan are intended to qualify as "Incentive Options" within the meaning of Section 422 of the Code. If the Participant makes no disposition of the shares acquired pursuant to exercise of an Incentive Option within one year after the transfer of shares to such Participant and within two years from grant of the option, such Participant will realize no taxable income as a result of the grant or exercise of such option, and any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such Incentive Options or the transfer of shares upon their exercise. However, the exercise of an Incentive Option is an item of tax preference and a Participant may have alternative minimum tax liability.

     If shares acquired upon exercise of Incentive Options are disposed of prior to the expiration of the above time periods, the Participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the amount constitutes reasonable compensation. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

     Nonqualified Options. A Participant who acquires shares by exercise of a Nonqualified Option generally realizes as taxable ordinary income, at the time of exercise, the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss.

     Stock Appreciation Rights. A Participant generally will recognize income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any shares received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation.

     Restricted Stock. A Participant granted shares of restricted stock under the Plan is not required to include the value of such shares in ordinary income until the first time such Participant's rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such Participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount (if any) paid for the stock. The Company will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the Participant, for the Company's taxable year in which the Participant recognizes such income, provided that the amount constitutes reasonable compensation.

     Withholding Payments. If, upon exercise of a Nonqualified Option or stock appreciation right, or upon the award of restricted stock or the expiration of restrictions applicable to restricted stock, or upon a disqualifying disposition of shares acquired upon exercise of an Incentive Option, the Company must pay amounts for income tax withholding, then in the Committee's sole discretion, either the Company will appropriately reduce the amount of stock or cash to be delivered or paid to the Participant or the Participant must pay such amount to the Company to reimburse the Company for such payment. The Committee may permit a Participant to satisfy such withholding obligations by electing to reduce the number of shares of Common Stock delivered or deliverable to the Participant upon exercise of a stock option or stock appreciation right or award of restricted stock or by electing to tender an appropriate number of shares of Common Stock back to the Company subsequent to exercise of a stock option or stock appreciation right or award of restricted stock (with such restrictions as the Committee may adopt).

EMPLOYMENT AGREEMENTS

     On December 31, 1992, the Company entered into an Employment Agreement with Gary D. Kerber as President and Chief Executive Officer. The Employment Agreement provides for a base salary of $160,000 per year as of March 21, 1992, which salary is reviewed on an annual basis by the Board of Directors of the Company prior to the end of each fiscal year. The Employment Agreement also provides that Mr. Kerber will prepare, on an annual basis for each fiscal year, an appropriate incentive compensation plan for himself and other executive officers of the Company, which plan may be implemented only with the consent of the Board of Directors of the Company. In reviewing such plans, the Compensation Committee of the Board of Directors has considered the appropriateness of the goals presented in light of the Company's past performance and prospects and the reasonableness of the projected compensation in light of the Company's size and potential income levels. The term of the Employment Agreement continues until terminated by either Mr. Kerber or the Company, with or without cause; provided, however, that if the Company terminates the Employment Agreement without cause, the Company will be obligated to pay Mr. Kerber termination pay equal to the greater of $160,000 or an amount based upon a specified fraction of Mr. Kerber's most recent annual fiscal year base compensation (net of incentive or bonus compensation), as determined under the Employment Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Richard E. Kroon, Robert J. Cresci and W. Patrick Ortale, III. No member of the Compensation Committee was at any time during fiscal 1996, or formerly, an officer or employee of the Company or any subsidiary of the Company.


     In July 1991, the Company entered into a Securities Purchase Agreement, dated July 21, 1991, as amended (the "Securities Purchase Agreement"), among the Company and the Pecks Managed Entities, pursuant to which the Delaware Plan, the ICI Trust and the Zeneca Trust loaned $2,900,000, $603,000 and $497,000, respectively, to the Company on a senior subordinated basis in exchange for 13% Senior Subordinated Notes (the "Notes") originally due July 23, 1996 issued by the Company in the aggregate principal face amount of $4,000,000 and warrants (the "Warrants") to purchase an aggregate of 1,333,333 shares of Common Stock at a purchase price equal to the lesser of (i) $3.00 per share or (ii) 70% of the cash purchase price per share of Common Stock in an initial public offering without regard to deductions for underwriting discounts and commissions. In May 1996, the terms of the Warrants were amended to provide for a cashless exercise based on the initial public offering price in the event of a public offering of the Company's Common Stock. In return, the holders agreed to exercise the Warrants simultaneously with the commencement of the initial public offering and to terminate certain "put" provisions originally contained in the Warrants. The modifications were approved by all of the members of the Company's Board of Directors, with Mr. Cresci abstaining. At completion of the IPO, the Pecks Managed Entities beneficially owned more than five percent of the issued and outstanding Common Stock of the Company. In addition, Robert J. Cresci, who is a director of the Company, is a managing director of Pecks, which serves as investment advisor for each of the Pecks Managed Entities. In fiscal 1996, Mr. Cresci served as a member of the Compensation Committee of the Board of Directors of the Company. In connection with the IPO, the Pecks Managed Entities exercised, on a cashless basis, the Warrants to purchase 1,333,333 shares of Common Stock at $3.00 per share, which resulted in the issuance of 933,333 shares of Common Stock in respect of such Warrants. In fiscal years 1995, 1996 and 1997, the Company incurred interest expense on the Notes to the Delaware Plan in the amounts of $253,610, $364,941 and $149,834, respectively, to the ICI Trust in the amounts of $52,733,

$75,883 and $31,155, respectively, and to the Zeneca Trust in the amounts of $43,464, $62,543 and $25,678, respectively. Upon consummation of the IPO, the Company utilized $2,700,000 of the proceeds of this Offering to repay the entire outstanding amount of principal and accrued interest on the Notes.

     In connection with the transactions contemplated by the Securities Purchase Agreement, the Company, the Pecks Managed Entities, the Sprout Group, LTOS and Gary D. Kerber entered into a Coinvestors Agreement (the "Coinvestors Agreement"), dated July 23, 1991, pursuant to which the parties thereto agreed to vote their respective shares of Common Stock of the Company for the election to the Board of Directors of the Company of one person designated by the Pecks Managed Entities, so long as the Pecks Managed Entities collectively held or beneficially owned (i) $750,000 aggregate principal amount of Notes or (ii) 250,000 shares of Common Stock issued or issuable upon exercise of the Warrants.

     In addition, pursuant to a Registration Rights Agreement, dated as of July 23, 1991, as amended (the "Registration Rights Agreement"), the Pecks Managed Entities were granted certain demand registration rights with respect to shares of Common Stock issued or issuable to them upon exercise of the Warrants. Pursuant thereto, upon request of Pecks Managed Entities holding at least 50% (by voting power) of the Warrants (assuming conversion of the Warrants into shares of Common Stock), the Company shall use its best efforts to effect the registration under the Securities Act of Common Stock at such holders' request. The Company is only required to undertake two such registrations. In the event of a registration initiated by the Company or by any other stockholder of the Company holding registration rights, the Company has granted certain "piggy-back" registration rights to the Pecks Managed Entities and must notify the Pecks Managed Entities of such registration and permit the inclusion of any of the Pecks Managed Entities' Common Stock in any such registration if so requested. The number of shares of Common Stock held by the Pecks Managed Entities that must be included in a registration will be determined by the managing underwriter selected by the Company, and Pecks Managed Entities' participation will be subject to a priority cut-back as provided for in the Registration Rights Agreement. The Company has agreed to pay all expenses in connection with such registrations. All of the shares owned by the Pecks Managed Entities are included in this Offering.

     See "Certain Transactions."

                              CERTAIN TRANSACTIONS

     For information regarding transactions among the Company, the Pecks Managed Entities and Robert J. Cresci, who is a director of the Company, see "Compensation Committee Interlocks and Insider Participation."

     In March 1995, the Company entered into a Loan Agreement with Sirrom Capital Corporation ("Sirrom"), pursuant to which Sirrom loaned $2,200,000 to the Company, less expenses of the transaction and a processing fee of $44,000. Upon completion of the IPO, Sirrom owned less than one percent of the Company's outstanding Common Stock. The loan was evidenced by a secured promissory note (the "Secured Note") which matured on March 31, 2000, bore interest at a rate of 14.0% per annum on the unpaid principal amount, and was secured by a blanket security interest in the Company's assets. In fiscal 1996 and 1997, the Company incurred interest expense on the Secured Note of approximately $309,771 and $179,667, respectively. The Secured Note was paid in full with a portion of the net proceeds of the IPO.

     In connection with the issuance of the Secured Note, the Company issued warrants (the "Sirrom Warrants") to Sirrom to acquire up to 141,667 shares of Common Stock, for a purchase price of $.006 per share. The Sirrom Warrants were exercised in connection with the IPO for shares of Common Stock. Pursuant to the Loan Agreement, Sirrom was also made a party to the Registration Rights Agreement, and was granted rights pari passu with the Pecks Managed Entities for purposes of determining its registration rights under such Registration Rights Agreement. Sirrom waived its registration rights with regard to the IPO.

     In July 1993, the Company acquired the Ohio Institute of Photography and Technology, which was previously partially-owned by K. Terry Guthrie, who is an executive officer of the Company. The purchase price for the school was $1,236,000, including amounts paid for covenants not to compete and real estate. Mr. Guthrie received cash of $132,127. In addition, Mr. Guthrie and the Company entered into a three-year consulting agreement pursuant to which Mr. Guthrie received a consulting fee of $23,807 per year through July 1996. Mr. Guthrie also entered into a noncompetition agreement pursuant to which Mr. Guthrie receives $35,000 per year for a five-year term through July 1998. Pursuant to the consulting agreement and the noncompetition agreement, the Company paid Mr. Guthrie $58,806, $46,903 and $35,000 in fiscal years 1996, 1997 and 1998, respectively.

     In September 1991, the Company made a loan to Vince Pisano and Mr. Pisano's wife, Gail Pisano, in the amount of $75,000 pursuant to an Employee Loan Agreement, as amended. The loan did not bear interest and was to be repaid upon the earlier of December 31, 1996 or certain other events. The loan was secured by certain real property owned by Mr. Pisano. If the loan was paid at or prior to its stated maturity, $10,000 of the loan would be cancelled. Mr. Pisano is a Vice President and Chief Financial Officer of the Company. The Company and Mr. Pisano entered into an agreement which permitted Mr. Pisano to repay the loan on its maturity date with Common Stock of the Company owned by Mr. Pisano which stock was valued at its fair market value on the date of repayment. Pursuant to this agreement, during fiscal 1997, Mr. Pisano repaid his loan from the Company in full by transfer of 5,652 shares of Common Stock to the Company.

     In connection with the Company's acquisition of its three schools in Virginia, its school in North Hollywood, California, its three schools in El Paso and San Antonio, Texas and its school in Hagerstown, Maryland, the Company pledged the stock of its acquiring subsidiaries to secure related indebtedness. As of March 31, 1998, the principal amount outstanding of such indebtedness was $1,292,500.

     In connection with the acquisitions of two CHI Institute Schools and four Hesser College Schools, the Company also pledged the stock of the acquiring subsidiaries to secure indebtedness. As of the date of March 31, 1998, the principal amount of such indebtedness was $8,750,000 and $11,000,000 for CHI Institute and Hesser College, respectively.

     On March 31, 1997, the Company acquired the Nebraska Schools by merging a privately held corporation, which previously operated the schools, into a wholly-owned subsidiary of the Company in exchange for 761,263 shares (the "Merger Shares") of the Company's common stock. The Company has filed a registration statement (SEC File No. 333-33025) pursuant to the Securities Act of 1933 (the "Securities Act") with respect to the Merger Shares which was declared effective by the Commission on February 27,

1998, and as of the date of this Prospectus believes that approximately 291,349 of the Merger Shares, including 19,050 shares held in escrow, remain unsold. Provided this registration statement continues to be effective, such registration statement will enable the holders of the Merger Shares to sell their shares in the public market.

     On February 14, 1998, the Company acquired the CHI Institute Schools. As part of the purchase price, 151,900 shares of the Company's Common Stock were issued to the two major shareholders. The Company filed a registration statement on Form S-3 (SEC File No. 333-47775) on March 11, 1998 with respect to such shares. This registration statement was declared effective by the SEC on April 3, 1998, and provided it continues to be effective, it will enable the holders of such shares to sell their shares in the public market. See
"Business -- Fiscal 1998 Acquisitions -- The CHI Institute Acquisition."

     On March 13, 1998, the Company acquired the four Hesser Schools and the real estate in Manchester, New Hampshire, which is the main campus. As part of the purchase price, 202,532 shares of the Company's Common Stock were issued to the two shareholders of Hesser. The Company filed a registration statement on Form S-3 (SEC File No. 333-52451) on May 12, 1998 with respect to such shares. This registration statement was declared effective by the Commission on May 19, 1998, and provided it continues to be effective, it will enable the holders of the such shares to sell their shares in the public market. See "Business -- Fiscal 1998 Acquisitions -- The Hesser Acquisition."

     With respect to each transaction between the Company and an affiliate of the Company, a majority of the disinterested members of the Board of Directors determined that such transactions were on terms at least as fair as if they had been consummated with unrelated third parties. The Board of Directors has adopted a policy that prior to entering into any transaction with a related party, a similar determination must be made with respect to such transaction by a majority of the Company's disinterested directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The table below sets forth, as of May 31, 1998, certain information regarding beneficial ownership of the shares of Common Stock of the Company and as adjusted to reflect the sale of the shares of Common Stock offered hereby by
(i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (including the Selling Shareholders),
(ii) each director, (iii) each executive officer included in the Summary Compensation Table, (iv) all executive officers and directors of the Company as a group and (v) by each of the Selling Shareholders.


                                                             SHARES OWNED                       SHARES
                                                                 PRIOR         NUMBER OF      OWNED AFTER
                                                              TO OFFERING       SHARES         OFFERING
                                                           -----------------    SOLD IN    -----------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                    NUMBER    PERCENT   OFFERING    NUMBER    PERCENT
---------------------------------------                    -------   -------   ---------   -------   -------
Sprout Capital V(2)(3)...................................  920,005     11.9%         --    920,005     11.0%
Sprout Technology Fund(2)(3).............................   19,889        *          --     19,889        *
DLJ Venture Capital Fund II, L.P.(2)(3)..................   54,921        *          --     54,921        *
Lawrence, Tyrrell, Ortale & Smith(3)(4)..................  995,307     12.9     995,307         --       --
Delaware State Employees' Retirement Fund(3)(5)(6).......  637,051      8.2     637,051         --       --
Declaration of Trust for Defined Benefit Plans of ICI
  America Holding Inc.(3)(5)(6)..........................  109,178      1.4     109,178         --       --
Declaration of Trust for Defined Benefit Plans of Zeneca
  Holding Inc.(3)(5)(6)..................................  132,463      1.7     132,463         --       --
Pecks Management Partners Ltd.(5)(6).....................  878,692     11.3     878,692         --       --
Richard O. Wikert(7).....................................  285,170      3.7     125,000    160,170      1.9
J. & W. Seligman Co., Incorporated.......................  635,600      8.2          --    635,600      7.6
Wellington Management, Ltd...............................  727,900      9.4          --    727,900      8.7
Gary D. Kerber(3)(8).....................................  352,915      4.4          --    352,915      4.2
Vince Pisano(9)..........................................  182,574      2.3          --    182,574      2.2
Gerry M. Taylor(10)......................................   63,416        *          --     63,416        *
Ellen L. Bernhardt(11)...................................   23,667        *          --     23,667        *
Gerald T. Kosentos(12)...................................   15,933        *          --     15,933        *
Elaine Neely-Eacona(13)..................................   16,500        *          --     16,500        *
K. Terry Guthrie(14).....................................    5,000        *          --      5,000        *
A. William Benham(15)....................................    8,835        *          --      8,835        *
Robert J. Cresci(6)(16)..................................   28,000        *          --     28,000        *
Carl S. Hutman(17).......................................   28,340        *          --     28,340        *
Richard E. Kroon(18).....................................   28,000        *          --     28,000        *
W. Patrick Ortale, III(19)...............................   28,000        *          --     28,000        *
All executive officers and directors as a group (11
  persons)...............................................  781,180      9.6%         --    781,180      8.9%


---------------

  *  Less than 1%.
 (1) Unless otherwise noted, the Company believes that all persons and entities named in the table have sole voting and investment power over the shares of Common Stock listed opposite his, her or its name. The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares of Common Stock which the individual has the right to acquire within 60 days after April 6, 1998 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
 (2) The address of such entity is 277 Park Avenue, 21st Floor, New York, New York 10172.
 (3) Pursuant to a Coinvestors Agreement, such entity has agreed to vote its shares of Common Stock along with the other parties to such agreement for the election of one director jointly designated by the Pecks Managed Entities (see Note (6) for definition of "Pecks Managed Entities").
 (4) The address of such entity is 200 31st Avenue North, Suite 200, Nashville, Tennessee 37203.

 (5) The address of such entity is c/o Pecks Management Partners Ltd., 1 Rockefeller Plaza, New York, New York 10020.
 (6) Pecks Management Partners Ltd. ("Pecks") is an investment advisor to Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and Declaration of Trust for Defined Benefit Plans of Zeneca Holding Inc. (collectively, the "Pecks Managed Entities"). As such, Pecks has sole investment and voting power with respect to the shares beneficially owned by such entities. Mr. Cresci, a director of the Company, is a managing partner of Pecks. Pecks disclaims beneficial ownership of such shares.

 (7) Mr. Wikert's address is R&M Companies, 340 East Military, Fremont, Nebraska 68025.


 (8) Includes 69,463 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


 (9) Includes 58,202 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(10) Includes 61,333 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(11) Includes 23,167 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(12) Includes 15,933 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(13) Includes 16,500 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(14) Includes 4,000 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(15) Includes 8,835 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(16) Includes 28,000 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(17) Includes 28,000 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(18) Mr. Kroon is the general partner of the general partner of Sprout Capital V, Sprout Technology Fund, and DLJ Venture Capital Fund II, L.P. Excludes 994,815 shares of Common Stock owned, in the aggregate, by such entities. Mr. Kroon disclaims any beneficial ownership. Includes 28,000 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.


(19) Mr. Ortale is a general partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith ("LTOS"). Excludes 637,500 shares of Common Stock owned by LTOS and for which Mr. Ortale disclaims any beneficial ownership. Includes 28,000 shares of Common Stock which may be purchased upon the exercise of options which are exercisable within 60 days of the date of this table.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 15 million shares of Common Stock, par value $.01 per share, and five million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus, there are approximately 94 holders of record of the Common Stock, no holders of record of the Preferred Stock and two holders of warrants to purchase Common Stock.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter).

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

PREFERRED STOCK

     At the time of this Offering, no shares of Preferred Stock are outstanding. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.

     The issuance of any series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any share of Preferred Stock.

WARRANTS TO PURCHASE COMMON STOCK

     In July 1991, the Company issued a warrant (the "Equitable Warrant") to purchase 26,667 shares of Common Stock to Equitable Securities Corporation ("Equitable"). The Equitable Warrant has an exercise price of $3.60 per share and expires on July 31, 1999. The Company issued the warrant to Equitable in connection with assistance provided by Equitable to the Company in issuing certain convertible preferred stock by the Company.

     In November 1988, the Company granted an option to Robert L. Heidrick to purchase 16,667 shares of Common Stock at a purchase price equal to the offering price of the Company's Common Stock in an initial public offering. The option became exercisable upon the effective date of an initial public offering (October 28, 1996) of the Company's Common Stock and expires on the tenth anniversary of such date. This option was granted to Mr. Heidrick as partial compensation for certain executive search services provided by Mr. Heidrick to the Company.

REGISTRATION RIGHTS

     As of the date of this preliminary prospectus, 3,771,365 shares of Common Stock were "restricted" securities within the meaning of the Securities Act of 1933, as amended, and may not be sold in the absence of registration under the Securities Act, or an exemption therefrom, including the exemptions combined in Rule 144 under the Securities Act. Pursuant to the Registration Rights Agreements, the Company has granted the Sprout Group, LTOS and the Pecks Managed Entities demand registration rights covering up to 2,868,814 shares of Common Stock and covering up to a maximum of four demand registrations. In addition, such parties have been granted "piggy-back" registration rights, pursuant to which the Company must notify such parties of any registration of Common Stock under the Securities Act, and must include shares of Common Stock held by such parties in such registration. In addition, upon qualification for registration under the Securities Act on Form S-2 and/or S-3, such parties have demand registration rights; provided, that the amount of Common Stock proposed to be registered pursuant to a demand registration must have an aggregate offering price of at least $500,000. The Company has agreed to pay all expenses in connection with the demand and "piggy-back" registrations described above. See "Certain Transactions," and "Risk Factors -- Shares Eligible for Future Sale."

     In connection with the CHI Institute Acquisition, the Company agreed to file a registration statement with regard to the 151,900 shares issued to the CHI stockholders as part of the purchase price. The Company agreed to pay registration expenses; however, the CHI stockholders are required to pay underwriting fees and commissions incurred as a result of the sale of such shares. In fulfillment of this provision, the Company filed a registration statement on Form S-3 (SEC File No. 333-47775) which became effective April 3, 1998.

     In connection with the Hesser Acquisition, the Company agreed to file a registration statement with regard to the 202,532 shares issued to the Hesser shareholders as part of the purchase price. The Company agreed to pay registration expenses; however, the Hesser shareholders are required to pay any underwriting fees and commissions incurred as a result of the sale of such shares. In fulfillment of this provision, the Company filed a registration statement on Form S-3 (SEC File No. 333-52451) which became effective May 19, 1998.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the General Corporation Law of the State of Delaware and of the Company's Certificate of Incorporation and By-laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

DELAWARE ANTI-TAKEOVER LAW

     The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203 thereof. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon becoming an interested stockholder the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

SPECIAL MEETINGS OF STOCKHOLDERS; NO ACTION WITHOUT MEETING

     The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of the Board of Directors of the Company. The Company's Certificate of Incorporation and Bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDERS PROPOSALS AND DIRECTOR NOMINATIONS

     The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of May 31, 1998, the Company has outstanding 7,743,194 shares of Common Stock. The Company has reserved an additional (i) 913,339 shares of Common Stock for issuance pursuant to the Stock Option Plan, (ii) 200,000 shares of Common Stock for issuance pursuant to the Directors' Plan, and (iii) 43,334 shares of Common Stock which may be purchased upon exercise of outstanding warrants to purchase Common Stock. Any shares issued pursuant to the Stock Option Plan or the Director's Plan will be freely transferable upon issuance without registration under the Securities Act, pursuant to registration statements previously filed and declared effective, subject to volume limitations contained in Rule 144 under the Securities Act applicable to affiliates, as that term is defined in the Securities Act. Of the outstanding shares, 4,177,963 are freely transferable without restriction under the Securities Act by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 3,565,231 shares of Common Stock (the "Restricted Shares") were acquired in transactions exempt from registration under the Securities Act and, accordingly, are "restricted securities" as that term is defined in Rule 144. Restricted Shares may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from such registration, such as is contained in Rule 144. Of the shares being offered pursuant to this Offering, 1,873,999 are Restricted Shares.


     In general, Rule 144 currently provides that a person (or persons whose shares are aggregated) who satisfies a one-year holding period with respect to "restricted securities" will be entitled to sell, in brokers' transactions and within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to manner of sale and notice requirements and the availability of current public information about the Company. After "restricted securities" that are held by persons who are no longer "affiliates" of the Company have satisfied a two-year holding period, such shares may be sold without regard to such volume limitation, current public information, manner of sale or notice requirements. However, under Rule 144, "restricted securities" held by "affiliates" must continue, after the two-year holding period, to be sold in brokers' transactions or to market makers subject to the volume limitations described above. The requirements described above (except the holding period requirements) also apply to non-restricted securities of the Company held by affiliates of the Company. Such shares are required, under Rule 144, to be sold in brokers' transactions subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not "affiliates" are thereafter freely tradable without restrictions or registration requirements under the Securities Act. The foregoing discussion is only a summary of Rule 144 and is not intended to be a complete description of the rule.


     The Company, its Officers and Directors, and certain other stockholders and warrantholders, holding 2,043,581 of the Company's currently outstanding Common Stock, agreed not to sell, assign or transfer any of their shares of Common Stock for a period of 90 days after the effective date of the registration statement of which this Preliminary Prospectus is a part, without the prior consent of Smith Barney Inc. At the expiration of this 90 day period, all of such shares of Common Stock immediately become eligible for sale under Rule 144, subject to the volume and manner of sale restrictions imposed by that Rule or under effective registration statements. The Company is unable to predict the effect that sales of Common Stock may have on the then prevailing market price of the shares of the Common Stock, but such sales may have a substantial depressing effect on such market price.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreements each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.


                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Smith Barney Inc.
Legg Mason Wood Walker, Incorporated
                                                              ---------
          Total.............................................  2,625,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Company has been advised by the Underwriters that the Underwriters propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain
dealers at a price that represents a concession not in excess of $          per
share under the public offering price. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $          per share to other
Underwriters or to certain other dealers. After the public offering, the public offering price and such concessions may be changed by the Underwriters.


     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 393,750 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.


     The Company, the Selling Shareholders and the Company's executive officers and directors have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.

     In connection with the Offering and in compliance with applicable law, the Underwriters may over-allot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of Common Stock for the purpose of pegging, fixing or maintaining the price of Common Stock for the purpose of reducing a short position created in connection with the Offering. A short position may be covered by exercise of the option described below in lieu of or in addition to open market purchases. In addition, the contractual arrangements between the Underwriters include a provision whereby, if the Underwriters purchase Common Stock in the open market for the account of the Underwriters and the securities purchased can be traced to a particular Underwriter or member of the selling group, the Underwriters may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the Underwriters or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities, and any such activities, if commenced, may be discontinued at any time.

     The Underwriters and certain selling group members that currently act as market makers for the Common Stock may engage in "passive market making" in the Common Stock in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 103 permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also market makers in the security being distributed to engage in limited market-making transactions during the period when Rule 101 of Regulation M would otherwise prohibit such activity. In general, under Rule 103, any Underwriter or selling group member engaged in passive market making in the Common Stock (i) may not bid for or purchase Common Stock at a price that exceeds the highest bid for the Common Stock displayed by a market maker that is not participating in the distribution of the Common Stock, (ii) may not have net daily purchases of the Common Stock that exceed the greater of 200 shares or 30% of its average daily trading volume in such stock for a specified two-month period preceding the filing date of the registration statement of which this Prospectus forms a part and (iii) must identify its bids as bids made by a passive market maker.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., West Palm Beach, Florida and for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Educational Medical, Inc. at March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also appearing elsewhere herein which are based in part on the reports of Winther Stave & Co., LLP incorporated by reference elsewhere herein. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of CHI Institute(a division of Computer Hardware Service Company, Inc.) for the year ended on September 30, 1997, have been audited by Asher & Company, Ltd., independent auditors, as set forth in their report thereon also appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Hesser, Inc. for the years ending December 31, 1996 and 1997, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon also appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company furnishes its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements.

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the

Registration Statement may be obtained upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintain by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web Site at http://www.sec.gov.

     The Common Stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the Nasdaq National Market, Inc., 1735 K Street, NW, Washington, D.C. 20006-1506.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of March 31, 1997 and 1998...   F-3
Consolidated Statements of Income for the years ended March
  31, 1996, 1997 and 1998...................................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended March 31, 1996, 1997 and 1998.................   F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1996, 1997 and 1998.............................   F-6
Notes to Consolidated Financial Statements..................   F-7

HESSER, INC.
Report of Coopers & Lybrand L.L.P., Independent
  Accountants...............................................  F-25
Balance Sheets as of December 31, 1997 and 1996.............  F-26
Statements of Operations for the years ended December 31,
  1997 and 1996.............................................  F-27
Statements of Changes in Stockholders' Equity for the years
  ended December 31, 1997 and 1996..........................  F-28
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-29
Notes to Financial Statements...............................  F-30

CHI INSTITUTE
Independent Auditors Report -- Asher & Company, Ltd. .......  F-36
Balance Sheets as of September 30, 1997 and December 31,
  1997 (unaudited)..........................................  F-37
Statements of Operations and Retained Earnings for the year
  ended September 30, 1997 and for the three month periods
  ended December 31, 1997 and 1996 (unaudited)..............  F-38
Statement of Cash Flows for the year ended September 30,
  1997 and for the three month periods ended December 31,
  1997 and 1996 (unaudited).................................  F-39
Notes to Financial Statements...............................  F-40

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Educational Medical, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Educational Medical, Inc. and subsidiaries as of March 31, 1997 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Nebraska Acquisition Corporation, a wholly-owned subsidiary, or its predecessors (Educational Management, Inc. and Wikert and Rhude, a general partnership) acquired by Educational Medical, Inc. on March 31, 1997 in a business combination accounted for as a pooling of interests as described in Note 4 to the consolidated financial statements, which statements reflect total assets of approximately $5,681,000 as of March 31, 1997, and total net revenues of approximately $4,695,000, and $6,012,000 for the years ended March 31, 1996 and 1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Nebraska Acquisition Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Educational Medical, Inc. and subsidiaries at March 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP
                                          --------------------------------------

Atlanta, Georgia
June 2, 1998

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $14,047,889   $21,445,782
  Restricted cash...........................................           --       384,295
  Trade accounts receivable, less allowance for doubtful
    accounts of $922,704 and $1,968,218, respectively.......    5,238,742     6,490,004
  Notes receivable..........................................           --       622,800
  Prepaid expenses and other current assets.................    1,149,146     2,821,970
  Income taxes receivable...................................      155,542            --
  Deferred income tax assets................................    1,208,669       702,814
                                                              -----------   -----------
         Total current assets...............................   21,799,988    32,467,665
Notes receivable, less allowance for doubtful accounts of
  none and $326,007, respectively...........................           --       737,132
Property and equipment, net.................................    7,617,958    13,644,236
Deferred debt issuance costs, net of accumulated
  amortization of none and $112,143, respectively...........      297,492       275,538
Covenants not to compete, net of accumulated amortization of
  $1,194,238 and $1,481,359, respectively...................    1,082,987       945,033
Goodwill and other intangible assets, net of accumulated
  amortization of $7,063,793 and $7,949,081, respectively...   10,152,625    31,273,709
Deferred income tax assets..................................      944,629     1,777,824
Other assets................................................      176,855       176,855
                                                              -----------   -----------
         Total assets.......................................  $42,072,534   $81,297,992
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   820,784   $   682,310
  Other amounts due to sellers..............................           --     3,517,602
  Accrued compensation......................................      858,049     1,241,079
  Other accrued expenses....................................    2,486,532     2,139,830
  Deferred tuition income...................................    3,184,225     5,095,954
  Current portion of notes payable and long-term debt.......    3,964,851    14,837,203
                                                              -----------   -----------
         Total current liabilities..........................   11,314,441    27,513,978
Notes payable and long-term debt, less current portion......    2,163,880    17,109,568
Other liabilities...........................................      394,145     1,002,465
                                                              -----------   -----------
         Total liabilities..................................   13,872,466    45,626,011
Stockholders' equity:
  Preferred stock, authorized 5,000,000 shares, none issued
    and outstanding.........................................           --            --
  Common stock, $.01 par value -- authorized 15,000,000
    shares, 7,418,100 and 7,729,529 shares issued and
    outstanding at March 31, 1997 and 1998, respectively....       74,181        77,295
  Additional paid-in capital on common stock................   30,222,776    33,739,114
  Retained earnings (accumulated deficit)...................   (1,996,889)    1,855,572
  Less treasury stock, at cost, 34,817 common shares at
    March 31, 1997, none at March 31, 1998..................     (100,000)           --
                                                              -----------   -----------
         Total stockholders' equity.........................   28,200,068    35,671,981
                                                              -----------   -----------
         Total liabilities and stockholders' equity.........  $42,072,534   $81,297,992
                                                              ===========   ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                       YEAR ENDED MARCH 31,
                                                              ---------------------------------------
                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
Net revenues................................................  $43,346,533   $49,449,680   $59,675,509
School operating costs:
  Cost of education and facilities..........................   19,650,937    23,150,599    27,086,555
  Selling and promotional...................................    6,533,229     7,530,741     8,643,485
  Provision for losses on accounts and notes receivable.....    1,270,565     1,239,151     1,151,669
  General and administrative expenses.......................   11,098,422    12,802,441    15,424,764
Amortization of goodwill and intangibles....................      882,953       886,268     1,284,552
Other expenses:
  Legal defense and settlement costs........................    1,115,000            --            --
  Loss on closure or relocation of schools..................       50,000       143,585            --
  Impairment of goodwill and intangibles....................      764,000            --            --
  Merger expenses...........................................           --       391,453            --
                                                              -----------   -----------   -----------
Income from operations......................................    1,981,427     3,305,442     6,084,484
Interest (income) expense, net (net of interest income of
  $171,870 in 1996 and $476,194 in 1997 and net of interest
  expense of $282,870 in 1998)..............................      822,434       284,162      (252,750)
                                                              -----------   -----------   -----------
Income before income taxes and extraordinary item...........    1,158,993     3,021,280     6,337,234
Provision (benefit) for income taxes........................      632,185      (845,363)    2,484,773
                                                              -----------   -----------   -----------
Net income before extraordinary item........................      526,808     3,866,643     3,852,461
Extraordinary item -- loss on early extinguishment of debt,
  net of income taxes.......................................           --       308,683            --
                                                              -----------   -----------   -----------
Net income..................................................  $   526,808   $ 3,557,960   $ 3,852,461
                                                              ===========   ===========   ===========
Pro forma income tax data:
  Income before income taxes and extraordinary item.........  $ 1,158,993   $ 3,021,280
  Provision (benefit) for income taxes......................     (486,505)      408,951
                                                              -----------   -----------
  Income before extraordinary item..........................      672,488     2,612,329
  Extraordinary item, net of income taxes...................           --       308,683
                                                              -----------   -----------
  Pro forma net income......................................  $   672,488   $ 2,303,646
                                                              ===========   ===========
Earnings per share:
  Basic:
    Income before extraordinary item........................  $      0.28   $      0.58   $      0.52
    Extraordinary item......................................           --         (0.07)           --
                                                              -----------   -----------   -----------
    Net income..............................................  $      0.28   $      0.51   $      0.52
                                                              ===========   ===========   ===========
    Weighted average number shares outstanding..............    2,371,041     4,484,492     7,382,307
                                                              ===========   ===========   ===========
  Diluted:
    Income before extraordinary item........................  $      0.13   $      0.41   $      0.51
    Extraordinary item......................................           --         (0.05)           --
                                                              -----------   -----------   -----------
    Net income..............................................  $      0.13   $      0.36   $      0.51
                                                              ===========   ===========   ===========
    Weighted average number of shares outstanding...........    5,181,867     6,447,265     7,612,155
                                                              ===========   ===========   ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       ADDITIONAL
                                                        PAID-IN                ADDITIONAL
                                                       CAPITAL ON                PAID-IN       COMMON        RETAINED
                                        CONVERTIBLE   CONVERTIBLE              CAPITAL ON       STOCK        EARNINGS
                                         PREFERRED     PREFERRED     COMMON      COMMON       PURCHASE     (ACCUMULATED   TREASURY
                                           STOCK         STOCK        STOCK       STOCK       WARRANTS       DEFICIT)       STOCK
                                        -----------   ------------   -------   -----------   -----------   ------------   ---------
Balance at March 31, 1995.............   $ 10,230     $ 6,732,160    $24,381   $    42,424   $ 2,431,802   $(2,610,404)   $ (35,000)
  Accretion of value of common stock
    purchase warrants.................         --              --        --             --       406,346      (406,346)          --
  Distributions to former Nebraska
    Shareholders......................         --              --        --             --            --      (853,173)          --
  Net income..........................         --              --        --             --            --       526,808           --
                                         --------     -----------    -------   -----------   -----------   -----------    ---------
Balance at March 31, 1996.............     10,230       6,732,160    24,381         42,424     2,838,148    (3,343,115)     (35,000)
  Accretion of value of common stock
    purchase warrants.................         --              --        --             --       281,398      (281,398)          --
  Issuance of common stock in
    connection with initial public
    offering..........................         --              --    22,000     19,238,000            --            --           --
  Conversion of note receivable to
    treasury stock....................         --              --        --             --            --            --      (65,000)
  Exercise of common stock purchase
    warrants..........................         --              --     1,417        367,583      (368,150)           --           --
  Cashless exercise of common stock
    purchase warrants.................         --              --     9,333      2,742,063    (2,751,396)           --           --
  Conversion of convertible preferred
    stock to common stock.............    (10,230)     (6,732,160)   17,050      6,725,340            --            --           --
  Distributions to former Nebraska
    Shareholders......................         --              --        --             --            --    (1,236,970)          --
  Reclassification of undistributed
    Nebraska S Corporation earnings to
    additional paid-in capital........         --              --        --        693,366            --      (693,366)          --
  Recognition of deferred income tax
    assets related to termination of
    Nebraska Subchapter S Corporation
    status upon consummation of
    pooling of interests..............         --              --        --        414,000            --            --           --
  Net income..........................         --              --        --             --            --     3,557,960           --
                                         --------     -----------    -------   -----------   -----------   -----------    ---------
Balance at March 31, 1997.............         --              --    74,181     30,222,776            --    (1,996,889)    (100,000)
  Issuance of common stock in
    connection with acquisitions......         --              --     3,544      3,496,456            --            --           --
  Exercise of common stock options....         --              --       351        119,101            --            --           --
  Treasury shares retired.............         --              --      (349)       (99,651)           --            --      100,000
  Shares returned from escrow and
    retired...........................         --              --      (432)           432            --            --           --
  Net income..........................         --              --        --             --            --     3,852,461           --
                                         --------     -----------    -------   -----------   -----------   -----------    ---------
Balance at March 31, 1998.............   $     --     $        --    $77,295   $33,739,114   $        --   $ 1,855,572    $      --
                                         ========     ===========    =======   ===========   ===========   ===========    =========


                                           TOTAL
                                        -----------
Balance at March 31, 1995.............  $ 6,595,593
  Accretion of value of common stock
    purchase warrants.................           --
  Distributions to former Nebraska
    Shareholders......................     (853,173)
  Net income..........................      526,808
                                        -----------
Balance at March 31, 1996.............    6,269,228
  Accretion of value of common stock
    purchase warrants.................           --
  Issuance of common stock in
    connection with initial public
    offering..........................   19,260,000
  Conversion of note receivable to
    treasury stock....................      (65,000)
  Exercise of common stock purchase
    warrants..........................          850
  Cashless exercise of common stock
    purchase warrants.................           --
  Conversion of convertible preferred
    stock to common stock.............           --
  Distributions to former Nebraska
    Shareholders......................   (1,236,970)
  Reclassification of undistributed
    Nebraska S Corporation earnings to
    additional paid-in capital........           --
  Recognition of deferred income tax
    assets related to termination of
    Nebraska Subchapter S Corporation
    status upon consummation of
    pooling of interests..............      414,000
  Net income..........................    3,557,960
                                        -----------
Balance at March 31, 1997.............   28,200,068
  Issuance of common stock in
    connection with acquisitions......    3,500,000
  Exercise of common stock options....      119,452
  Treasury shares retired.............           --
  Shares returned from escrow and
    retired...........................           --
  Net income..........................    3,852,461
                                        -----------
Balance at March 31, 1998.............  $35,671,981
                                        ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED MARCH 31,
                                                          ---------------------------------------
                                                             1996          1997          1998
                                                          -----------   -----------   -----------
OPERATING ACTIVITIES:
Net income..............................................  $   526,808   $ 3,557,960   $ 3,852,461
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation..........................................    1,104,039     1,330,180     1,617,897
  Amortization of other assets..........................      931,076       886,555     1,284,552
  Extraordinary item -- loss on early extinguishment of
     debt, net of income taxes..........................           --       308,683            --
  Loss on closure or relocation of schools..............       50,000        25,000            --
  Impairment of goodwill and intangibles................      764,000            --            --
  Provision for losses on accounts and notes
     receivable.........................................    1,270,565     1,239,151     1,151,669
  Deferred income taxes.................................           --    (1,563,995)      430,460
  Amortization of discount on long-term debt............      123,567        72,044            --
  Changes in operating assets and liabilities, net of
     assets acquired and liabilities assumed:
     Restricted cash....................................     (235,000)      610,000            --
     Accounts receivable................................     (673,666)   (1,885,940)       22,255
     Income taxes receivable............................           --      (155,542)      155,542
     Prepaid expenses...................................      (60,224)      (68,651)     (756,631)
     Notes receivable...................................           --            --    (1,478,790)
     Other assets.......................................      (40,292)       62,297       155,269
     Accounts payable and accrued expenses..............      (61,741)      708,334    (3,133,196)
     Deferred tuition income............................      202,430    (1,826,398)   (1,438,135)
     Other liabilities..................................      305,713      (563,021)      495,932
                                                          -----------   -----------   -----------
Net cash provided by operating activities...............    4,207,275     2,736,657     2,359,285
INVESTING ACTIVITIES:
Purchases of businesses, net of cash acquired...........           --    (1,400,000)    2,192,983
Purchases of property and equipment.....................   (1,342,638)   (2,079,501)   (2,199,621)
                                                          -----------   -----------   -----------
Net cash used in investing activities...................   (1,342,638)   (3,479,501)       (6,638)
FINANCING ACTIVITIES:
Issuance of common stock................................           --    19,260,000            --
Proceeds from notes payable and long-term debt..........      391,837       532,295     9,000,000
Principal payments on acquisition notes payable.........   (1,404,160)   (1,890,493)   (3,984,017)
Proceeds from exercise of common stock purchase
  warrants..............................................           --           850            --
Proceeds from exercise of common stock options..........           --            --       119,452
Principal payments on senior subordinated debt..........     (500,000)   (5,000,000)           --
Increase in deferred financing costs....................      (86,222)     (297,492)      (90,189)
Distributions to former Nebraska Shareholders...........     (790,193)   (1,023,472)           --
                                                          -----------   -----------   -----------
Net cash (used in) provided by financing activities.....   (2,388,738)   11,581,688     5,045,246
                                                          -----------   -----------   -----------
Increase in cash and cash equivalents...................      475,899    10,838,844     7,397,893
Cash and cash equivalents at beginning of year..........    2,733,146     3,209,045    14,047,889
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of year................  $ 3,209,045   $14,047,889   $21,445,782
                                                          ===========   ===========   ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998

1. ORGANIZATION AND NATURE OF BUSINESS

     Educational Medical, Inc. (the "Company") operates diversified career-oriented postsecondary education schools. The Company offers diploma and, in certain locations, degree programs through its 24 schools located in ten states. The Company's schools offer degree and diploma programs designed to provide enrolled students with the knowledge and skills necessary for entry level employment in the fields of healthcare, business, information technology, fashion and design.

     Approximately 38%, 13%, 12%, and 11% of the Company's fiscal 1998 net revenues were derived from its schools in California, Nebraska, Texas, and Pennsylvania, respectively. No other schools in a single state represented over 10% of net revenues for the year ended March 31, 1998. Approximately 73% of the Company's fiscal 1998 cash receipts were derived from Title IV programs as provided for by the Higher Education Act of 1965, as amended. Cash receipts approximated 96% of the Company's net revenues in fiscal 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS/RESTRICTED CASH

     Cash equivalents include overnight investments in a bank. These investments are recorded at cost, which approximates market. The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents for purposes of the statements of cash flows.

     At March 31, 1997 and 1998, the Company held $13,515,475 and $16,207,676, respectively, in cash balances at certain financial institutions which amounts were in excess of the $100,000 federally insured amounts. The Company monitors the financial condition of these institutions since it is exposed to credit risk for such excess amounts, however, at this time the Company does not believe any of these institutions present such risk.

     Restricted cash represents amounts received from the New Hampshire Higher Education Assistance Foundation (NHHEAF) for student loans which will be credited to individual student's account receivable balances once the student enrolls at the College. Loan disbursements received for students who do not ultimately enroll at the College are required to be returned to the NHHEAF. The corresponding liability for these undisbursed loan proceeds has been recorded as deferred tuition income in the accompanying consolidated balance sheet.

NOTES RECEIVABLE

     Notes receivable consist of promissory notes with varying interest terms issued to students. Such notes are payable in minimum monthly payments beginning six months after the student's graduation and are due in a maximum of ten years.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LONG-LIVED ASSETS

     The Company measures and records impairment losses on long-lived assets, including property, equipment and intangibles, used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation, including that related to assets under capital leases, is computed using the straight-line method over the estimated useful lives of the related assets or the remaining lease terms for leasehold improvements, if shorter.

COVENANTS NOT TO COMPETE

     Non-compete agreements obtained from the sellers of certain acquired schools are being amortized on the straight-line basis over the lives of the agreements, generally from two to 15 years.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill is amortized over periods ranging from 15 to 40 years. Other intangible assets, which are similar in character to goodwill (acquired student contracts, program curriculum, favorable leases assumed, accreditation and acquired tradenames) are being amortized using the straight-line method over periods ranging generally from two to ten years.

DEFERRED DEBT ISSUANCE COSTS

     Deferred debt issuance costs represent fees and other costs associated with obtaining long-term debt financing. Such amounts are amortized over the lives of the related debt, using the straight-line method.

REVENUE RECOGNITION

     Tuition revenue is recognized monthly on a straight-line basis over the term of the course of study. Certain nonrefundable fees and charges are fully recognized as revenue at the time a student begins classes.

     The Company is generally required to refund a portion of a student's unearned tuition who withdraws from a Company school. The amount of tuition, if any, that may be retained by the Company after payment of any potential refund is immediately recognized in the Company's consolidated statement of income.

     Deferred tuition income represents the portion of student tuitions received in advance of the course of study's completion.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PRO FORMA INCOME TAX DATA

     Prior to March 31, 1997, the Nebraska Acquisition (see Note 4) consisted of a Subchapter S Corporation and a partnership and, accordingly, was not subject to federal or state income taxes. For informational

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purposes, the 1996 and 1997 statements of income include a pro forma presentation that includes a provision for income taxes as if the Nebraska Acquisition had been a taxable corporation for these periods and had filed a consolidated income tax return with the Company. Such pro forma amounts were based on the income tax laws and rates in effect during those periods and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

STATEMENTS OF CASH FLOWS

     The following non-cash transactions have been excluded from the consolidated statements of cash flows:

                                                            YEAR ENDED MARCH 31,
                                                     -----------------------------------
                                                       1996        1997         1998
                                                     --------   ----------   -----------
Capital leases.....................................  $347,000   $  121,000   $   392,000
Issuance of notes payable and other amounts due to
  sellers in connection with acquisitions and
  related non-compete agreements...................        --    4,100,000    23,517,602
Distribution of note receivable to former Nebraska
  shareholders.....................................        --      213,498            --
Conversion of note receivable to treasury stock....        --       65,000            --
Issuance of Common Stock in connection with
  acquisitions.....................................        --           --     3,500,000

STOCK COMPENSATION

     The Company uses the intrinsic value method of accounting for its stock-based compensation awards. As such, compensation expense is measured and recorded if the exercise price of the stock options (or other awards) is below the fair value of the Company's stock on the date of grant. The Company discloses the pro forma effect of all stock compensation using the fair value method as prescribed by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). See Note 9.

EARNINGS PER SHARE

     Earnings per share are calculated using Statement of Financial Accounting Standards No. 128, Earnings per Share, ("SFAS 128") and Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"). Basic earnings per share include weighted average common shares outstanding. Diluted earnings per share include weighted average common shares outstanding plus the dilutive effect of outstanding preferred stock, stock options, and stock purchase warrants.

     All earnings per share calculations include 761,263 shares issued on March 31, 1997 to effect the Nebraska Acquisition, less shares returned to the Company pursuant to the contingency clause, as if outstanding for all periods.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), which is effective for financial statements for periods after December 15, 1997. SFAS 131 requires the reporting of segment profit or loss, certain specific revenue and expense items, segment assets, and a reconciliation of these disclosed items in total to the consolidated financial statements. SFAS 131 also requires the restatement of comparative information for earlier years in the initial year of application. The Company has not yet adopted SFAS 131 however there will be no impact on the financial statements, other than disclosure.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

3. REGULATORY MATTERS

     The Company derives a substantial portion of its net revenues from financial aid received by its students under Title IV programs ("Title IV Programs") administered by the United States Department of Education ("Department") pursuant to the federal Higher Education Act of 1965, ("HEA"), as amended. In order to continue to participate in Title IV Programs, the Company and its schools must comply with complex standards set forth in the HEA and the regulations promulgated thereunder (the "Regulations"). Among other things these Regulations require the Company's schools to exercise due diligence in approving and disbursing funds and servicing loans, limit the proportion of cash receipts by the Company's schools derived from Title IV Programs to no more than 85% of the total net revenue derived from the school's students in its Title IV eligible educational programs, and to exercise financial responsibility related to maintaining certain financial covenants (including cash reserve for refunds, an "acid test" ratio, a positive tangible net worth test and limitations on the amount of operating losses in comparison to tangible net worth, as defined). All of the Company's schools participate in Title IV Programs.

     The failure of any of the Company's schools to comply with the requirements of the HEA or the Regulations could result in the restriction or loss by the Company or such school of its ability to participate in Title IV Programs. If the Department determines that any of the Company's schools is not financially responsible, the Department may require that the Company or such school post an irrevocable letter of credit in an amount equal to not less than one-half of Title IV Program funds received by the relevant school during the last complete award year or, at the Department's discretion, require some other less onerous demonstration of financial responsibility. One-half of Title IV funds received by the Company's individual schools in the Company's most recent fiscal year ranged from $.4 million to $5.0 million and one-half of the aggregate Title IV funds received by all of the Company's schools in the most recent fiscal year equaled $39.2 million. At March 31, 1998, the Company posted irrevocable letters of credit for two of its schools totaling $181,000 which are payable to the Department of Education and expire in October 1998.

     Many of the financial responsibility standards are new, difficult to interpret, and subject to the interpretation of the Department for implementation. Further, the process for resolving lack of compliance with such Regulations is also subject to interpretation and, in some cases, negotiation with the Department. The Company believes each of its schools satisfies the financial responsibility standards for fiscal 1998 except with respect to the operating losses incurred by the Company's schools located in Roanoke and Harrisonburg, Virginia.

     In November 1997, the Department of Education published new regulations regarding financial responsibility which are effective on July 1, 1998. The new regulations will apply to the Company's fiscal years commencing April 1, 1999, and thereafter. The regulations provide a transition year alternative which will permit the Company to have its institutions' financial responsibility for the fiscal year ended March 31, 1999 measured on the basis of either the new regulations or the current regulations, whichever are more favorable. The new standards replace the Acid Test Ratio, the Tangible Net Worth Standard and the Net Operating Results Test with three different ratios: an equity ratio, a primary reserve ratio and a net income ratio. The equity ratio measures the institution's capital resources, ability to borrow and financial viability. The primary reserve ratio measures the institution's ability to support current operations from expendable resources. The net income ratio measures the ability to operate at a profit. The results of each ratio are assigned a strength factor on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and 3.0 reflecting financial strength. An institution's strength factors are then weighted based on an assigned weighting percentage for each ratio. The weighted scores for the three ratios are then added together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible by the Department of Education without the need for further financial monitoring. If the institution's composite score is less than 1.5, but equal to or greater than 1.0, the institution may continue in the Title IV Program for a maximum period of three (3) years, subject to more rigorous financial aid

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

3. REGULATORY MATTERS (CONTINUED)
disbursement and financial monitoring requirements of the Department of Education. Based on the Company's interpretation of the application of these new standards to the Company's financial statements for the year ended March 31, 1998, the Company's calculations result in a composite score of 1.4 on a consolidated basis, with each individual institution included in the consolidating statements having a composite score greater than 1.5. The Company is evaluating its options in order to comply with the new regulations.

4. ACQUISITIONS

     During the fiscal years ended March 31, 1997 and 1998 the Company completed three and two acquisitions, respectively, adding a total of twelve schools.

     All of the acquisitions were accounted for under the purchase method of accounting except the March 1997 Nebraska Acquisition. Under the purchase method of accounting, the results of operations of the acquired companies are included in the consolidated statement of income as of the acquisition date. The assets and liabilities of the companies acquired in fiscal 1998 are included in the Company's consolidated balance sheet based on a preliminary allocation of their estimated fair values on the date of acquisition. The excess of cost over acquired net assets of businesses acquired has been recorded as an intangible asset and is being amortized on a straight line basis.

     The following summarizes key information relevant to the fiscal 1998 and 1997 acquisitions:

HESSER ACQUISITION

     On March 13, 1998, the Company acquired all of the outstanding stock of Hesser, Inc. and certain real estate assets from an affiliate of Hesser, Inc (collectively, the "Hesser Acquisition"). The purchase price of the Hesser Acquisition was $17,683,372 consisting of $2,000,000 in cash, promissory notes and other payables aggregating $13,683,372 and 202,532 shares of the Company's Common Stock. The results of the Hesser Acquisition's operations are included in the Company's consolidated statement of income effective March 1, 1998.

     The Hesser Schools are located in Manchester, Nashua, Portsmouth and Salem, New Hampshire and primarily offer bachelor degree and associate degree programs in business, healthcare, information technology, criminal justice, electronic engineering, early childhood education, and other careers. As of March 31, 1998, the Company's Title IV funding for the Hesser Schools was suspended pending Department of Education recertification.

CHI INSTITUTE ACQUISITION

     On February 14, 1998, the Company acquired all of the outstanding stock of Computer Hardware Service Company, Inc. ("CHI Institute Acquisition"). The purchase price of the CHI Institute Acquisition was $12,834,230, consisting of $1,500,000 in cash, promissory notes and other payables aggregating $9,834,230 and 151,900 shares of the Company's Common Stock. The results of the CHI Institute Acquisition's operations are included in the Company's consolidated statement of income effective February 1, 1998.

     The CHI Institute Acquisition consists of two schools located in Broomall and Southampton, Pennsylvania which offer associate degree and diploma programs in business, healthcare and information technology. As of March 31, 1998, the Company's Title IV funding for the CHI Institute Schools was suspended pending Department of Education recertification.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

4. ACQUISITIONS (CONTINUED)
MARYLAND ACQUISITION

     On December 12, 1996, the Company acquired substantially all of the assets of one school located in Hagerstown, Maryland ("Maryland Acquisition") for $2,700,000 in cash. The Maryland school offers healthcare and business diploma and degree programs. The results of the Maryland Acquisition's operations are included in the Company's consolidated statement of income effective December 1, 1996.

TEXAS ACQUISITION

     On September 6, 1996, the Company acquired substantially all of the assets of three schools located in Texas for $2,500,000 (the "Texas Acquisition"). The schools offer healthcare degree and diploma programs and are located in San Antonio, McAllen and El Paso, Texas. The results of the Texas Acquisition's operations are included in the Company's consolidated statement of income effective September 1, 1996.

     The Company financed the purchase of the Texas schools with $1,250,000 in cash and the remaining $1,250,000 payable in the form of a promissory note bearing interest at 8% per annum and due in five equal annual principal payments.

NEBRASKA ACQUISITION

     On March 31, 1997, the Company acquired all of the outstanding stock of Educational Management, Inc. ("Nebraska Acquisition"). The Nebraska Acquisition consisted of two schools located in Lincoln and Omaha, Nebraska, which offer business degree and diploma programs, and related real estate. In connection with the acquisition, the Company issued 761,263 shares of its common stock, agreed to pay $300,000 in non-compete agreements and paid approximately $1,100,000 in cash which was used to pay off mortgage notes on certain real estate owned by the Nebraska Acquisition.

     This transaction was accounted for as a pooling of interests; therefore, all financial statements presented have been restated to reflect the acquisition. The Nebraska Acquisition prepared its financial statements using a December 31 calendar year-end prior to the acquisition. Prior to the acquisition, the Nebraska Acquisition and its predecessor filed its income tax returns under the provisions of Subchapter S of the Internal Revenue Code and as a partnership and hence recorded no provision for income taxes. Certain adjustments were made to the Company's financial statements to record deferred income taxes at the date of acquisition.

     Net revenues and net income included in the Company's consolidated statements of income are as follows:

                                                                YEAR ENDED MARCH 31
                                                             -------------------------
                                                                1996          1997
                                                             -----------   -----------
Net revenues:
  Educational Medical, Inc.................................  $38,651,827   $43,437,416
  Nebraska Acquisition.....................................    4,694,706     6,012,264
                                                             -----------   -----------
                                                             $43,346,533   $49,449,680
                                                             ===========   ===========
Net income
  Educational Medical, Inc.................................  $    79,424   $ 2,321,432
  Nebraska Acquisition.....................................      447,384     1,236,528
                                                             -----------   -----------
                                                             $   526,808   $ 3,557,960
                                                             ===========   ===========

     In connection with this acquisition, 95,074 shares of the 761,263 shares issued were placed into escrow pending the resolution of certain financial aid compliance matters with the Department of Education. In fiscal

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

4. ACQUISITIONS (CONTINUED)
year 1998, the Company settled a portion of these contingencies and as a result received 43,215 shares from the sellers' escrow and 32,809 shares were released from escrow. The other 19,050 shares continue to be held in escrow for specified periods.

SUMMARY PRO FORMA INFORMATION (UNAUDITED)

     Summary unaudited pro forma results of operations for the years ended March 31, 1997 and 1998 for the four acquisitions accounted for as purchases, as if the acquisitions had occurred at April 1, 1996 and April 1, 1997, respectively, and as if the entities involved in the Texas and Hesser Acquisitions filed Federal income tax returns as C Corporations rather than as Subchapter S Corporations and a partnership, are as follows:

                                                               YEAR ENDED MARCH 31,
                                                            --------------------------
                                                               1997           1998
                                                            -----------    -----------
Net revenues..............................................  $70,739,000    $80,965,000
Income before extraordinary items.........................    2,428,000      3,668,000
Net income................................................    2,119,000      3,668,000
Earnings per share:
  Basic:
     Income per share before extraordinary item...........  $      0.50    $      0.48
     Net income per share.................................  $      0.44    $      0.48
     Weighted average common and common equivalent shares
       outstanding........................................    4,838,924      7,709,134
  Diluted:
     Income per share before extraordinary item...........  $      0.36    $      0.46
     Net income per share.................................  $      0.31    $      0.46
     Weighted average common and common equivalent shares
       outstanding........................................    6,801,697      7,939,050

     These unaudited pro forma results of operations in fiscal 1997 and fiscal 1998 do note purport to represent what the Company's actual results of operations would have been if the acquisitions had occurred on April 1, 1996 and April 1, 1997, respectively, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely on the available information and certain assumptions that management believes are reasonable. Management believes the full impact of potential cost savings has not been reflected in the pro forma results presented above, although there can be no assurances such cost savings will be achieved. Subsequent adjustments may be necessary upon final determination of the allocation of the purchase prices.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    MARCH 31,
                                                           ---------------------------
                                                              1997            1998
                                                           -----------    ------------
Land and land improvements...............................  $   748,598    $    927,598
Buildings and building improvements......................    3,288,257       6,538,230
Equipment, furniture and fixtures........................    7,451,297      10,018,311
Leasehold improvements...................................    1,517,178       3,133,234
                                                           -----------    ------------
                                                            13,005,330      20,617,373
Less accumulated depreciation and amortization...........  ( 5,387,372)     (6,973,137)
                                                           -----------    ------------
                                                           $ 7,617,958    $ 13,644,236
                                                           ===========    ============

6. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                                      MARCH 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
Bank lines of credit and term loan, $36,000,000 principal,
  monthly interest payments, matures March 13, 2001. As of
  March 31, 1998, $15,819,000 was available under the lines
  of credit(a)..............................................  $        --    $ 9,000,000
8.75% mortgage payable, adjustable in 1998 up to prime plus
  1.25%, to a bank, due in monthly installments of principal and interest, secured by land and building of one
  school....................................................      625,668        595,076
Promissory notes payable to sellers of various schools
  acquired, non-interest bearing or with interest rates
  ranging from 7.5% to 11% per annum, principal and interest
  payable periodically through February 2003(b).............    1,790,000     21,180,000
9% note payable to a bank, due in monthly installments of
  $15,000 plus interest. The note was paid in full in May
  1998......................................................           --        410,000
Various unsecured, non-interest bearing notes payable for
  noncompetition agreements, payable periodically through
  May 1999..................................................      757,500        112,500
Various unsecured, non-interest bearing notes payable to
  sellers of various schools acquired.......................    2,500,000             --
8% to 12% capital leases, payable periodically through
  September 2002; secured by equipment......................      455,563        649,195
                                                              -----------    -----------
                                                                6,128,731     31,946,771
Less current portion........................................   (3,964,851)   (14,837,203)
                                                              -----------    -----------
                                                              $ 2,163,880    $17,109,568
                                                              ===========    ===========

---------------

(a) In March 1998, the Company entered into an amended and restated loan agreement (the "Agreement") with a major U.S. Bank (the "Bank"). The Agreement increases the Company's aggregate borrowing limit with the Bank to $36,000,000 (the "Bank Credit Facility"). The total amount of the Bank Credit Facility is divided into three separate facilities: (i) a three year revolving line of credit of up to $10,000,000 which may be utilized for advances or to support letters of credit; (ii) a revolving term loan facility of up to $11,000,000 which may be utilized prior to March 31, 1999 for the purpose of financing permitted acquisitions, either directly or to support stand by letters of credit, reducing to $9,000,000 in March 1999 and subject to quarterly reductions of $750,000 thereafter; and (iii) a three year non-revolving line of credit up to $15,000,000 which may be utilized for the purpose of financing permitted

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

6. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED) acquisitions. Interest is charged on borrowings at different floating rates above LIBOR depending on certain financial conditions of the Company and depending on which facility amounts are drawn on. In addition, the Bank Credit Facility provides for commitment fees to be paid on the unused portion of the facility. The Bank Credit Facility also contains restrictions on the payment of dividends and incurrence of additional debt, as well as various other financial covenants. The Bank Credit Facility is secured by substantially all of the assets of the Company.
(b) Included in the $21,180,000 above is a note issued in connection with the Hesser Acquisition aggregating $11,000,000 which is due upon the Department of Education's approval of the change in control. As of March 31, 1998 the note was secured by an $11,000,000 letter of credit which expires in March 1999. In May 1998 the Company canceled the letter of credit and replaced it by depositing $11,000,000 in an escrow cash account. On June 2, 1998 the note was modified to provide that $1,500,000 of the principal amount is due on April 1, 1999 and bears interest at 7.5% beginning 30 days following the Department of Education's recertification of the Hesser schools. This modification has been reflected in the financial statements as of March 31, 1998. Notes payable aggregating $21,042,500 are secured by the stock of the Company's acquiring subsidiaries.

Aggregate maturities of long-term debt at March 31, 1998 are as follows:

Fiscal year ending March 31
  1999......................................................  $14,837,203
  2000......................................................    3,679,488
  2001......................................................   10,482,850
  2002......................................................    1,410,979
  2003......................................................    1,149,051
  Thereafter................................................      387,200
                                                              -----------
                                                              $31,946,771
                                                              ===========

     Interest paid during the years ended March 31, 1996, 1997 and 1998 was approximately $1,328,000, $655,000 and $254,000, respectively.

7. OTHER AMOUNTS DUE TO SELLERS

     In addition to the notes payable described in Note 6, the Company owes the former Hesser, Inc. shareholders approximately $2,433,372 as part of the purchase of Hesser, Inc. based on the ratio of certain assets to certain liabilities of the Hesser Schools at the time of the acquisition. Of the total amount due, $1,250,000 was paid in May 1998 and $1,183,372 was paid in June 1998.

     In addition to the notes payable described in Note 6, the Company owes the former Computer Hardware Service Company, Inc. shareholders approximately $1,084,230 as part of the purchase of Computer Hardware Service Company, Inc., based on the ratio of certain assets to certain liabilities of the CHI Institute Schools at the time of the acquisition. All of this amount was paid in May 1998.

8. STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

     On October 28, 1996, the Company completed its IPO. A total of 2,400,000 shares was sold at $10 per share which included 2,200,000 shares sold by the Company and 200,000 shares sold by certain selling stockholders. The selling stockholders sold an additional 210,000 shares in November 1996; the Company did not receive any of the proceeds from the selling stockholders' sales. The net proceeds to the Company were approximately $19.3 million and were partially used to repay $4.8 million of subordinated debt. The balance of

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY (CONTINUED)
the IPO proceeds will be used for general corporate purposes, including the expansion of its operations through the acquisition of additional schools.

     In connection with the early extinguishment of the $4.8 million in subordinated debt in fiscal year 1997, the Company incurred an extraordinary loss of $514,500 ($308,683, net of tax), as a result of the write-off of the related unamortized deferred debt issuance costs and unamortized debt discount.

STOCK SPLIT

     On June 20, 1996, the Company amended its certificate of incorporation to increase the authorized Common Stock to 15,000,000 shares, retain the par value of $.01 per share, and to provide a five-for-three Common Stock split. Such amendment was effective upon the IPO. All common share and per common share amounts have been adjusted for all periods to reflect the stock split.

PREFERRED STOCK

     In 1996, the Company authorized 5,000,000 shares of Preferred Stock; terms will be set upon issuance.

CONVERTIBLE PREFERRED STOCK

     Prior to its IPO, the Company issued 1,023,049 shares of Convertible Preferred Stock, $.01 par value. At the option of the holder, shares of Convertible Preferred Stock converted into 1.67 shares of Common Stock and prior to March 1996, were mandatorily redeemable at $6.66 per share, subject to certain antidilution adjustments.

     Through July 22, 1991, the shares of Convertible Preferred Stock accrued dividends at an annual rate of 8%. In 1991, pursuant to the issuance of certain notes payable bearing interest at 13% per annum (the "13% Notes"), the terms of the Convertible Preferred Stock were amended to eliminate the cumulative dividends feature and the mandatory redemption in all circumstances, but still permitting conversion at the option of the holder. In May 1996, terms were again amended to require automatic conversion of all outstanding shares of Convertible Preferred Stock in the event of an IPO.

     All outstanding shares of Convertible Preferred Stock converted into 1,705,082 shares of Common Stock at the IPO.

COMMON STOCK

     As of March 31, 1998, the Company has reserved the following shares of Common Stock for future issuance related to the following:

Common Stock purchase warrants..............................     43,334
Stock options...............................................  1,127,004
                                                              ---------
                                                              1,170,338
                                                              =========

COMMON STOCK PURCHASE WARRANTS

     The holders of the certain 13% Notes were also granted stock purchase warrants allowing for the purchase of up to 1,333,333 shares of Common Stock at $3 per share (the "$3 Warrants"), for a total of $4,000,000. The $3 exercise price of the warrants was subject to adjustment for any future issuances of equity or equity related securities at a per share price less than the exercise price. As of the IPO, these warrants were exercised

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY (CONTINUED)
for the purchase of 1,333,333 shares, less shares used for the cashless exercise, yielding 933,333 additional shares of Common Stock.

     The holders of the $3 warrants had certain rights to "put" their warrants to the Company and the Company had certain rights to "call" the warrants. In May 1996, the terms of the warrants were amended to provide for a cashless exercise based on the IPO price per share, in the event of an IPO of the Company's common stock and to eliminate the "put" feature.

     The $3 warrants were assigned a value of $1,050,000 when issued. The difference between the $1,050,000 and the exercise price of $4,000,000 was being accreted, using a method which approximated the effective interest rate method, through the date of earliest exercise (50% through March 31, 1998 and 50% through March 31, 1999). Accretion of $406,346 and $281,398 was charged to accumulated deficit during the years ended March 31, 1996 and 1997, respectively.

     In connection with the issuance of the Convertible Preferred Stock in 1991, a third party was granted warrants to purchase 26,667 shares of Common Stock exercisable at $3.60 per share. These warrants expire July 31, 1999 and are outstanding as of March 31, 1998.

     At the time of the IPO, the Company issued to a third party, warrants to purchase 16,667 shares of Common Stock at $10 per share. These warrants expire October 28, 2001 and are outstanding as of March 31, 1998.

9. STOCK OPTION PLANS

     The Company granted employees and non-employee directors options to purchase its Common Stock. The employee options vest incrementally over periods ranging from four to five years and expire five years after vesting. The non-employee director options vest immediately and expire five years after vesting.

     A summary of the status of the Company's employee and director stock option activity, and related information for the years ended March 31, is as follows:

                                        1996                 1997                  1998
                                 ------------------   ------------------   --------------------
                                           WEIGHTED             WEIGHTED               WEIGHTED
                                 NUMBER    AVERAGE    NUMBER    AVERAGE     NUMBER     AVERAGE
                                   OF      EXERCISE     OF      EXERCISE      OF       EXERCISE
                                 SHARES     PRICE     SHARES     PRICE      SHARES      PRICE
                                 -------   --------   -------   --------   ---------   --------
Outstanding at beginning of
  year.........................  190,833    $2.68     361,666    $3.13       821,499    $7.04
  Granted......................  175,000     3.60     465,500    10.10       277,333     9.34
  Exercised....................       --       --          --       --       (34,662)    3.45
  Canceled/forfeited...........   (4,167)    2.40      (5,667)    8.12       (38,166)    7.40
                                 -------              -------              ---------
Outstanding at end of year.....  361,666     3.13     821,499     7.04     1,026,004     7.77
                                 =======              =======              =========
Exercisable at end of year.....  156,667     2.57     313,000     5.09       431,038     6.15
                                 =======              =======              =========
Options available for future
  grant........................  600,000              340,167                101,000
                                 =======              =======              =========

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

9. STOCK OPTION PLANS (CONTINUED)
     The following table summarizes information about employee and director stock options outstanding and exercisable at March 31, 1998 by exercise price:

                                                                                           OPTIONS
                                                                OPTIONS OUTSTANDING      EXERCISABLE
                                                             -------------------------   -----------
                                                               NUMBER       WEIGHTED       NUMBER
                                                             OUTSTANDING     AVERAGE     EXERCISABLE
                                                                 AT         REMAINING        AT
                                                              MARCH 31,    CONTRACTUAL    MARCH 31,
EXERCISE PRICE                                                  1998          LIFE          1998
--------------                                               -----------   -----------   -----------
   $ 2.40..................................................     143,333        4.30        143,333
   $ 4.00..................................................      16,667        4.00         16,667
   $ 3.60..................................................     150,171        7.70         67,577
   $10.00..................................................     418,500        7.55        175,767
   $11.50..................................................      26,000        8.80          6,067
   $ 8.50..................................................      34,333        9.90          6,294
   $ 7.06..................................................      25,000        9.30          3,333
   $ 7.63..................................................      12,000        4.50         12,000
   $ 9.88..................................................     200,000       10.00             --
                                                              ---------                    -------
                                                              1,026,004                    431,038
                                                              =========                    =======

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On June 20, 1996, the Company adopted and its stockholders approved a Non-employee Director Stock Option Plan (the "Directors' Plan") to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company. The maximum number of shares of Common Stock with respect to which options may be granted under the Directors' Plan is 200,000 shares. As of March 31, 1998, 88,000 options were available for future grant.

     Each member of the Board of Directors of the Company who otherwise (i) is not currently an employee of the Company, (ii) is not a former employee still receiving compensation for prior services, and (iii) is not currently receiving remuneration from the Company in any capacity other than as a director shall be eligible for the grant of stock options under the Directors' Plan ("Participant"). Currently, all directors other than the Chairman are eligible to participate in the Directors' Plan.

     On the date the Directors' Plan was adopted, each of the four existing non-employee directors were each granted, contingent upon completion of the IPO, options to purchase 25,000 shares of Common Stock of the Company at the per share IPO price ($10). These options vested immediately upon consummation of the IPO. Upon the election of any new member of the Board of Directors, such member will be granted an option to purchase 25,000 shares of Common Stock at the fair market value at date of grant, vesting in five equal annual installments beginning on the first anniversary of the date of grant. Beginning with the next annual meeting of the stockholders of the Company and provided that a sufficient number of shares remain available under the Directors' Plan, each year immediately following the date of the annual meeting of the Company there automatically will be granted to each non-employee director who is then serving on the Board an option to purchase 3,000 shares of the Common Stock of the Company, which options will be immediately vested. On September 9, 1997, at the annual meeting of the Board of Directors, each of the four non-employee directors was issued an option to purchase an additional 3,000 shares of the Company's common stock with an exercise price per share equal to the then current fair market value of $7.63; such options vest immediately and are exercisable for five years.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

9. STOCK OPTION PLANS (CONTINUED)
PRO FORMA INFORMATION

     Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee and director stock options granted subsequent to April 1, 1995 under the fair value method described in SFAS 123.

     The fair value of these stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended March 31, 1997 and 1998, respectively: (i) dividend yield of 0%; (ii) expected volatility of .491 and .514; (iii) risk-free interest rates of 6.18% and 6.09%; and (iv) expected life of 5.64 and 5.65 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

     For purposes of pro forma disclosure, the estimated fair value of the employee and director options is amortized to expense over the options' vesting period. The Company's pro forma information using SFAS 123 follows:

                                                               YEAR ENDED MARCH 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Pro forma income before extraordinary item..................  $2,201,907   $3,510,440
Pro forma net income........................................  $1,893,224    3,510,440
Pro forma earnings per common share:
  Basic:
     Income before extraordinary item.......................  $     0.49   $     0.48
     Net income.............................................        0.42         0.48
  Diluted:
     Income before extraordinary item.......................  $     0.34   $     0.46
     Net income.............................................        0.29         0.46

     Since SFAS 123 is applicable only to options granted subsequent to April 1, 1995, its pro forma effect will not be fully reflected until future years.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

10. INCOME TAXES

     The components of the provision (benefit) for income taxes are as follows:

                                                            YEAR ENDED MARCH 31,
                                                     -----------------------------------
                                                       1996        1997          1998
                                                     --------   -----------   ----------
Current:
  Federal..........................................  $484,376   $   567,544   $1,701,104
  State............................................   147,809       151,088      353,209
                                                     --------   -----------   ----------
                                                      632,185       718,632    2,054,313
Deferred:
  Federal..........................................        --    (1,218,248)     453,453
  State............................................        --      (345,747)     (22,993)
                                                     --------   -----------   ----------
                                                           --    (1,563,995)     430,460
                                                     --------   -----------   ----------
                                                     $632,185   $  (845,363)  $2,484,773
                                                     ========   ===========   ==========

     At March 31, 1997, the Company recognized deferred income tax assets and liabilities related to its Nebraska Acquisition. The predecessor entities previously filed their income tax returns under the provisions of Subchapter S of the Internal Revenue Code and as a partnership and hence recorded no provision for income taxes or deferred income tax assets or liabilities at the corporate level.

     A reconciliation of the provision (benefit) for income taxes computed at the statutory federal income tax rate on income before extraordinary item to the Company's effective income tax rate follows:

                                                            YEAR ENDED MARCH 31,
                                                    ------------------------------------
                                                      1996         1997          1998
                                                    ---------   -----------   ----------
Federal...........................................  $ 394,058   $ 1,027,235   $2,154,659
State, net of federal income tax benefit..........     97,554        99,718      237,077
Permanent differences.............................     55,436        53,554       36,006
Increase (decrease) in deferred income tax asset
  valuation allowance.............................    308,584    (1,319,987)          --
Effect of Nebraska Acquisition filing as a
  Subchapter S corporation........................   (152,111)     (420,420)          --
Effect of Nebraska Acquisition's termination of
  Subchapter S corporation status.................         --      (285,463)          --
Utilization of AMT credit.........................    (56,000)           --           --
Other, net........................................    (15,336)           --       57,031
                                                    ---------   -----------   ----------
                                                    $ 632,185   $  (845,363)  $2,484,773
                                                    =========   ===========   ==========

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

10. INCOME TAXES (CONTINUED)
     Deferred income taxes reflect the net income tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Deferred income tax assets:
  Tradenames and other intangibles..........................  $  575,393   $  579,375
  Property and equipment....................................     369,236      911,789
  Allowance for doubtful accounts...........................     330,135      902,084
  Accrued expenses and other liabilities....................   1,108,256      416,681
  Other, net................................................          --       50,000
                                                              ----------   ----------
Total deferred income tax assets............................   2,383,020    2,859,929
Total deferred income tax liabilities -- prepaid expenses...    (229,722)    (379,291)
                                                              ----------   ----------
Net deferred income tax assets..............................  $2,153,298   $2,480,638
                                                              ==========   ==========

     The Company paid approximately $360,000, 1,076,000 and $2,130,000 of income taxes in the years ended March 31, 1996, 1997 and 1998, respectively.

11. LEASES

     The Company leases office, classroom and dormitory space under various operating lease agreements expiring through 2006. Rent expense totaled approximately $2,971,000, $3,650,000 and $4,396,000 for the years ended March 31, 1996, 1997 and 1998, respectively.

     Approximate future minimum lease payments under noncancelable operating leases in effect at March 31, 1998 are as follows:

Fiscal year ending March 31
  1999......................................................  $ 4,472,000
  2000......................................................    3,909,000
  2001......................................................    3,288,000
  2002......................................................    2,715,000
  2003......................................................    2,099,000
  Thereafter................................................    4,018,000
                                                              -----------
                                                              $20,501,000
                                                              ===========

12. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company matches a portion of such contributions up to a maximum percentage of the employees' compensation. The Company's contributions to the plan and to predecessor plans assumed in the CHI Acquisition were approximately $104,000, $133,000 and $111,000 for the years ended March 31, 1996, 1997 and 1998, respectively.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

13. OTHER EXPENSES

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company's Roanoke, Virginia school has incurred significant operating losses since its acquisition. Accordingly, the Company evaluated the recoverability of the school's long-lived assets including its identifiable intangible assets and goodwill. Based on the Company's expectation of future cash flows, the Company determined that assets with a carrying amount of $764,000 were impaired and recorded an impairment loss in fiscal year 1996 to record such assets at management's estimate of the net present value of such future cash flows. This estimate was based on estimated undiscounted future cash flows to be generated by such assets.

CONTINGENCIES

     In September 1995, the Company filed suit in connection with its 1993 purchase of its Hollywood, California school. The suit alleged that the sellers made significant financial and operational misrepresentations to the Company. The Company sought damages from the sellers. The Sellers denied the Company's allegations and filed a Cross-Complaint against the Company alleging among other things, breach of contract and fraud. Both parties agreed to dismiss their claims in April 1997 when the Company agreed to pay a total of $564,892 representing all amounts outstanding on the acquisition notes payable to the sellers and the notes payable for covenants not-to-compete, in addition to the payment of a portion of the sellers' legal fees. All amounts, including the Company's legal defense expenses, were accrued or paid as of March 31, 1997.

     On June 24, 1994, eight students enrolled in one of the Company's programs at its schools in the San Diego, California area filed a lawsuit against the Company in the state court in California. In substance, the suit alleged that there were material misrepresentations made with respect to the content of the program and the potential outcomes achieved by the students who graduated from it. The suit was certified as a class action in the fall of 1994. Although the Company believes that it accurately described the course content and the multiple outcomes to which the course could lead, in order to avoid further legal expense and because of the uncertainty and risks inherent in any litigation, the Company determined that it was desirable to settle the lawsuit. A final settlement was approved in March 1996. Pursuant to the terms of the settlement, the Company paid the plaintiffs $600,000 in the fiscal year ended March 31, 1996 and an additional $400,000 on April 1, 1997. In addition, the Company agreed to make available tuition credits of $1,150,000 to class members, provided that students elected to utilize such tuition credits by July 17, 1996. Any unused tuition credits were to be redeemed in cash by the Company for 10% of the credit and $115,000 was accrued for these credits, as of March 31, 1996. All of this settlement expense is reflected in the 1996 consolidated statement of income. As of March 31, 1997, only a few students had requested tuition credits and substantially all of the $115,000 balance was paid into the settlement fund on April 1, 1997. The Company incurred $600,000 and $1,115,000 in expenses in the fiscal years ended March 31, 1995 and 1996, respectively (of which $515,000 was accrued at March 31, 1997, respectively) related to legal costs to defend the class action lawsuit and the settlement related to such suit.

     On January 12, 1998, and prior to the acquisition by the Company, a jury verdict of $102,000 was entered against Computer Hardware Service Company, Inc. ("CHSC") in favor of a former student concerning alleged injuries suffered by the former student as a result of conduct of her fellow students and employees of CHSC's Southampton location. The Plaintiff subsequently filed a separate action seeking an award of attorney's fees and costs of approximately $120,000. CHSC filed an appeal and has retained counsel in connection with its defense of this matter. Should the appeal be successful, the Company will be liable for payment of the total judgment plus Plaintiff's accrued fees and costs. As of this time, no opinion can be rendered as to the ultimate outcome of this matter, however, the Company has accrued the amount of the verdict, the separate action and related legal defense costs.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

13. OTHER EXPENSES (CONTINUED)
     The Company is also a party to routine litigation incidental to its business, including ordinary course employment litigation. Management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash, cash equivalents and restricted cash: The carrying amounts reported on the consolidated balance sheets for cash, cash equivalents and restricted cash approximates their fair values.

          Accounts and notes receivable: The carrying amounts reported on the consolidated balance sheets for accounts and notes receivable approximates their fair values.

          Notes payable and long-term debt: The fair values of the Company's notes payable and long-term debt are estimated using discounted cash flow analyses, based on the Company's estimate of current borrowing rates for credit facilities with maturities which approximate the weighted average maturities for its existing long-term debt. At March 31, 1997 and 1998, the estimated fair values of the Company's notes payable and long-term debt approximates their carrying values.

15. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share for the years ended March 31, 1996, 1997, and 1998:

                                                        1996         1997         1998
                                                     ----------   ----------   ----------
Numerator(1):
  Net income.......................................  $  672,488   $2,303,646   $3,852,461
                                                     ==========   ==========   ==========
Denominator:
  Denominator for basic earnings per
     share -- weighted average shares..............   2,371,041    4,484,492    7,382,307
  Effect of dilutive securities:
     Convertible preferred stock...................   1,705,082      981,006           --
     Options.......................................     222,936      301,222      214,145
     Warrants......................................     882,808      680,545       15,703
                                                     ----------   ----------   ----------
  Dilutive potential common shares(2)..............   2,810,826    1,962,773      229,848
                                                     ----------   ----------   ----------
     Denominator for diluted earnings per share --
       adjusted weighted average shares............   5,181,867    6,447,265    7,612,155
                                                     ==========   ==========   ==========
Basic earnings per share
  Income before extraordinary item.................  $     0.28   $     0.58   $     0.52
  Extraordinary item...............................          --        (0.07)          --
                                                     ----------   ----------   ----------
  Net income.......................................  $     0.28   $     0.51   $     0.52
                                                     ==========   ==========   ==========
Diluted earnings per share
  Income before extraordinary item.................  $     0.13   $     0.41   $     0.51
  Extraordinary item...............................          --        (0.05)          --
                                                     ----------   ----------   ----------
  Net income.......................................  $     0.13   $     0.36   $     0.51
                                                     ==========   ==========   ==========

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

15. EARNINGS PER SHARE (CONTINUED)
---------------

(1) The fiscal year 1996 and 1997 numerator amounts reflect the pro forma provision for income taxes recorded due to the Nebraska Acquisition. Similarly, the basic and diluted per share amounts are the pro forma earnings per share amounts. Historical earnings per share in fiscal year 1996 and 1997 is considered meaningless.
(2) Warrants and stock purchase options to purchase 16,667, 482,167, and 665,500 shares of common stock at March 31, 1996, 1997 and 1998, respectively, were outstanding but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the fiscal years ended March 31, 1998 and 1997 (in thousands, except per share data):

                                                                   YEAR ENDED MARCH 31, 1998
                                                     -----------------------------------------------------
                                                     1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                     -----------   -----------   -----------   -----------
Net revenues.......................................    $12,909       $13,740       $14,820       $18,207
Net income.........................................        213           584         1,308         1,747
Earnings per share data:
  Basic:
     Net income....................................    $  0.03       $  0.08       $  0.18       $  0.23
  Diluted:
     Net income....................................       0.03          0.08          0.17          0.23

                                                                   YEAR ENDED MARCH 31, 1997
                                                     -----------------------------------------------------
                                                     1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                     -----------   -----------   -----------   -----------
Net revenues.......................................    $10,401       $12,039       $13,324       $13,686
Income before extraordinary item...................         72           698         1,141         1,956
Net income.........................................         72           698           832         1,956
Pro forma income before extraordinary item*........         59           738         1,071           744
Pro forma net income*..............................         59           738           762           744
Earnings per share data:
  Basic:
     Pro forma income before extraordinary item*...    $  0.03       $  0.31       $  0.18       $  0.10
     Pro forma net income*.........................       0.03          0.31          0.13          0.10
  Diluted:
     Pro forma income before extraordinary item*...       0.01          0.13          0.15          0.10
     Pro forma net income*.........................       0.01          0.13          0.11          0.10

---------------

* Pro forma reflects the adjustments described in "Pro Forma Income Tax Data" in
  Note 2 and does not reflect the adjustments described in Note 4.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Hesser, Inc.:

     We have audited the accompanying balance sheets of Hesser, Inc. as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hesser, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                             /s/ COOPERS & LYBRAND L.L.P.

                                          --------------------------------------
                                                 Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 13, 1998

                                  HESSER, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,815,846   $ 3,004,681
  Restricted cash (Note A)..................................      766,215       105,533
  Accounts receivable, net of allowance for doubtful
     accounts and accumulated finance charges for $1,196,224
     and $987,167 in 1997 and 1996, respectively............    1,407,109     1,243,034
  Due from federal government...............................       74,997        62,816
  Due from related party (Note G)...........................       23,078        23,798
  Inventories...............................................      489,076       493,400
  Notes receivable -- current portion (Note D)..............        8,304         5,425
  Prepaid expenses..........................................       89,830        52,943
  Refundable state income taxes (Note F)....................      120,238            --
  Deferred state income taxes (Note F)......................           --        76,987
                                                              -----------   -----------
          Total current assets..............................    5,794,693     5,068,617
Investments (Note A)........................................           --     1,066,228
Property, plant and equipment, net (Notes B and E)..........    4,511,263     4,802,766
Contributions to Perkins Loan Program, net of allowance for
  unrecoverable contributions of $59,695 at December 31,
  1997 and 1996.............................................      272,271       272,271
Notes receivable (Note D)...................................       24,470        28,890
Cash surrender value of life insurance......................       55,447        43,932
Due from related party, net of allowance for uncollectible
  amounts of $68,000 and $0 in 1997 and 1996, respectively
  (Note G)..................................................      274,244        38,260
                                                              -----------   -----------
          Total assets......................................  $10,932,388   $11,320,964
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note E)................  $   166,985   $    74,773
  Accounts payable, including accounts receivable credit
     balances of $525,320 and $523,491 at December 31, 1997
     and 1996, respectively.................................    1,514,806     1,274,901
  Deposits and deferred revenues............................      953,693       372,046
  Accrued expenses..........................................      315,268       280,386
  Due to related party (Note G).............................       85,906       180,000
  State income tax payable (Note F).........................           --        38,207
                                                              -----------   -----------
          Total current liabilities.........................    3,036,658     2,220,313
Long-term liabilities:
  Long-term debt (Note E)...................................    2,091,660     2,008,644
  Deferred state income taxes (Note F)......................       70,347        51,939
                                                              -----------   -----------
          Total liabilities.................................    5,198,665     4,280,896
                                                              -----------   -----------
Commitments and contingencies (Notes C and E)
Stockholder' equity:
  Common stock, no par value; authorized 200 shares; 100
     shares issued and outstanding at $1 stated value
     each...................................................          100           100
  Net unrealized investment gains...........................           --       289,320
  Retained earnings.........................................    5,733,623     6,750,648
                                                              -----------   -----------
          Total Stockholders' Equity........................    5,733,723     7,040,068
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $10,932,388   $11,320,964
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                                  HESSER, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
Revenues....................................................  $16,234,587   $15,259,617
                                                              -----------   -----------
Operating expenses:
  General and administrative................................    3,533,416     3,514,601
  Facilities................................................    1,717,200     1,510,942
  Admissions................................................    2,081,016     1,800,283
  Instructional.............................................    3,527,319     3,219,879
  Student services..........................................      654,821       632,671
  Scholarships..............................................      594,640       439,725
  Cost of sales, bookstore and cafeteria....................    1,589,986     1,494,495
  Depreciation and amortization.............................      450,828       411,859
  Bad debts.................................................      798,813       643,719
                                                              -----------   -----------
          Total operating expenses..........................   14,948,039    13,668,174
                                                              -----------   -----------
          Operating income..................................    1,286,548     1,591,443
                                                              -----------   -----------
Other expense:
  Interest expense..........................................     (997,719)     (663,446)
  Interest and dividend income..............................      161,915       154,255
  Realized gains on investments.............................      489,285       316,809
  Other income, net.........................................       33,253        57,262
                                                              -----------   -----------
          Total other expense...............................     (313,266)     (135,120)
                                                              -----------   -----------
          Income before income taxes........................      973,282     1,456,323
Provision for income taxes..................................       85,275       104,560
                                                              -----------   -----------
          Net income........................................      888,007     1,351,763
Pro forma provision for income taxes (unaudited)............      304,038       477,969
                                                              -----------   -----------
Pro forma net income (unaudited)............................  $   583,969   $   873,794
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                                  HESSER, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          NET
                                                       UNREALIZED
                                             COMMON    INVESTMENT     RETAINED
                                             STOCK       GAINS        EARNINGS         TOTAL
                                             ------    ----------    -----------    -----------
Balance, December 31, 1995.................   $100     $ 261,569     $ 5,734,963    $ 5,996,632
Net income.................................                            1,351,763      1,351,763
Dividends distributed......................                             (336,078)      (336,078)
Net unrealized investment gains............               27,751                         27,751
                                              ----     ---------     -----------    -----------
Balance, December 31, 1996.................    100       289,320       6,750,648      7,040,068
Net income.................................                              888,007        888,007
Dividends distributed......................                           (1,905,032)    (1,905,032)
Net unrealized investment gains............             (289,320)                      (289,320)
                                              ----     ---------     -----------    -----------
Balance, December 31, 1997.................   $100     $      --     $ 5,733,623    $ 5,733,723
                                              ====     =========     ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                                  HESSER, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              ----------    ----------
Cash flows from operating activities:
  Net income................................................  $  888,007    $1,351,763
                                                              ----------    ----------
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     450,828       411,859
     Bad debt expense.......................................     798,813       643,719
     Realized gain on investments...........................    (489,285)     (316,809)
     Deferred state income taxes............................      10,120        28,214
     Change in assets and liabilities:
       Due from federal government..........................     (12,181)       48,475
       Accounts receivable..................................    (970,829)     (867,575)
       Prepaid expenses.....................................     (36,887)       35,144
       Refundable state income taxes........................     (34,963)           --
       Inventories..........................................       4,324         2,558
       Cash surrender value of life insurance...............     (11,515)      (12,267)
       Accounts payable and accrued expenses................     274,787      (338,646)
       Deposits and deferred revenues.......................     (79,035)       (5,025)
       State income taxes payable...........................     (38,207)        1,971
                                                              ----------    ----------
          Total adjustments.................................    (134,030)     (368,382)
                                                              ----------    ----------
          Net cash provided by operating activities.........     753,977       983,381
                                                              ----------    ----------
Cash flows from investing activities:
  Purchase of fixed assets..................................     (83,384)     (569,221)
  Contributions to Perkins Loan Program.....................          --        15,261
  Decrease in notes receivable..............................       1,541         3,944
  Investments, net..........................................   1,266,193     1,185,210
  Due to/from related party.................................    (397,358)      176,002
                                                              ----------    ----------
          Net cash provided by investing activities.........     786,992       811,196
                                                              ----------    ----------
Cash flows from financing activities:
  Principal payments on long-term debt......................     (74,772)     (413,127)
  Proceeds from long-term debt..............................     250,000       660,363
  Dividends paid............................................  (1,905,032)     (336,078)
                                                              ----------    ----------
          Net cash used in financing activities.............  (1,729,804)      (88,842)
                                                              ----------    ----------
Net (decrease) increase in cash and cash equivalents........    (188,835)    1,705,735
Cash and cash equivalents at beginning of year..............   3,004,681     1,298,946
                                                              ----------    ----------
Cash and cash equivalents at end of year....................  $2,815,846    $3,004,681
                                                              ==========    ==========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest...............................................  $  975,501    $  670,930
                                                              ==========    ==========
     Income taxes...........................................  $  148,325    $   74,375
                                                              ==========    ==========

     See also Notes A and E for additional disclosure of supplemental noncash investing and financing activities.

    The accompanying notes are an integral part of the financial statements.

                                  HESSER, INC.

                         NOTES TO FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF BUSINESS

     Hesser, Inc. ("Hesser" or the "Company"), was formed to do business as Hesser College (the "College"). The College currently offers two-year (associate) degrees in 29 different majors and maintains a traditional day school program as well as an evening program for nontraditional, continuing education students. In addition, during 1996, the College received approval to offer baccalaureate degrees in criminal justice and business administration/accounting. Campuses are located in Manchester, Nashua, Portsmouth and Salem, New Hampshire.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. Cash equivalents recorded on the Company's balance sheet consist principally of money market funds.

REVENUE AND COST RECOGNITION

     The Company recognizes tuition (including room and board) revenue as earned ratably over the academic year. Other income is derived primarily from textbook sales and cafeteria services.

INVENTORIES

     Inventories consist primarily of textbooks and supplies and are valued at the lower of cost (first-in, first-out) or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Major additions and improvements are capitalized, while ordinary maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation on assets sold or retired are removed from the accounts and any gains or losses are reflected in income.

     Equipment under capital leases is recorded and amortized in accordance with Statement of Financial Accounting Standards No. 13.

     Depreciation is computed using primarily accelerated methods for both book and tax purposes. Estimated useful lives for computing depreciation for book purposes are as follows:

                                                                 LIFE
                                                              -----------
Buildings and building improvements.........................  10-35 years
Leasehold improvements......................................      10
Machinery and equipment.....................................       5
Furniture and fixtures......................................       7
Library books...............................................       7

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                                  HESSER, INC.

CONCENTRATION OF CREDIT RISK

     At December 31, 1997, substantially all of the Company's cash was deposited with three banks.

INCOME TAXES

     The Company has elected to be taxed as an S Corporation for federal income tax purposes. Accordingly, the income of the Company is passed through directly to the stockholders for federal income tax purposes. The Company continues to be subject to income tax for state income tax purposes.

     The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, state deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using enacted marginal tax rates. State deferred income tax expense or credits are based on the changes in the assets or liabilities from period to period.

STUDENT FINANCIAL ASSISTANCE PROGRAMS

     The records of the Student Financial Assistance Programs (Federal Perkins Loan Program, Federal Supplemental Educational Opportunity Grant Program and Federal Work Study Program) are maintained by employees of the Company and are not part of the financial statements as presented herein. Additionally, amounts due from the federal government represent federal financial assistance monies advanced to students by the Company on behalf of the United States Government, for which the Company was awaiting reimbursement.

CONTRIBUTIONS TO PERKINS LOAN PROGRAM

     Institutional capital contributions to the Perkins Loan Program are recorded at cost. An allowance is provided for the Company's portion of estimated uncollectible loans.

INVESTMENTS

     Investments have been classified as available for sale and as a result are stated at fair market value. At December 31,1996, these investments were comprised of mutual funds managed by a third party portfolio manager. During November 1997, the Company liquidated all of its investments and distributed the proceeds to the stockholders. The cost and market value of investments held at December 31, 1996, were $776,908 and $1,066,228, respectively. The unrealized holding gains of $0 and $289,320 at December 31, 1997 and 1996, respectively, were included as a component of stockholders' equity. The cost of investments sold is based on the specific identification method.

RESTRICTED CASH

     Restricted cash represents amounts received from the New Hampshire Higher Education Assistance Foundation (NHHEAF) for student loans which will be credited to individual student's account receivable balances once the student enrolls at the College. Loan disbursements received for students who do not ultimately enroll at the College will have to be returned to NHHEAF. The corresponding liability for these undisbursed loan proceeds has been grouped with deposits and deferred revenues in the accompanying financial statements.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 financial statement presentation.

                                  HESSER, INC.

B. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Land and land improvements..................................  $  124,868   $  124,868
Buildings and improvements..................................   5,270,740    5,265,656
Furniture and fixtures......................................   1,529,521    1,471,426
Computer equipment..........................................     858,356      840,899
Machinery and equipment.....................................     318,242      318,242
Equipment under capital leases..............................      37,700       37,700
Library books...............................................      29,364       29,364
Leasehold improvements......................................     465,722      450,673
                                                              ----------   ----------
          Total.............................................   8,634,513    8,538,828
Less: Accumulated depreciation..............................   4,123,250    3,736,062
                                                              ----------   ----------
                                                              $4,511,263   $4,802,766
                                                              ==========   ==========

C. LEASES:

     The Company has various leases for classroom and office space for its continuing education programs and auto leases which are accounted for as operating leases. The operating leases expire at various dates from 1997 through 2004.

     Future minimum lease payments under noncancelable operating leases are as follows:

1998........................................................  $  580,367
1999........................................................     438,818
2000........................................................     407,633
2001........................................................     341,720
2002........................................................     190,630
Thereafter..................................................     375,968
                                                              ----------
                                                              $2,335,136
                                                              ==========

     Rent expense amounted to $746,087 and $499,478 for the years ended December 31, 1997 and 1996, respectively.

D. NOTES RECEIVABLE:

     Notes receivable consist of the following at:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
Darilyn Enterprises (a related party; 9% note requiring
  monthly interest and principal payments, due in April,
  2002).....................................................  $28,890   $32,931
Other notes receivable                                          3,884     1,384
                                                              -------   -------
                                                               32,774    34,315
Less; Current portion.......................................    8,304     5,425
                                                              -------   -------
                                                              $24,470   $28,890
                                                              =======   =======

                                  HESSER, INC.

E. LONG-TERM DEBT:

     Long-term debt consists of the following at:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Finance obligation payable to Hardwood Properties Limited
  Partnership, a related party (see below)..................  $2,258,645   $2,083,417
Less: Current portion.......................................     166,985       74,773
                                                              ----------   ----------
                                                              $2,091,660   $2,008,644
                                                              ==========   ==========

     On October 5, 1993, the Company entered into an agreement with Hardwood Properties Limited Partnership ("Hardwood"), an entity whose general and limited partners are either shareholders of the Company or immediate family members, whereby substantially all of the Company's real property was sold to Hardwood for approximately $4,182,000. The sales price consisted of the assumption of the existing mortgage by Hardwood on the properties sold of $2,992,400 and a demand note for the remainder of the balance. The Company remains, however, jointly and severally liable on the first mortgage ($1,071,750 balance outstanding at December 31, 1997) with respect to all of its terms, provisions, and covenants. In connection with this transaction, the Company and Hardwood also entered into two one-year lease agreements for the properties sold which call for an annual payment of $1,050,000 plus all operating expenses related to the facilities. The Company and Hardwood have extended this lease through September 30, 1998, under the same terms and conditions. Under the Provisions of SFAS Nos. 66, "Accounting for Sales of Real Estate," and 98, "Accounting for Leases," this transaction has been accounted for as a financing given the Company's continuing involvement by virtue of its guarantee of the debt related to the properties which were sold. Accordingly, the net book value of the properties sold ($3,500,997 at December 31, 1997) remains on the Company's books and will continue to be depreciated. Accordingly, a finance obligation (with an effective interest rate of 37.75%) was recorded in an amount equal to the mortgage balance at the time of the sale.

     On August 6, 1996, the Company amended the agreement with Hardwood discussed above in connection with an additional bank borrowing by Hardwood in the amount of $1,500,000 which expires in June 2003, under which the Company is jointly and severally liable. In addition, the Company borrowed from Hardwood an additional $410,364 to finance building and leasehold improvements which was funded out of the proceeds from the new $1,500,000 bank borrowing. Under the terms of the amended agreement, the term of the existing mortgage on the Company's real property was extended through December 2002. The terms of the amended agreement call for the annual lease payment of $1,050,000 to be allocated pro rata between the existing finance obligation and the additional liability (with an effective interest rate of 46.91%) which was incurred by the Company as a result of the 1996 borrowing. The total amount due to Hardwood under the amended agreement has been recorded as a finance obligation in the Company's financial statements and is being reduced as the lease payments are made through the related terms of the underlying bank borrowings. In December 1997, Hardwood paid to the Company an additional $250,000 in connection with the transactions previously discussed. This amount has also been reflected as a component of the finance obligation as of December 31, 1997.

     Total interest expense incurred under this arrangement was $975,228 in 1997 and $607,635 in 1996.

     The mortgage note agreement with Citizens Bank discussed above contain various restrictive covenants, including the maintenance of minimum net worth of $3,500,000, the maintenance of various insurance coverages, restrictions on additional borrowings, the making of loans to employees and directors, and limitations on the payment of dividends.

     During the year ended December 31, 1997, the Company violated the covenant limiting the payment of dividends. Prior to year-end, the Company obtained a waiver from the bank regarding this violation.

                                  HESSER, INC.

     Aggregate annual principal maturities of long-term debt are as follows for the years ended December 31:

1998........................................................  $  166,985
1999........................................................     246,485
2000........................................................     364,304
2001........................................................     539,169
2002........................................................     799,086
Thereafter..................................................     142,616
                                                              ----------
                                                              $2,258,645
                                                              ==========

F. INCOME TAXES:

     The provision for income taxes consists of the following components for the years ended:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1996
                                                              -------    --------
State:
  Current...................................................  $75,155    $112,582
  Deferred..................................................   10,120      (8,022)
                                                              -------    --------
                                                              $85,275    $104,560
                                                              =======    ========

     Deferred income taxes arise from differences in the timing of the recognition of certain expenses for financial statement and income tax reporting purposes. The principal sources of these differences are depreciation, accounts receivable reserves, the difference in book and tax treatment of the building sale to Hardwood, and certain other nondeductible accruals.

     The pro forma provision for income taxes represents a provision for Federal income taxes as if the Company had operated as a C Corporation for federal income tax purposes.

G. RELATED PARTY TRANSACTIONS:

     The Company has entered into a five-year lease agreement with Darilyn Enterprises, a business owned by certain officers of the Company, for the rental of parking space adjacent to the Manchester campus. The terms of the lease agreement call for monthly payments of $2,300. Rental expense under this agreement for the years ended December 31, 1997 and 1996, amounted to approximately $28,000.

     Throughout the year, the Company advanced monies to Harmony Learning Center, Inc., (Harmony), a corporation owned jointly by the two stockholders of the Company. At December 31, 1997, amounts owed to the Company as a result of these advances were $23,078. This amount has been classified as a current asset based upon the timing of the anticipated repayment.

     During 1996, the Company entered into an agreement with Loan 4 Education, an entity owned jointly by the two stockholders of the Company. Loan 4 Education was created to loan money to students with the initial funding for loans being provided by the Company. The total amount due the Company, net of allowance, as of December 31, 1997 and 1996, is $274,244 and $38,260, respectively.

     The Company owed $85,906 to Hardwood at December 31, 1997. The Company intends to repay the amount in 1998.

                                  HESSER, INC.

H. SUBSEQUENT EVENT:

     On March 13, 1998, the stockholders of the Company signed a purchase and sale agreement whereby 100% of the Company's outstanding stock and the real property currently being leased by the Company from Hardwood will be sold to a third party.

                          INDEPENDENT AUDITORS REPORT

The Board of Directors
CHI Institute
(A Division of Computer Hardware
Service Company, Inc.)

     We have audited the accompanying balances sheet of CHI INSTITUTE (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.) as of September 30, 1997 and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of CHI INSTITUTE (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.) as of September 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ASHER & COMPANY, LTD.

Philadelphia, Pennsylvania
March 20, 1998

                                 CHI INSTITUTE
            (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.)

                                 BALANCE SHEETS


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1997
                                                              -------------   ------------
                                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $1,204,851      $1,446,026
  Accounts receivable.......................................      656,187         639,744
  Other current assets......................................       13,139          36,500
                                                               ----------      ----------
          Total current assets..............................    1,874,177       2,122,270
INVESTMENT IN PARTNERSHIP
  Computer Hardware Investors...............................      253,216         253,216
PROPERTY AND EQUIPMENT
  Leasehold improvements....................................      473,319         473,318
  Equipment.................................................      896,585         896,585
  Furniture and fixtures....................................      129,036         129,035
                                                               ----------      ----------
                                                                1,498,940       1,498,938
  Less accumulated depreciation.............................      754,998         783,877
                                                               ----------      ----------
                                                                  743,942         715,061
OTHER ASSETS
  Deferred income tax benefit...............................       68,777          68,777
  Deposits..................................................        1,500           1,500
  Goodwill, net of accumulated amortization of $127,859 and
     $151,474, respectively.................................      549,041         538,426
  Covenant, net of accumulated amortization of $11,333 and
     $0, respectively.......................................        8,667           7,000
                                                               ----------      ----------
          Total other assets................................      627,985         615,703
          TOTAL ASSETS......................................   $3,499,320      $3,706,250
                                                               ==========      ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt......................   $  180,000      $  180,000
  Accounts payable..........................................      205,096         113,306
  Accrued expenses..........................................      608,253         235,302
  Deferred tuition revenue..................................      613,344         752,074
  Income taxes payable......................................       44,045         243,059
                                                               ----------      ----------
          Total current liabilities.........................    1,650,738       1,523,741
LONG TERM DEBT..............................................      305,000         288,668
STOCKHOLDERS' EQUITY
  Common stock, no par value; authorized 100,000 shares,
     issued 55,300 shares, and outstanding 35,250 shares....       74,930          74,930
  Retained earnings.........................................    1,568,987       1,919,246
                                                               ----------      ----------
                                                                1,643,917       1,994,176
  Less treasury stock, at cost, 20,050 shares...............     (100,335)       (100,335)
                                                               ----------      ----------
                                                                1,543,582       1,893,841
                                                               ----------      ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........   $3,499,320      $3,706,250
                                                               ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                                 CHI INSTITUTE
            (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.)

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                                              THREE          THREE
                                                                              MONTHS         MONTHS
                                                            YEAR ENDED        ENDED          ENDED
                                                           SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                               1997            1997           1996
                                                           -------------   ------------   ------------
                                                                           (UNAUDITED)    (UNAUDITED)
Revenue
  Tuition and related income.............................   $7,434,950      $1,880,087     $1,746,543
Costs and expenses
  Operating expenses.....................................    3,842,213         559,654        519,204
  General and administrative expenses....................    2,084,460         701,149        528,228
  Taxes, other than income tax...........................      352,934           8,805          8,325
  Depreciation and amortization..........................      144,603          41,161         33,517
  Interest expense.......................................       59,442          10,692             --
                                                            ----------      ----------     ----------
                                                             6,483,652       1,321,461      1,089,274
                                                            ----------      ----------     ----------
Income from operations...................................      951,298         558,626        657,269
Other
  Litigation expense.....................................     (232,000)             --             --
  Interest and other income..............................      152,210          21,633         27,762
                                                            ----------      ----------     ----------
                                                               (79,790)         21,633         27,762
                                                            ----------      ----------     ----------
Income before income taxes...............................      871,508         580,259        685,031
Provision for:
  Current taxes..........................................     (445,621)       (230,000)      (273,000)
  Deferred income tax benefit............................       89,000              --             --
                                                            ----------      ----------     ----------
                                                              (356,621)        230,000       (273,000)
                                                            ----------      ----------     ----------
Net income...............................................      514,887         350,259        412,031
Retained earnings, beginning of period...................    1,054,100       1,568,987      1,054,100
                                                            ----------      ----------     ----------
Retained earnings, end of period.........................   $1,568,987      $1,919,246     $1,466,131
                                                            ==========      ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                                 CHI INSTITUTE
            (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.)

                            STATEMENT OF CASH FLOWS


                                                             YEAR            THREE MONTHS        THREE MONTHS
                                                            ENDED                ENDED               ENDED
                                                      SEPTEMBER 30, 1997   DECEMBER 31, 1997   DECEMBER 31, 1996
                                                      ------------------   -----------------   -----------------
                                                                              (UNAUDITED)         (UNAUDITED)
OPERATING ACTIVITIES
  Net income........................................      $  514,887          $  350,259             412,031
  Adjustments to reconcile net income to net cash
    provided by operating activities
    Depreciation and amortization...................         144,603              41,161              33,517
    Income from investment in Partnership...........         (37,953)                 --                  --
    Deferred income tax.............................         (89,000)                 --                  --
    Changes in:
      Accounts receivable...........................        (283,064)             16,443               2,597
      Other current assets..........................         (12,839)            (23,361)            (36,194)
      Accounts payable..............................          71,404             (91,790)             27,678
      Accrued expenses..............................         544,833            (372,949)            276,538
      Deferred tuition revenue......................        (108,546)            138,730              96,473
      Income taxes payable..........................        (212,497)            199,014            (202,233)
                                                          ----------          ----------          ----------
  Net cash provided by operating activities.........         531,828             257,507             610,407
INVESTING ACTIVITIES
  Purchase of property and equipment................         (98,324)                 --                  --
                                                          ----------          ----------          ----------
  Net cash utilized by investing activities.........         (98,324)                 --                  --
FINANCING ACTIVITIES
  Principal payments on long-term debt..............        (360,000)            (16,332)           (180,000)
  Purchase of Treasury stock........................         (17,824)                 --             (93,883)
  Interdivisional due to/from.......................        (131,162)                 --                  --
                                                          ----------          ----------          ----------
  Net cash utilized by financing activities.........        (508,986)            (16,332)           (273,883)
         INCREASE/(DECREASE) IN CASH AND CASH
           EQUIVALENTS..............................         (75,482)            241,175             336,524
Cash and cash equivalents, beginning of period......       1,280,333           1,204,851           1,280,333
                                                          ----------          ----------          ----------
Cash and cash equivalents, end of period............      $1,204,851          $1,446,026          $1,616,857
                                                          ----------          ----------          ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest........................................      $   59,442          $   10,692          $       --
                                                          ==========          ==========          ==========
    Income taxes....................................      $  660,818          $   30,986          $  202,406
                                                          ==========          ==========          ==========


   The accompanying notes are an integral part of these financial statements.

                                 CHI INSTITUTE
            (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITIES

     CHSC derives its revenue primarily from two sources. The Company operates CHI Institute, a career technical school. The school operates two separate campuses in the suburbs of Philadelphia, Pennsylvania. CHSC also derives revenue from modifying, refurbishing and providing maintenance services to computers for companies primarily located in Eastern Pennsylvania and New Jersey.

PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION

     Property and equipment are carried at cost and related depreciation is provided primarily by the declining balance method over the estimated useful lives of the assets:

     The useful lives of property and equipment for purposes of computing depreciation are:

  Leasehold improvements......................................  10-15 years
  Equipment...................................................    5-7 years
  Furniture and fixtures......................................    5-7 years

     It is the general practice to charge repairs and maintenance to expense; major expenditures for repairs and improvements are capitalized and depreciated. When assets are sold or otherwise disposed of, the cost and related reserves are removed from the accounts and any resulting gain or loss is included in income.

GOODWILL AND COVENANT NOT TO COMPETE

     The Company is amortizing goodwill on a straight-line basis over 15 years. The covenant not to compete is amortized on a straight-line basis over five years.

TUITION REVENUE RECOGNITION

     In accordance with industry practice, tuition revenue is recognized as income on a pro rata basis over the length of the program based on the percentage of scheduled hours completed. Tuition revenue received in advance is reflected as deferred tuition revenue on the balance sheet.

TUITION RECEIVABLE

     The Company analyzes, on a monthly basis, students' payments on their contracts in comparison to the portion of the education they received. Amounts owed by students for the education received are classified as tuition receivable and are included in accounts receivable.

INCOME TAXES

     The deferred tax liability was determined based on the differences between the financial statement and tax bases of assets and liabilities. Current income taxes are based on the year's taxable income for Federal and state income tax reporting purposes.

CASH AND CASH EQUIVALENTS

     For the purpose of the statement of cash flows, the Company considers all highly liquid investment with maturities of three months or less at the time of purchase to be cash equivalents.

                                 CHI INSTITUTE
            (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

ADVERTISING COST

     The Company's policy is to expense all advertising costs as they are incurred. Advertising expense charged to operations for the year ended September 30, 1997 was $559,839.

INVESTMENT IN PARTNERSHIP

     The Company is a Partner in Computer Hardware Investor (a Partnership) which owns real estate in Southampton, Pennsylvania. The property is used by CHI Institute as a technical school. Under the Partnership Agreement, profits and losses resulting from the Partnership are allocated 33% to each of the two general partners and 34% to Computer Hardware Service Company (CHSC).

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM STATEMENTS

     The interim financial data for the three months ended December 31, 1997 and 1996 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the interim periods, on a consistent basis.

NOTE B -- LONG-TERM DEBT

     Long-term debt consists of:

Note payable in monthly installments of $15,000 plus
  interest at the rate of 9%, matures on December 1, 1999,
  collateralized by all the assets of CHSC and the personal
  guarantees of the two principal Stockholders and the
  property owned by Computer Hardware Investors (a
  Partnership)..............................................  $485,000
Less current portion........................................   180,000
                                                              --------
                                                              $305,000
                                                              ========

     Prior to September 30, 1997, the Company was required to make a prepayment within 90 days of their fiscal year end in an amount equal to 50% of excess cash, as defined in the note. During the year ended September 30, 1997, the bank agreed to rescind this provision.

     Aggregate maturities for long-term debt for the three years subsequent to September 30, 1997 are as follows:

YEAR ENDED SEPTEMBER 30,                                       AMOUNT
------------------------                                      --------
       1999.................................................  $180,000
       2000.................................................   180,000
       2001.................................................   125,000

                                 CHI INSTITUTE
            (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In addition, the Company had guaranteed a mortgage loan for Computer Hardware Investors in which it is a Partner. The outstanding balance on the mortgage at September 30, 1997 is $146,128.

NOTE C -- PENSION

     The Company has a 401(k) Saving Plan that covers substantially all of its employees. Participants may make voluntary contributions to the Plan up to 15% of their compensation not to exceed Internal Revenue Service allowable limits ($9,500 in 1997). The Company will contribute 50% of the amount contributed by an employee that is not in excess of 3% of their compensation.

NOTE D -- INCOME TAXES

     Summaries of the provisions for income taxes are as follows:

Current taxes:
  Federal...................................................  $333,624
  State.....................................................   111,997
                                                              --------
          Total.............................................   445,621
Deferred taxes:
  Federal benefit...........................................   (69,222)
  State benefit.............................................   (19,778)
                                                              --------
          Total.............................................   (89,000)
                                                              --------
Provision for income taxes..................................  $356,621
                                                              ========

     The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax rate (34%) because of the effect of the following items:

Tax at Federal income tax rate..............................  $375,193
State income taxes, net of U.S. Federal benefit.............    70,428
Deferred income taxes Depreciation..........................     8,445
Legal settlement............................................   (97,445)
                                                              --------
                                                              $356,621
                                                              ========

     Temporary differences giving rise to the deferred tax liability consist of the excess of depreciation for tax purposes over the amount for financial reporting purposes and the accrual of a legal settlement which is not deductible for tax purposes until paid.

     As a result of the fact that the Company is related to Computer Hardware Maintenance Company, Inc. (CHMC), they are required to share a surtax exemption with CHMC. For the year ended September 30, 1997, the surtax exemption was split evenly between CHSC and CHMC.

NOTE E -- RELATED PARTY TRANSACTIONS

     CHSC is affiliated with Computer Hardware Maintenance Company, Inc. (CHMC) as a result of the fact that the same Stockholders who own a majority common stock interest in CHSC also own a majority interest in CHMC. For the year ended September 30, 1997, there was no significant activity between these related parties. During the year ended September 30, 1997, CHSC paid CHMC $50,000 to purchase six computer hardware maintenance accounts.

     CHSC is also affiliated with Computer Hardware Investors, a Partnership, as a result of the fact that CHSC is a Partner in the Partnership and the Partnership owns 4,000 shares of CHSC common stock.

                                 CHI INSTITUTE
            (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     CHSC rents a building from the Partnership that CHI Institute (Bucks Campus) uses to operate its technical school. The building is approximately 40,000 square feet. Rent expense for the building for the year ended September 30, 1997 was $144,000.

NOTE F -- TITLE IV PROGRAM REVENUE COMPLIANCE

     In accordance with U.S. Department of Education guidelines, proprietary educational institutions must derive at least 15% of their revenue on a cash basis from sources other than Title IV, HEA Programs.

     For the year ended September 30, 1997, CHI (Bucks Campus) and CHI (Delaware County Campus) received on a cash basis 55% and 68%, respectively, of their gross tuition and related revenue from Title IV, HEA Programs calculated as follows:

                                                                CHI              CHI
                                                            BUCKS COUNTY   DELAWARE COUNTY
                                                               CAMPUS          CAMPUS
                                                            ------------   ---------------
Receipts from Title IV
  Programs (cash basis)...................................   $2,243,182      $2,073,383
                                                                    =55%            =68%
Net tuition and related revenue received (cash basis).....   $4,060,142      $3,042,727

NOTE G -- LEASES

     The Company rents the building where CHI Institute (Bucks Campus) is located from Computer Hardware Investors, a related party, under a one year lease agreement expiring March 31, 1998. The terms of the lease require a ninety day written notice upon termination. The current rent is $12,000 per month.

     Additionally, the Company leases the building from which CHI (Delaware County Campus) operates. The lease is a non-cancelable operating lease for land and building and expires on August 31, 1999. The current annual rent is $127,442 and is subject to an annual change effective January 1, 1998, based on the change in the consumer price index.

     Rent expense for the year ended September 30, 1997 was $325,570.

     Minimum future lease payments under the above mentioned leases for each of the next two years are as follows:

YEARS ENDING SEPTEMBER 30,                                     AMOUNT
--------------------------                                    --------
1999........................................................  $249,130
2000........................................................   117,539
                                                              --------
                                                              $366,669
                                                              ========

NOTE H -- COMMITMENTS AND CONTINGENCIES

FEDERAL STUDENT FINANCIAL AID

     The trade schools operated by the Company participate in various Federal financial aid programs. These programs are for the benefit of the student attending the schools. These programs have strict requirements for participation and the Company is subject to government program reviews.

                                 CHI INSTITUTE
            (A DIVISION OF COMPUTER HARDWARE SERVICE COMPANY, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

LITIGATION

     A provision has been made to accrue a liability for a judgment in a lawsuit. The Company was found guilty of sexual harassment by virtue of the actions of its' students and a judgement was entered against the Company in the amount of $232,000 in January, 1998. The Company is appealing this verdict, however the entire amount has been accrued.

NOTE I -- STOCK PURCHASE

     During the year ended September 30, 1997, the Company purchased 1,600 shares of stock from a Shareholder for $17,824.

NOTE J -- CONCENTRATION OF CREDIT RISK

     The Company maintains cash accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits. Management believes that it is not exposed to any significant credit risks on its cash accounts.

NOTE K -- SUBSEQUENT EVENT

     On February 14, 1998, a stock purchase agreement was entered into between the Stockholders of the Company and Educational Medical, Inc. (EMI) for the purchase of all the Company's stock. The computer hardware service division of Computer Hardware Service Company and the investment in Computer Hardware Investors were sold prior to the sale to EMI.

                 [ARTWORK CONTAINING SCHOOL LOCATIONS AND MAP]

======================================================

  NO UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Use of Proceeds.......................   14
Price Range of Common Stock...........   14
Dividend Policy.......................   14
Capitalization........................   15
Unaudited Pro Forma as Adjusted
  Condensed Consolidated Statement of
  Income..............................   16
Selected Consolidated Financial and
  Other Operating Data................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   28
Licensing, Accreditation and Financial
  Aid Regulation......................   39
Management............................   46
Certain Transactions..................   56
Principal and Selling Stockholders....   58
Description of Capital Stock..........   60
Shares Eligible for Future Sale.......   63
Underwriting..........................   64
Legal Matters.........................   65
Experts...............................   65
Additional Information................   65
Index to Consolidated Financial
  Statements..........................  F-1


======================================================
======================================================

                                2,625,000 SHARES


                                  EDUCATIONAL
                                 MEDICAL, INC.

                                  COMMON STOCK

                           (EDUCATIONAL MEDICAL LOGO)
                                  ------------

                                   PROSPECTUS

                                 JUNE   , 1998

                                  ------------

                              SALOMON SMITH BARNEY

                             LEGG MASON WOOD WALKER
                                  INCORPORATED
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All expenses other than the SEC registration fee and the NASD filing fee are estimated.


SEC registration fee........................................  $ 16,818.89
NASD filing fee.............................................     4,022.00
Nasdaq Rule 10b-17 filing fee...............................    12,520.02
Accounting fees and expenses................................   120,000.00
Legal fees and expenses.....................................   100,000.00
"Blue Sky" fees and expenses (including legal fees).........    11,000.00
Costs of printing and engraving.............................   160,000.00
Miscellaneous...............................................       639.09
                                                              ===========
Total.......................................................  $425,000.00



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Registrant's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provisions shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company has entered into an Indemnification Agreement with each of its directors containing provisions that may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     There have been no sales of unregistered securities by the Registrant within the past three years, except as follows:

          In March 1995, the Company issued warrants (the "Sirrom Warrants") to Sirrom to acquire up to 141,667 shares of Common Stock for a purchase price of $.006 per share. The Sirrom Warrants had an expiration date of April 30, 2000. In connection with the IPO, the Sirrom Warrants were exercised in full.


          In connection with its Initial Public Offering (the "IPO") on October 28, 1996, the Company issued 933,333 shares of Common Stock to the Pecks Managed Entities upon the cashless exercise of warrants to purchase 1,333,333 shares of Common Stock based on the initial public offering price. In March 1997, February 1998 and March 1998, the Company issued 761,263, 151,900 and 202,532 shares of Common Stock in connection with the Nebraska transaction, the CHI Institute Acquisition and the Hesser Acquisition, respectively.


          In each such transaction, the securities were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4(2) of the Act. The factors that assured the availability of that exemption for each such transaction included the sophistication of the offerees and of the purchasers, their access to material information, the disclosures actually made to them by the Registrant and the absence of any general solicitation or advertising.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


 EXHIBIT
 NUMBER          DESCRIPTION
 -------         -----------
  1.1**      --  Form of Underwriting Agreement.
  3.1(a)*    --  Restated Certificate of Incorporation of EMI Acquisition
                 Corp.
  3.1(b)*    --  Certificate of Amendment of Certificate of Incorporation of
                 EMI Acquisition Corp.
  3.1(c)*    --  Second Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc.
  3.1(d)*    --  Third Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc.
  3.1(e)*    --  Fourth Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc.
  3.1(f)*    --  Fifth Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc.
  3.1(g)*    --  Sixth Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc.
  3.1(h)*    --  Seventh Amendment to Restated Certificate of Incorporation
                 of Educational Medical, Inc.
  3.1(i)*    --  Eighth Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc.
  3.2*       --  Restated By-Laws of the Company.
  4.1*       --  Form of Common Stock Certificate.
  5.1**      --  Opinion of Greenberg Traurig.
 10.1*       --  Securities Purchase Agreement, dated as of July 23, 1991, by and among the Company and the Pecks Managed Entities.
 10.2*       --  Promissory Note R-002, dated as of July 16, 1991, in the principal amount of $2,900,000 issued by the Company in
                 favor of NAP & Company.
 10.3*       --  Promissory Note R-003, dated as of July 23, 1991, in the principal amount of $603,000 issued by the Company in favor of Fuelship & Company.
 10.4*       --  Promissory Note R-004, dated as of July 23, 1991, in the principal amount of $497,000 issued by the Company in favor of Fuelship & Company.
 10.5*       --  Allonge to Promissory Note R-002, dated as of March 31,
                 1995.
 10.6*       --  Allonge to Promissory Note R-003, dated as of March 31,
                 1995.
 10.7*       --  Allonge to Promissory Note R-004, dated as of March 31,
                 1995.
 10.8*       --  Warrant No. R-001 to purchase Common Stock issued to
                 Fuelship & Company.

 EXHIBIT
 NUMBER          DESCRIPTION
 -------         -----------
 10.9*       --  Warrant No. R-002 to purchase Common Stock issued to NAP &
                 Company.
 10.10*      --  Warrant No. E-007 to purchase Common Stock issued to
                 Equitable Securities Corporation.
 10.11*      --  First Amendment to Securities Purchase Agreement, dated as of March 31, 1995, by and among the Company and the Pecks
                 Managed Entities.
 10.12*      --  Loan Agreement, dated as of March 31, 1995, by and between the Company, each of its subsidiaries, and Sirrom.
 10.13*      --  Letter Addendum to Loan Agreement, dated as of March 31,
                 1995, between the Company, each of its subsidiaries, and
                 Sirrom.
 10.14*      --  Secured Promissory Note, dated as of March 31, 1995, in the principal amount of $2,200,000, issued by the Company and
                 each of its subsidiaries in favor of Sirrom.
 10.15*      --  Security Agreement, dated as of March 31, 1995, among the
                 Company, each of its subsidiaries, and Sirrom.
 10.16*      --  Stock Purchase Warrant to purchase Common Stock of the
                 Company issued to Sirrom, dated as of March 31, 1995.
 10.17*      --  Pledge Agreement, dated as of March 31, 1995, between the
                 Company and Sirrom.
 10.18*      --  Agreement in Respect of Warrant, dated as of March 31, 1995, among NAP & Company, the Company and Sirrom.
 10.19*      --  Agreement in Respect of Warrant, dated as of March 31, 1995, among Fuelship & Company, the Company and Sirrom.
 10.20*      --  Registration Rights Agreement, dated as of July 23, 1991, by and among the Company, the Sprout Group, LTOS, and the Pecks
                 Managed Entities.
 10.21*      --  First Amendment to Registration Rights Agreement, dated as of March 31, 1995, by and among the Company, the Sprout
                 Group, LTOS, the Pecks Managed Entities and Sirrom.
 10.22*      --  Coinvestors Agreement, dated as of July 23, 1991, by and among the Company, the Sprout Group, LTOS, the Pecks Managed
                 Entities and Investech, L.P.
 10.23*      --  Letter Agreement, dated as of July 23, 1991, by and among the Company, the Sprout Group, LTOS and Investech, L.P.
 10.24*      --  Business Loan Agreement, dated as of July 14, 1993, between
                 Bank One, Dayton, N.A. and OIOPT Acquisition Corp.
 10.25*      --  Business Purpose Promissory Note, dated as of July 14, 1993, in the principal amount of $720,000 issued by OIOPT
                 Acquisition Corp. in favor of Bank One, Dayton, N.A., and
                 guaranteed by the Company.
 10.26*      --  Mortgage, dated as of July 14, 1993, by OIOPT Acquisition
                 Corp., (Mortgagor), to Bank One, Dayton, N.A., (Mortgagee),
                 guaranteed by the Company.
 10.27*      --  Pledge Agreement, dated as of July 14, 1993, among the
                 Company, Ohio Institute of Photography and Technology, Inc.
                 and OIOPT Acquisition Corp.
 10.28*      --  Asset Purchase Agreement, dated as of June 23, 1993, among the Company, OIOPT Acquisition Corp., Ohio Institute of
                 Photography and Technology, Inc., K. Terry Guthrie, Richard
                 L. Cretcher, Stephen T. McLain, Gerald D. Guthrie and James
                 R. Madden.
 10.29*      --  Amendment to Business Loan Agreement, dated as of August 28,
                 1995, by and between OIOPT Acquisition Corp. and Bank One,
                 Dayton, N.A., with the Company as guarantor.
 10.30*      --  Promissory Note Modification Agreement, dated as of August
                 28, 1995, by and between OIOPT Acquisition Corp. and Bank
                 One, Dayton, N.A., with the Company as guarantor.
 10.31*      --  Amendment to Business Loan Agreement, dated as of August 28,
                 1995, by and between OIOPT Acquisition Corp. and Bank One,
                 Dayton, N.A., and the Company as guarantor.
 10.32*      --  Employment Agreement, dated as of December 31, 1992, between the Company and Gary D. Kerber.
 10.33*      --  Letter Agreement, dated November 21, 1988 between the
                 Company and Robert L. Heidrich concerning the granting of
                 options.
 10.34*      --  1996 Stock Incentive Plan of the Company.
 10.35*      --  Non-Employee Director Stock Option Plan of the Company.

 EXHIBIT
 NUMBER          DESCRIPTION
 -------         -----------
 10.36*      --  Letter Agreement, dated April 6, 1995 between the Company and Equitable Securities Corporation amending the maturity date of Warrant No. E-007.
 10.37*      --  Asset Purchase Agreement, dated as of September 6, 1996, among the Company, SACMD Acquisition Corp., San Antonio
                 College of Medical and Dental Assistants, Inc., Career
                 Centers of Texas -- El Paso, Inc. and Mr. Comer Alden.
 10.38*      --  Letter of Commitment, dated August 22, 1996, from Bank of
                 America to the Company concerning the Proposed Bank Line of
                 Credit.
 10.39*      --  Asset Purchase Agreement dated December 12, 1996, as
                 amended, between the Company, HBC Acquisition Corp. and O/E
                 Learning, Inc. (including all exhibits).
 10.40*      --  Executed Form of Second Payment Note in the amount of
                 $1,350,000 from HBC Acquisition Corp. to O/E Learning, Inc.
 10.41*      --  Executed Form of Pledge Agreement among HBC Acquisition
                 Corp., the Company and O/E Learning, Inc.
 10.42*      --  Executed Form of Assumption Agreement among HBC Acquisition
                 Corp., the Company and O/E Learning, Inc.
 10.43*      --  Executed Form of Bill of Sale from O/E Learning, Inc. to HBC
                 Acquisition Corp.
 10.44*      --  Agreement and Plan of Reorganization dated as of March 29,
                 1997, by and among the Company, Nebraska Acquisition Corp.
                 and Educational Management, Inc. with attached Exhibit
                 A -- Plan of Merger.
 10.45*      --  Escrow Agreement dated as of March 29, 1997 by and among the
                 Company, Acquisition and Richard O. Wikert, the Lila Rhude
                 Trust, the Scott L. Rhude Trust, the A. Lauren Rhude Trust,
                 Roger B. Bojens and Sacks Tierney, P.A. as Escrow Agent.
 10.46*      --  Business Loan Agreement dated as of February 25,1997 between
                 Bank of America, FSB and the Company.
 10.47*      --  Stock Pledge Agreement dated as of February 25, 1997 between
                 Bank of America, FSB and the Company.
 10.48*      --  Security Agreement dated as of February 25, 1997 between
                 Bank of America, FSB and the Company.
 10.49*      --  First Amendment to Business Loan Agreement dated as of June
                 30, 1997 between Bank of America, FSB and the Company.
 10.50*      --  Stock Purchase Agreement dated February 14, 1998 among the
                 Company, Computer Hardware Service Company, Inc. and CHI
                 Acquisition Corp.
 10.51*      --  Amendment to Mortgage Loan Promissory Note, dated as of
                 September 12, 1994 between the Company and Vince & Gail
                 Pisano.
 10.52*      --  Second Payment Note from the Company and CHI Acquisition
                 Corp. to sellers of Computer Hardware Service Company, Inc.
 10.53*      --  Purchase Money Promissory Note from the Company and CHI
                 Acquisition Corp. to sellers of Computer Hardware Service
                 Company, Inc.
 10.54*      --  Pledge Agreement from the Company to sellers of Computer
                 Hardware Service Company, Inc.
 10.55*      --  Security Agreement among the Company, CHI Acquisition Corp.
                 and sellers of Computer Hardware Service Company, Inc.
 10.56*      --  Registration Rights Agreement between the Company and
                 sellers of Computer Hardware Service Company, Inc.
 10.57*      --  Stock Power from the sellers of Computer Hardware Service
                 Company, Inc. to the Company.
 10.58*      --  Sellers' Subordination Agreement from the sellers of
                 Computer Hardware Service Company, Inc. to the Company and
                 the Company's lender.
 10.59*      --  Stock Purchase Agreement dated March 13, 1998 in connection with the Hesser Acquisition.
 10.60*      --  Legal Description of the Hesser Acquisition property.
 10.61*      --  Second Payment Note from the Company to the sellers of
                 Hesser, Inc.

 EXHIBIT
 NUMBER          DESCRIPTION
 -------         -----------
 10.62*      --  List of Shareholders of Hesser, Inc.
 10.63*      --  Form of Registration Rights Agreement between the Company and the sellers of Hesser, Inc.
 10.64*      --  Form of Employment Agreement between the Company and the sellers of Hesser, Inc.
 10.65*      --  Form of Non-Competition Agreement between the Company and the sellers of Hesser, Inc.
 10.66*      --  Stock Power from the sellers of Hesser, Inc. to the Company.
 10.67*      --  Amended and Restated Business Loan Agreement.
 10.68*      --  Form of Indemnification Agreement between the Company and its Directors.
 10.69*      --  Amended and Restated Escrow Agreement between the Company and the Sellers of Hesser, Inc.
 10.70*      --  Letter Modification of Non-Competition Agreement between the
                 Company and Madeline Galeucia.
 10.71*      --  Letter Agreement and attached Non-Negotiable Promissory Note in the amount of $250,000 between the Company and the
                 sellers of Hesser, Inc.
 10.72*      --  Letter Agreement and attached Non-Negotiable Promissory Note in the amount of $1,500,000 between the Company and the
                 Sellers of Hesser, Inc.
 21*         --  List of Subsidiaries of the Registrant.
 23.1**      --  Consent of Ernst & Young LLP
 23.2**      --  Consent of Greenberg Traurig (included in the opinion filed as Exhibit 5.1 to the Registration Statement).
 23.3**      --  Consent of Winther, Stave & Co., LLP
 23.4**      --  Consent of Asher & Co., Ltd
 23.5**      --  Consent of Coopers & Lybrand, LLP
 24.1*       --  Power of Attorney (contained on signature page of the
                 Registration Statement).
 27.1**      --  Financial Data Schedule (for SEC use only).
 99.1*       --  Report of Winther, Stave & Co., LLP
 99.2*       --  Report of Winther, Stave & Co., LLP
 99.3*       --  Report of Winther, Stave & Co., LLP


---------------

 * Previously filed.
** Filed with this Amendment


(B) INDEX TO FINANCIAL STATEMENT SCHEDULES


     The following financial statement schedule is included in this Registration
Statement:

          Report of Independent Auditors

          Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities assigned under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of Educational Medical, Inc. and subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and have issued our report thereon dated June 2, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. We did not audit the financial statements of Nebraska Acquisition Corporation, a wholly-owned subsidiary, or its predecessors (Educational Management, Inc. and Wikert and Rhude, a general partnership) acquired by Educational Medical, Inc. on March 31, 1997 in a business combination accounted for as a pooling of interests as described in Note 4 to the consolidated financial statements, which statements reflect total assets of approximately $5,681,000 as of March 31, 1997, and total net revenues of approximately $4,695,000, and $6,012,000 for the years ended March 31, 1996 and 1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Nebraska Acquisition Corporation, is based solely on the report of the other auditors.

     In our opinion based on our audits and the report of other auditors, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Atlanta, Georgia
June 2, 1998

                                  SCHEDULE II

                           EDUCATIONAL MEDICAL, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                            BALANCE AT    ADDITIONS CHARGED
                           BEGINNING OF     TO COSTS AND         CHARGED TO                        BALANCE AT END
                               YEAR           EXPENSES        OTHER ACCOUNTS(A)   NET DEDUCTIONS      OF YEAR
                           ------------   -----------------   -----------------   --------------   --------------
Allowance for doubtful
  accounts:
  Year ended March 31,
     1996................   $1,021,167       $1,270,565          $       --         $1,317,375       $  974,357
  Year ended March 31,
     1997................      974,357        1,239,151             240,475          1,531,279          922,704
  Year ended March 31,
     1998................      922,704        1,151,669           1,323,372          1,103,520        2,294,225

---------------

(a) Principally represents allowances for losses on trade accounts of acquired companies at the date of acquisition.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 29, 1998.


                                          EDUCATIONAL MEDICAL, INC.

                                          By:      /s/ GARY D. KERBER
                                            ------------------------------------
                                                       Gary D. Kerber
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated:


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                          *                            President, Chief Executive         June 29, 1998
-----------------------------------------------------    Officer and Chairman of the
                   Gary D. Kerber                        Board (Principal Executive
                                                         Officer)

                          *                            Vice President and Chief           June 29, 1998
-----------------------------------------------------    Financial Officer
                    Vince Pisano

                          *                            Director                           June 29, 1998
-----------------------------------------------------
                  Robert J. Cresci

                          *                            Director                           June 29, 1998
-----------------------------------------------------
                   Carl S. Hutman

                          *                            Director                           June 29, 1998
-----------------------------------------------------
                  Richard E. Kroon

                          *                            Director                           June 29, 1998
-----------------------------------------------------
               W. Patrick Ortale, III



               *By: /s/ GARY D. KERBER
  ------------------------------------------------
                   Gary D. Kerber
                  Attorney-in-fact